Exhibit T3E-2

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

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In re:	)	Chapter 11
)
CAESARS ENTERTAINMENT OPERATING COMPANY, INC., et al.,[1]	) )	Case No. 15-01145 (ABG)
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Debtors.	)	(Jointly Administered)
)

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance, or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval by the Bankruptcy Court and other customary conditions. This Plan is not an offer with respect to any securities. YOU SHOULD NOT RELY

ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE

PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

James H.M. Sprayregen, P.C.	Paul M. Basta, P.C.
David R. Seligman, P.C.	Nicole L. Greenblatt, P.C.
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle	601 Lexington Avenue
Chicago, Illinois 60654	New York, New York 10022-4611
Telephone: (312) 862-2000	Telephone: (212) 446-4800
Facsimile: (312) 862-2200	Facsimile (212) 446-4900

Counsel to the Debtors and Debtors in Possession

Dated: January 13, 2017

[1]	The last four digits of Caesars Entertainment Operating Company, Inc.’s tax identification number are 1623. A complete list of the Debtors (as defined herein) and the last four digits of their federal tax identification numbers are identified on Exhibit A attached hereto.

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AA.	Corporate Existence.	71
BB.	Vesting of Assets.	71
CC.	General Settlement of Claims.	71
DD.	Ordinary Course of Business Through Effective Date.	71
EE.	Retention of Causes of Actions.	71

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		72
A.	Assumption of Executory Contracts and Unexpired Leases.	72
B.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.	72
C.	Rejection of Executory Contracts and Unexpired Leases.	73
D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	73
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	74
F.	Indemnification Provisions.	74
G.	Treatment of D&O Liability Insurance Policies.	75
H.	Insurance Policies and Surety Bonds.	75
I.	Benefit Programs.	76
J.	Reservation of Rights.	76
K.	Nonoccurrence of Effective Date.	76
L.	Contracts and Leases Entered Into After the Petition Date.	76

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		76
A.	Timing and Calculation of Amounts to Be Distributed.	76
B.	Distributions on Account of Obligations of Multiple Debtors.	77
C.	Distributions Generally.	77
D.	Rights and Powers of Disbursing Agent.	78
E.	Distributions on Account of Claims or Interests Allowed After the Effective Date.	78
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	78
G.	Compliance with Tax Requirements/Allocations.	80
H.	No Postpetition Interest on Claims.	80
I.	Setoffs and Recoupment.	80
J.	Allocation Between Principal and Accrued Interest.	80
K.	Claims Paid or Payable by Third Parties.	81
L.	The Coletta Claims.	81
M.	Indemnification of Indenture Trustees.	81

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		82
A.	Resolution of Disputed Claims.	82
B.	Adjustment to Claims Without Objection.	82
C.	Time to File Objections to Claims.	83
D.	Disallowance of Claims.	83
E.	Amendments to Claims.	83
F.	No Distributions Pending Allowance.	83
G.	Distributions After Allowance.	83

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		84
A.	Discharge of Claims and Termination of Interests.	84
B.	Debtor Release.	84
C.	Third-Party Release.	85
D.	Exculpation.	86
E.	Injunction.	87
F.	Release of Liens.	87
G.	Setoffs.	87
H.	Recoupment.	88
I.	Subordination and Turnover Rights.	88
J.	Document Retention.	88

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K.	Protections Against Discriminatory Treatment.	88
L.	Reimbursement or Contribution.	88
M.	Term of Injunctions or Stays.	88
N.	Orders Modifying the Automatic Stay.	88

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		89
A.	Conditions Precedent to the Effective Date.	89
B.	Waiver of Conditions.	91
C.	Substantial Consummation of the Plan.	92
D.	Effect of Nonoccurrence of Conditions to the Effective Date.	92

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		92
A.	Modification and Amendments.	92
B.	Effect of Confirmation on Modifications.	93
C.	Revocation or Withdrawal of the Plan.	93

ARTICLE XI. RETENTION OF JURISDICTION		93

ARTICLE XII. MISCELLANEOUS PROVISIONS		95
A.	Immediate Binding Effect.	95
B.	Additional Documents.	95
C.	Payment of Statutory Fees.	95
D.	Payment of Certain Fees and Expenses.	95
E.	Dismissal of Involuntary Petition.	96
F.	Dismissal of Litigation and Appeals.	96
G.	Dissolution of the Second Priority Noteholders Committee and Unsecured Creditors Committee.	96
H.	Consent, Consultation, and Waiver Rights.	97
I.	Reservation of Rights.	97
J.	Successors and Assigns.	97
K.	Service of Documents.	97
L.	Entire Agreement.	99
M.	Exhibits.	100
N.	Votes Solicited in Good Faith.	100
O.	Waiver or Estoppel.	100
P.	Nonseverability of Plan Provisions.	100
Q.	Conflicts.	100
R.	Closing of Chapter 11 Cases.	101

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Caesars Entertainment Operating Company, Inc. and the other Debtors in the above-captioned Chapter 11 Cases respectfully propose the following joint plan of reorganization pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters. Each Debtor is a proponent of the Plan contained herein within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. “1145 Securities” mean, collectively, (a) the New Interests issued in respect of Claims as contemplated by the Plan, (b) the guaranty under the OpCo Guaranty Agreement of the OpCo First Lien Notes, (c) the OpCo First Lien Notes, the PropCo First Lien Notes, and the PropCo Second Lien Notes, (d) the New CEC Convertible Notes and the New CEC Common Equity issued upon conversion thereof, and (e) the New CEC Common Equity issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger.

2. “2016 Fee Notes” means the Senior Unsecured Notes arising under the 6.50% Senior Unsecured Notes Indenture with CUSIP No. 413627AX8, other than those held by CAC and members of the Ad Hoc Group of 5.75% and 6.50% Unsecured Notes in the Chapter 11 Cases as disclosed on March 17, 2016 [Docket No. 3422].

3. “5.75% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of September 28, 2005, by and between CEOC, CEC, and the 5.75% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 5.75% Senior Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time.

4. “5.75% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 5.75% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

5. “6.50% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of June 9, 2006, by and between CEOC, CEC, and the 6.50% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 6.50% Senior Notes due 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time.

6. “6.50% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 6.50% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

7. “8.50% First Lien Notes Indenture” means that certain Indenture, dated as of February 14, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 8.50% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

8. “9.00% First Lien Notes Indentures” means (a) that certain Indenture, dated as of August 22, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time, including pursuant to that certain Additional Notes Supplemental Indenture, dated as of December 13, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture

Trustee; and (b) that certain Indenture, dated as of February 15, 2013, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

9. “10.00% Second Lien Notes Indentures” means, collectively, that (a) certain Indenture, dated as of December 24, 2008, by and between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2015 and 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time, and (b) certain Indenture, dated as of April 15, 2009, between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

10. “10.00% Second Lien Notes Indenture Trustee” means, as applicable, (a) Delaware Trust Company, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of December 24, 2008, and any predecessors and successors in such capacity, or (b) Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of April 15, 2009, and any predecessors and successors in such capacity.

11. “11.25% First Lien Notes Indenture” means that certain Indenture, dated as of June 10, 2009, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 11.25% Senior Secured Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time, including that certain Second Supplemental Indenture, dated as of September 11, 2009, between CEOC, CEC, and the First Lien Notes Indenture Trustee.

12. “12.75% Second Lien Notes Indenture” means that certain Indenture, dated as of April 16, 2010, by and between the Escrow Issuers, CEC, and the 12.75% Second Lien Notes Indenture Trustee, providing for the issuance of 12.75% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

13. “12.75% Second Lien Notes Indenture Trustee” means BOKF, N.A., solely in its capacity as successor indenture trustee under the 12.75% Second Lien Notes Indenture, and any predecessors and successors in such capacity.

14. “Additional CEC Bank Consideration” means an amount equal to $10,000,000 per month (which shall be fully earned on the first day of each month) earned from January 1, 2017, through the earlier of (a) the Effective Date or (b) June 30, 2017, which amount New CEC shall contribute to the Debtors on the Effective Date and which shall be payable in (x) Cash and/or (y) New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback), which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bank Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bond Consideration. Subject to the Bank RSA remaining in effect, if and to the extent that the Additional CEC Bond Consideration is increased, the amount of the Additional CEC Bank Consideration will increase by a percentage amount equal to the amount by which the Additional CEC Bond Consideration has been increased.

15. “Additional CEC Bond Consideration” means to the extent that the Effective Date shall not have occurred on or before May 1, 2017, New CEC shall (a) contribute to the Debtors on the Effective Date Cash in the amount of $20,000,000 per month and/or (b) issue New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback) of a value equal to $20,000,000 per month (which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger), in both instances commencing on May 1, 2017, and ending on the Effective Date, which amount shall be (x) prorated for any partial month, and (y) so long as New CEC has made all payments required of it under the Bond RSA, reduced by $4,800,000; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bond Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bank Consideration.

16. “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code, including the U.S. Trustee Fees; (c) Professional Fee Claims; and (d) Restructuring Support Advisors Fees.

17. “Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims (other than (x) Professional Fee Claims and (y) Administrative Claims arising in the ordinary course of business), which shall be the first Business Day that is 45 days following the Effective Date, except as specifically set forth in the Plan or in a Final Order, or as agreed-to by the Reorganized Debtors.

18. “Administrative Claims Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims (other than requests for payment of Professional Fee Claims), which shall be the first Business Day that is 180 days following the Effective Date; provided that the Administrative Claims Objection Bar Date may be extended by the Bankruptcy Court after notice and a hearing.

19. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

20. “Allowed” means with respect to Claims: (a) any Claim other than an Administrative Claim that is evidenced by a Proof of Claim which is or has been timely Filed by the applicable Claims Bar Date or that is not required to be evidenced by a Filed Proof of Claim under the Bankruptcy Code or a Final Order; (b) any Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely Filed; (c) all Claims classified in Class I (Undisputed Unsecured Claims); (d) any Claims agreed to by the Debtors prior to the Distribution Record Date and included on a schedule to be provided to the Unsecured Creditors Committee on such date; or (e) any Claim Allowed pursuant to (i) the Plan, (ii) any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or (iii) a Final Order of the Bankruptcy Court; provided that with respect to any Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claim, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed by the applicable Claims Bar Date, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be. “Allow” and “Allowing” shall have correlative meanings.

21. “Alpha Released Parties” means Alpha Frontier Limited, as purchaser under the CIE Asset Sale, and each and all of its respective direct and indirect current and former: shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, and each and all of their respective heirs, successors, assigns, and legal representatives, each in their capacities as such.

22. “Approvals” shall have the meaning set forth in Article IV.R.3 hereof.

23. “Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed, or assumed and assigned, as applicable, by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, which schedule shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

24. “Available Cash” means the excess of (a) the pro forma amount of balance sheet Cash of the Debtors available after giving effect to the Effective Date, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses, and related uses of Cash on the Effective Date in accordance with the Plan over (b) the Minimum Cash Requirement. The pro forma amount of such balance sheet Cash shall exclude (i) Cash held by non-Debtor Chester Downs and Marina, LLC and Chester Downs Finance Corp., (ii) Cash held by the international entities owned by the Debtors, each of which is a non-Debtor other than Caesars Entertainment Windsor Limited, and (iii) customer Cash held in custody by the Debtors.

25. “Avoidance Actions” means any and all avoidance, recovery, subordination, or similar remedies that may be brought by or on behalf of the Debtors or the Estates, including causes of action or defenses arising under chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

26. “Backstop Commitment” means the PropCo Preferred Backstop Investors’ commitment pursuant to the Backstop Commitment Agreement to backstop with Cash the exercise of the PropCo Preferred Equity Put Right in an amount equal to (a) $250,000,000 plus (b) the PropCo Preferred Equity Upsize Amount.

27. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, by and between CEOC and the PropCo Preferred Backstop Investors party thereto from time to time, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, the form of which shall be included in the Plan Supplement.

28. “Ballot” means the form or forms distributed to certain Holders of Claims or Interests that are entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.

29. “Bank Debt Contract Rate” means (a) with respect to Term B-4 Loans, a per annum rate equal to 10.50%, (b) with respect to Term B-5 Loans, a per annum rate equal to 6.22%, (c) with respect to Term B-6 Loans, a per annum rate equal to 7.22%, and (d) with respect to Term B-7 Loans, a per annum rate equal to 9.75%.

30. “Bank Debt Tranche” means Term B-4 Loans, Term B-5 Loans, Term B-6 Loans, and/or Term B-7 Loans issued pursuant to the Prepetition Credit Agreement.

31. “Bank Guaranty Accrual Period” means the period from (and including) the Petition Date until (but not including) the Effective Date; provided that from the date of the Bank Pay Down, until (but not including) the Effective Date, the aggregate principal amount of Bank Guaranty Purchased Obligations upon which the Bank Guaranty Settlement Percentage shall be applied will be reduced by $300,000,000 on account of the Bank Pay Down.

32. “Bank Guaranty Accrued Amount” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an aggregate amount equal to (a) the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder multiplied by a rate per annum equal to the product of (x) the Bank Guaranty Settlement Percentage and (y) the Bank Debt Contract Rate, minus (ii) the aggregate amount of Monthly Adequate Protection Payments (as defined in the Cash Collateral Order) received by such Holder during the Bank Guaranty Accrual Period (which Monthly Adequate Protection Payments are deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)) on account of its Prepetition Credit Agreement Claims, minus (iii) the Upfront Payment paid by CEC to such Holder.

33. “Bank Guaranty Purchased Obligations” means the Debtors’ obligation, which shall be funded entirely by CEC or New CEC, to purchase 100% of the rights of each Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Settlement Purchase Price, in full and final cancellation of all rights under the Prepetition Credit Agreement, including on account of any right to postpetition interest.

34. “Bank Guaranty Settlement” means the settlement set forth in Article IV.A.8 of the Plan, which shall be deemed approved by the Holders of Prepetition Credit Agreement Claims if Class D votes to accept the Plan.

35. “Bank Guaranty Settlement Percentage” means a percentage rate equal to (a) for the period from the Petition Date through and including October 1, 2015, 80.3%, (b) for the period from October 2, 2015, through and including January 1, 2016, 83.3%, (c) for the period from January 2, 2016, through and including April 1, 2016, 86.4%, (d) for the period from April 2, 2016, through and including July 1, 2016, 89.5%, (e) for the period from July 2, 2016, through and including October 1, 2016, 92.6%, (f) for the period from October 2, 2016, through and including January 1, 2017, 95.7%, (g) for the period from January 2, 2017, through and including April 1, 2017, 98.8%, and (h) for the period from April 2, 2017, until the end of the Bank Guaranty Accrual Period, 100%, provided that, for the avoidance of doubt, the aggregate principal amount outstanding under the Prepetition Credit Agreement Bank Debt Tranches shall be reduced by $300,000,000 from the date of the Bank Pay Down, forward through the end of the Bank Guaranty Accrual Period, on account of the Bank Pay Down on such date.

36. “Bank Guaranty Settlement Purchase Price” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an amount equal to the Bank Guaranty Accrued Amount in respect of the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Accrual Period; provided that each such Holder of a Prepetition Credit Agreement Claim shall remain entitled to receive any distributions set forth herein on account of such Holder’s Bank Guaranty Purchased Obligations.

37. “Bank RSA” means that certain Second Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October 4, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Bank Creditors (as defined therein) party thereto from time to time. As provided in the Bank RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bank Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bank Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Prepetition Credit Agreement Claims, shall be approved by the Requisite Consenting Bank Creditors.

38. “Bank Pay Down” means the Debtors’ partial principal payment of the Prepetition Credit Agreement Claims held by the Holders of the Prepetition Credit Agreement Bank Debt Tranches (for the avoidance of doubt, exclusive of Swap and Hedge Claims or any Claims on account of letters of credit) in Cash in the amount of $300,000,000 paid on October 3, 2016 (or such other date as the Majority Bank Creditors (as defined in the Bank RSA) may agree to in writing, upon written request of the Debtors), pursuant to, and subject to the terms of, the Order (A) Authorizing the Repayment of Certain Secured Loan Amounts, and (B) Granting Related Relief [Docket No. 4666].

39. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 — 1532, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

40. “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under section 157 of the Judicial Code, the United States District Court for the Northern District of Illinois.

41. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

42. “BIT Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to higher recoveries than Holders of General Unsecured Claims at other Debtors based on the Liquidation Analysis, which Debtors are, collectively, (a) the Par Recovery Debtors, (b) Caesars Riverboat Casino, LLC, (c) Chester Downs Management Company, LLC, and (d) Winnick Holdings, LLC.

43. “Bond RSA” means that certain Sixth Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October 4, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Creditors (as defined therein) party thereto from time to time. As provided in the Bond RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bond Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bond Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Secured First Lien Notes Claims, shall be approved by the Requisite Consenting Bond Creditors.

44. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

45. “CAC” means Caesars Acquisition Company, a Delaware corporation, which is a non-Debtor.

46. “CAC RSA” means that certain Amended and Restated Restructuring Support Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, and CAC.

47. “Caesars Cases” means, collectively, the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company, LLC, et al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-07091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.), (e) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, No. 15-cv-01561 (S.D.N.Y.), (f) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, No. 15-cv-04634 (S.D.N.Y.), (g) Wilmington Trust, National Association v. Caesars Entertainment Corporation, No. 15-cv-08280 (S.D.N.Y.), and (h) all claims in, causes of action relating to, and claims arising out of any facts alleged in the Caesars Cases otherwise described in clauses (a) — (g) above.

48. “Caesars Controlled Group” means all members of the NRF Employers’ “controlled group” as that term is defined in the Internal Revenue Code (including 26 U.S.C. § 414) and ERISA (including 29 U.S.C. § 1301(b)).

49. “Caesars Palace-Las Vegas” means the hotel, gaming, retail, and resort property located at 3500-3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and related properties, including the portion of such property known as The Forum Shops, but specifically excluding the portion of such property commonly known as Octavius Tower.

50. “Caesars Riverboat Casino Unsecured Claim” means a General Unsecured Claim against Debtor Caesars Riverboat Casino, LLC.

51. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

52. “Cash Collateral Order” means (a) the Interim Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation; (IV) Scheduling a Final Hearing and (V) Granting Related Relief [Docket No. 47], (b) the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988], and (c) any stipulations thereto.

53. “Causes of Action” means any claim, cause of action (including Avoidance Actions or rights arising under section 506(c) of the Bankruptcy Code), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, cross-claim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) all claims and defenses set forth in section 558 of the Bankruptcy Code.

54. “CEC” means Caesars Entertainment Corporation, a Delaware corporation formerly known as Harrah’s Entertainment, Inc., which is a non-Debtor.

55. “CEC Released Parties” means each and all of: (a) CEC; (b) CAC; (c) the Sponsors; and (d) with respect to each of the foregoing identified in the foregoing clauses (a) through (c), each and all of their respective direct and indirect current and former: shareholders (other than (i) the Debtors and (ii) recipients of New CEC Common Equity Distributed under this Plan who become shareholders solely as a result of such distribution), Affiliates (other than the Debtors), subsidiaries (other than the Debtors and their direct and indirect subsidiaries), partners (including general partners and limited partners), investors, managing members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, other professionals, advisors, and representatives, and each and all of their respective heirs, successors, and legal representatives, each in their capacities as such.

56. “CEC RSA” means that certain First Amended and Restated Restructuring Support, Settlement, and Contribution Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors and CEC.

57. “CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation, formerly known as Harrah’s Operating Company, Inc., which is a Debtor.

58. “CEOC Interests” means an Interest in CEOC.

59. “CEOC Merger” means the merger of OpCo into a wholly-owned subsidiary of New CEC that will be disregarded from New CEC for U.S. federal income tax purposes on the Effective Date, pursuant to which OpCo Series A Preferred Stock will be exchanged for New CEC Common Equity, which is intended to be treated as a reorganization under section 368(a)(1)(A) or (G) of the Internal Revenue Code or as a tax-free liquidation (from the perspective of New CEC) under section 332 of the Internal Revenue Code, as applicable.

60. “CEOC Merger Agreement” means the agreement pursuant to which OpCo will consummate the CEOC Merger, the form of which shall be included in the Plan Supplement.

61. “CERP” means Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

62. “CES” means Caesars Enterprise Services, LLC, which is a non-Debtor.

63. “CES LLC Agreement” means that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC, dated as of May 20, 2014, as amended, amended and restated, supplemented, or otherwise modified from time to time.

64. “CES Shared Services Agreement” means certain Omnibus License and Enterprise Services Agreement, dated as of May 20, 2014, by and between CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars World, Inc., and CES, as amended, amended and restated, supplemented, or otherwise modified from time to time.

65. “CGP” means Caesars Growth Partners, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

66. “Challenged Transactions” means all of the transactions that were reviewed by the examiner appointed in the Chapter 11 Cases by the Bankruptcy Court pursuant to section 1106 of the Bankruptcy Code, or that such examiner was empowered or authorized to review pursuant to the Order Granting in Part and Denying in Part Motions to Appoint Examiner [Docket No. 675] and the Order (I) Granting Debtors’ Motion for an Order Expanding the Scope of the Examiner’s Investigation and (II) Amending the Examiner Order and Discovery Protocol Orders [Docket No. 2131].

67. “Chapter 11 Cases” means the jointly administered chapter 11 cases commenced by the Debtors in the Bankruptcy Court and styled In re Caesars Entertainment Operating Company, Inc., et al., No. 15-01145 (ABG).

68. “Chester Downs Management Unsecured Claim” means a General Unsecured Claim against Debtor Chester Downs Management Company, LLC.

69. “CIE” means Caesars Interactive Entertainment LLC, a Delaware limited liability company formerly known as Caesars Interactive Entertainment, Inc., which is a non-Debtor.

70. “CIE Asset Sale” means the consummated sale contemplated by that certain Stock Purchase Agreement, dated as of July 30, 2016, between Alpha Frontier Limited and CIE.

71. “CIE Equity Buyback Proceeds” means Cash in the amount of $1,200,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used on the Effective Date to make distributions to Holders of Claims in accordance with the distributions set forth in Article III hereof and pursuant to the New CEC Common Equity Cash Election Procedures.

72. “CIE Escrow Account” shall have the meaning set forth in the CIE Proceeds and Reservation of Rights Agreement.

73. “CIE OpCo Deleveraging Proceeds” means Cash in the amount of $500,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used to fund distributions to the Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims.

74. “CIE Proceeds and Reservation of Rights Agreement” means that certain proceeds agreement, dated as of September 9, 2016, by and among CEC, CAC, CIE, and CEOC, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms and the Stipulation Regarding CIE Sale Proceeds [Docket No. 5078], dated September 22, 2016, by and among CEOC, CAC, CIE, and the Second Priority Noteholders Committee.

75. “Claim” means any claim against the Debtors or the Estates, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

76. “Claims Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must have been Filed with respect to such Claims, pursuant to: (a) the Agreed Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9) of the Bankruptcy Code, (II) Establishing the Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing of Claims, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 1005], entered by the Bankruptcy Court on March 4, 2015; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

77. “Claims Objection Bar Date” shall mean the later of: (a) the first Business Day following 365 days after the Effective Date; and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion Filed on or before the day that is before 365 days after the Effective Date.

78. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

79. “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

80. “Coletta Claim” means that certain Proof of Claim Number 4053, filed by Alfred Coletta and Rosemary Coletta, Co-Guardians of the Person of Anthony Coletta, Incapacitated, and Alfred Coletta, in his own right, against Debtor Chester Downs Management Company, LLC, as such Proof of Claim may be amended or superseded.

81. “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

82. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on its docket in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

83. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

84. “Confirmation Objection Deadline” means November 21, 2016.

85. “Confirmation Order” means the order of the Bankruptcy Court, materially consistent with the Restructuring Support Agreements and the Plan, and reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, the NRF (only with respect to the treatment of the NRF Claim, the NRF Bankruptcy Disputes, the NRF Non-Bankruptcy Disputes, and Article IV.O hereof) and the Unsecured Creditors Committee (in each case, as evidenced by their written approval, which approval may be conveyed in writing by their respective counsel including by electronic mail), confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

86. “Consenting First Lien Bank Lenders” means Holders of Prepetition Credit Agreement Claims who are Consenting Bank Creditors (as defined in the Bank RSA).

87. “Consenting First Lien Noteholders” means Holders of First Lien Notes who are Consenting Creditors (as defined in the Bond RSA).

88. “Consenting Second Lien Creditors” shall have the meaning set forth in the Second Lien RSA.

89. “Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

90. “Consummation” shall mean “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code.

91. “Convenience Cash Pool” means $17,570,000, which shall be available (a) first to satisfy Allowed Convenience Unsecured Claims on a Pro Rata basis up to a recovery equal to 65.5% of each Allowed Convenience Unsecured Claim, and (b) second to fund the Unsecured Creditors Cash Pool.

92. “Convenience Unsecured Claim” means any bona fide Claim arising prior to the Petition Date in an amount equal to or less than $280,000 as of the Voting Record Date, as evidenced by a Proof of Claim or the Debtors’ Schedules (in accordance with the Bar Date Order), but only to the extent agreed to by the Debtors or allowed by a Final Order or has been asserted in an amount equal to or less than $280,000 that directly relates to and arises solely from either (a) the receipt of goods or services by the Debtors (other than a BIT Debtor or a Non-Obligor Debtor) or (b) employment services provided to the Debtors (other than a BIT Debtor or a Non-Obligor Debtor), provided that, for the avoidance of doubt, Claims held by a single entity at different Debtors shall not be aggregated for purposes of determining eligibility to be treated as a Holder of a Convenience Unsecured Claim, provided, further, that a Holder of a Claim in an amount greater than $280,000 shall not be permitted to reduce its Claim to an amount equal to or less than $280,000 to qualify its Claim for treatment as a Convenience Unsecured Claim.

93. “CPLV Loan Agreement” means the mortgage loan agreement and, if applicable, mezzanine loan agreement(s) by and among CPLV Sub and the CPLV Loan Lender, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

94. “CPLV Loan Lender” means the lender or the trustee for the certificate holders for the CPLV Market Debt.

95. “CPLV Loan Documents” means, collectively, the CPLV Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Market Debt to be delivered or entered into in connection therewith (including any mortgage, pledges, promissory notes, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

96. “CPLV Market Debt” means the first lien mortgage loan and, if applicable, mezzanine loan(s) to be provided on or prior to the Effective Date by the CPLV Loan Lender to CPLV Sub in an amount no less than $1,800,000,000 but no more than $2,600,000,000, at least $1,800,000,000 of which will be provided by third party lenders in Cash, the Cash proceeds of which shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof.

97. “CPLV Mezz” means the one or more newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will be the sole member of CPLV Sub or, if there are multiple such subsidiaries, each tranche will be the sole member of the below subsidiary and with one such tranche being the sole member of CPLV Sub.

98. “CPLV Mezz Organizational Documents” means the form of the operating agreement, certificate of incorporation, articles of incorporation, charter, bylaws, limited liability company agreement, and/or other similar organizational and constituent documents for CPLV Mezz, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

99. “CPLV Mezzanine Debt” means one or more tranches of mezzanine debt under the CPLV Mezzanine Loan Agreement, which debt shall be issued only if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt, and which CPLV Mezzanine Debt shall be issued pursuant to Article IV.A.3 hereof in an initial aggregate principal amount equal to the excess, if any, of $2,600,000,000 over the sum of (a) the original aggregate principal amount of the CPLV Market Debt, (b) the aggregate amount of the CPLV Mezzanine Equitized Debt in respect of PropCo Preferred Equity distributed to the Holders of Allowed Secured First Lien Notes Claims, and (c) unless Holders of Prepetition Credit Agreement Claims make the CPLV Mezzanine Election, the PropCo Second Lien Upsize Amount.

100. “CPLV Mezzanine Election” means an affirmative election (by marking the appropriate box) on the Class D Ballots by a majority of the Class of Holders of Prepetition Credit Agreement Claims (calculated based solely on the principal amount of Allowed Prepetition Credit Agreement Claims held by the Holders who submit Class D Ballots voting to accept the Plan) to convert up to $333,000,000 in principal amount of PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount (if any), into an equal principal amount of CPLV Mezzanine Debt in lieu thereof.

101. “CPLV Mezzanine Equitized Debt” means all CPLV Mezzanine Debt that is reduced (or not issued) as a result of the issuance of PropCo Preferred Equity, including the PropCo Preferred Equity Upsize Shares.

102. “CPLV Mezzanine Lenders” means the lenders under the CPLV Mezzanine Loan Agreement.

103. “CPLV Mezzanine Loan Agreement” means the loan agreement(s) by and among CPLV Mezz and the CPLV Mezzanine Lenders, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

104. “CPLV Mezzanine Loan Documents” means, collectively, the CPLV Mezzanine Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Mezzanine Debt to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

105. “CPLV Sub” means the newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will own Caesars Palace-Las Vegas, and which shall lease Caesars Palace-Las Vegas to OpCo or, if there are multiple such subsidiaries, each one will be the sole member of the below subsidiary, with one such subsidiary owning Caesars Palace-Las Vegas and leasing Caesars Palace-Las Vegas to OpCo.

106. “CPLV Sub Organizational Documents” means the form of limited liability company agreement, articles of incorporation, bylaw, and/or other similar organizational and constituent documents for CPLV Sub, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

107. “Danner Agreement” means that certain Settlement and Forbearance Agreement, dated as of August 15, 2016, by and among CEOC, CEC, and Frederick Barton Danner.

108. “Debtors” means, collectively, each of the entities identified on Exhibit A attached hereto.

109. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.B of the Plan.

110. “Deferred Compensation Plans” means, collectively, the (a) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, (b) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, (c) Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan, (d) Harrah’s Entertainment, Inc. Deferred Compensation Plan, and (e) Park Place Entertainment Corporation Executive Deferred Compensation Plan.

111. “Deferred Compensation Settlement” means that settlement encompassed in the Deferred Compensation Settlement Agreement, which settlement shall be effective on the Effective Date.

112. “Deferred Compensation Settlement Agreement” means that certain settlement agreement, dated as of September 14, 2016, by and between CEOC and CEC, pursuant to which CEOC and CEC have settled each of their asserted property interests in the assets held in various trust accounts in respect of the Deferred Compensation Plans, which settlement agreement was filed as Exhibit 1 to Exhibit A to the Debtors’ Motion for Entry of an Order Approving Settlement By and Among Debtor Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation Concerning the Treatment of Nonqualified Deferred Compensation Plans [Docket No. 4982].

113. “Des Plaines Interests” means an Interest in Des Plaines Development Limited Partnership, a Debtor.

114. “Disbursing Agent” means, on the Effective Date, the Debtors, their agent, or any Entity or Entities designated by the Debtors to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan, which designee may be the Reorganized Debtors, provided that all distributions on account of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees for distribution in accordance with the Plan following the procedures specified in each of the applicable Indentures.

115. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 4220], dated June 28, 2016, and as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

116. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

117. “Disputed Unsecured Claim” means any General Unsecured Claim other than an Insurance Covered Unsecured Claim that has not been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any such General Unsecured Claim that has not been agreed to by the Debtors by the Voting Deadline shall be in Class J. For the avoidance of doubt, to the extent the Holder of a Disputed Unsecured Claim resolves their Claim before the Voting Deadline such that it is an Undisputed Unsecured Claim, such Holder shall be permitted to vote the Allowed amount of such Undisputed Unsecured Claim to accept or reject the Plan in Class I against the applicable Debtor.

118. “Distribution Record Date” means the date for determining which Holders of Allowed Claims or Interests are eligible to receive distributions hereunder, which shall be the Effective Date or such other date as is designated in a Bankruptcy Court order.

119. “D&O Liability Insurance Policies” means, collectively, (a) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by CEC (or its subsidiaries) for the benefit of the

Debtors’ directors, members, trustees, officers, and managers as of the Petition Date (including any “tail policy”) and (b) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by the Debtors, the Estates, the Reorganized Debtors, or the New Property Entities as of the Effective Date (including any “tail policy”).

120. “DTC” means The Depository Trust Company.

121. “Effective Date” means the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent specified in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, which shall be the day Consummation occurs.

122. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

123. “ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 — 1461, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

124. “Escrow Issuers” means Caesars Operating Escrow LLC, a Delaware limited liability company formerly known as Harrah’s Operating Escrow LLC, and Caesars Escrow Corporation, a Delaware corporation formerly known as Harrah’s Escrow Corporation.

125. “Estate” means, as to each Debtor, the estate created for the Debtor on the Petition Date pursuant to section 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired after the Petition Date through the Effective Date.

126. “Estimated REIT E&P” means the Debtors’ reasonable estimate of the earnings and profits of the REIT, which will be calculated and delivered to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders in accordance with the Bank RSA and the Bond RSA.

127. “Exculpated Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) each Debtor; (b) CES; (c) the Unsecured Creditors Committee; (d) the Unsecured Creditors Committee Members; (e) the Second Priority Noteholders Committee; (f) the Second Priority Noteholders Committee Members; (g) CEC; (h) CAC; and (i) with respect to each of the foregoing identified in subsections (a) through (h) herein, each and all of their respective direct and indirect current and former: affiliates, subsidiaries, partners (including general partners and limited partners), managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such.

128. “Exculpation” means the exculpation set forth in Article VIII.D of the Plan.

129. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

130. “Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in section 1961 of the Judicial Code, which amount is 0.18% per annum.

131. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court (including the clerk thereof) in the Chapter 11 Cases or, with respect to the filing of a Proof of Claim or Proof of Interest, the Notice and Claims Agent.

132. “Final Cash Collateral Order” means the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988] entered by the Bankruptcy Court on March 25, 2015, including all stipulations related thereto.

133. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has not been reversed, stayed, modified, or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing has been timely filed, or as to which any appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration, or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

134. “First Lien Intercreditor Agreement” that certain First Lien Intercreditor Agreement, dated as of June 10, 2009, by and between the Prepetition Credit Agreement Agent and the First Lien Notes Indenture Trustee.

135. “First Lien Notes” means, collectively, the: (a) 11.25% Senior Secured Notes due 2017, issued in the aggregate principal amount of $2,095,000,000 pursuant to the 11.25% First Lien Notes Indenture; (b) 8.50% Senior Secured Notes due 2020, issued in the original principal amount of $1,250,000,000 pursuant to the 8.50% First Lien Notes Indenture; and (c) 9.00% Senior Secured Notes due 2020, issued in the aggregate principal amount of $3,000,000,000 pursuant to the 9.00% First Lien Notes Indentures.

136. “First Lien Notes Claims” means, collectively, Secured First Lien Notes Claims and First Lien Notes Deficiency Claims.

137. “First Lien Notes Deficiency Claims” means any unsecured Claim arising under the First Lien Notes Indentures.

138. “First Lien Notes Indentures” means, collectively, the: (a) 11.25% First Lien Notes Indenture; (b) 8.50% First Lien Notes Indenture; and (c) 9.00% First Lien Notes Indentures.

139. “First Lien Notes Indenture Trustee(s)” means UMB Bank, National Association, solely in its capacity as indenture trustee under the First Lien Notes Indentures, and any predecessors and successors in such capacity.

140. “Gaming Approvals” means all state and local authorizations, consents, and regulatory approvals required to consummate the transactions contemplated by the Plan and maintain the Debtors’ casino gaming licenses for their casino properties in the ordinary course.

141. “General Unsecured Claim” means any Claim that is not Secured and is not: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) a Non-Obligor Unsecured Claim; (c) a Convenience Unsecured Claim; (d) a Priority Tax Claim; (e) an Other Priority Claim; (f) an Intercompany Claim; (g) a Section 510(b) Claim; (h) a First Lien Notes Deficiency Claim; (i) a Second Lien Notes Claim; (j) a Senior Unsecured Notes Claim; or (k) a Subsidiary-Guaranteed Notes Claim.

142. “Goldman Sachs Swap Claim” means any Claim arising from or related to that certain ISDA Master Agreement, dated as of January 28, 2008, by and between Goldman Sachs Capital Markets, L.P., as succeeded by Goldman Sachs Bank USA and CEOC, as supplemented by those five certain Confirmations thereunder, dated as of September 29, 2010, October 4, 2010, October 4, 2010, January 18, 2012, and January 18, 2012, respectively.

143. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

144. “Guaranty and Pledge Agreement” means that certain Guaranty and Pledge Agreement, dated as of July 25, 2014, made by CEC in favor of the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time.

145. “Harrah’s Atlantic City” means the hotel, gaming, retail, and resort property located at 777 Harrah’s Boulevard, Atlantic City, New Jersey 08401, and related properties, including the Harrah’s Resort Atlantic City’s Waterfront Shops, which property is currently owned by CERP.

146. “Harrah’s Laughlin” means the hotel, gaming, retail, and resort property located at 2900 South Casino Drive, Laughlin, Nevada 89029, and related properties, which property is currently owned by CERP.

147. “Harrah’s New Orleans” means the gaming, retail, and resort property located at 228 Poydras Street, New Orleans, Louisiana 70130, and related properties, which property is currently owned by CGP.

148. “Holder” means any Entity holding a Claim or an Interest.

149. “Impaired” means, with respect to a Claim, a Class of Claims, or a Class of Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

150. “Improved Bank Recovery Event” means, subject to the Bank RSA remaining in effect, if and to the extent the consideration being received by the Holders of Secured First Lien Notes Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase of the consideration (to be funded by CEC or New CEC) to the Holders of Prepetition Credit Agreement Claims by the same amount of consideration and subject to the same legal terms of any such increase to the Holders of Secured First Lien Notes Claims, provided, however, that the foregoing Improved Bank Recovery Event shall not apply with respect to an increase resulting from an Improved Bond Recovery Event.

151. “Improved Bond Recovery Event” means, subject to the Bond RSA remaining in effect, if and to the extent the consideration being received by the Holders of Prepetition Credit Agreement Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase in the consideration (to be funded by CEC or New CEC) to the Holders of Secured First Lien Notes Claims by the same amount of consideration (as a percentage of claim) of any such increase to the Holders of Prepetition Credit Agreement Claims, provided, however, that the foregoing Improved Bond Recovery Event shall not apply with respect to an increase resulting from an Improved Bank Recovery Event.

152. “Improved Recovery Agreement” means an agreement among the Unsecured Creditors Committee, CEC, and CEOC (which shall only be effective if the Unsecured Creditors Committee has agreed to a restructuring support agreement with the Debtors and CEC that remains in effect) that to the extent the Holders of Second Lien Notes Claims, in their capacity as such and as a Class or sub-Class, receive a recovery percentage under the Plan or through some other agreement with the Debtors and/or CEC, however funded from any source, greater than the recovery percentage received by the Holders of Claims in Class H (Senior Unsecured Notes Claims), Claims I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), Class K (Convenience Unsecured Claims), and Class L (Insurance Covered Unsecured Claims) under the Plan, in their capacities as such, additional consideration shall be made available (on the same terms as to the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class) to the Holders of Claims in Class H, Class I, Class J, Class K, and Class L such that their recovery percentage will be equal to the recovery percentage received by such Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class, commensurate with the respective vote of each of Class H, Class I, Class J, Class K, and Class L to accept or reject the Plan, as applicable, provided, however, for the avoidance of doubt, in the event the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class receive any recovery percentage greater than the recovery percentage received by the Holders of Claims in Class H, Class I, Class J, Class K, and Class L and not contingent upon Plan treatment tied to voting outcomes, then any Plan treatment tied to voting outcomes for Class H, Class I, Class J, Class K, and Class L also shall be eliminated, and the Holders of Claims in such Classes shall receive the greater recovery percentage received by such Holders of Second Lien Notes Claims.

153. “Indemnification Provisions” means each of the Debtors’ indemnification or contribution provisions in place before or as of the Effective Date whether in the bylaws, certificates of incorporation, other formation documents, board resolutions, or employment contracts for the Debtors’ current and former directors, members, trustees, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, members, trustees, officers, and managers’ respective Affiliates. For the avoidance of doubt, Indemnification Provisions shall not include any provisions providing for indemnification or contribution relating to any purported, alleged or actual guarantee by CEC of any of the Debtors’ respective debts.

154. “Indemnifiable Losses” means losses, liabilities, judgments, claims, causes of action, costs, and expenses (including reasonable and documented attorney’s fees and expenses) incurred or suffered by an Indemnified Person in accordance with Article VI.M hereof.

155. “Indemnified Person” means, collectively, in each case solely in their capacity as such, (a) the Prepetition Credit Agreement Agent (solely in its capacity as administrative agent under the Prepetition Credit Agreement, including making distributions in accordance with the Plan), (b) each Indenture Trustee, and, (c) with respect to each of the forgoing identified in subsection (a) and (b), each and all of their respective: directors, officers, employees, agents, professionals, and attorneys, each in their capacities as such.

156. “Indentures” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; (b) 6.50% Senior Unsecured Notes Indenture; (c) 8.50% First Lien Notes Indenture; (d) 9.00% First Lien Notes Indenture; (e) 10.00% Second Lien Notes Indentures; (f) 11.25% First Lien Notes Indenture; (g) 12.75% Second Lien Notes Indenture; and (h) Subsidiary-Guaranteed Notes Indenture.

157. “Indenture Trustees” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture Trustee; (b) 6.50% Senior Unsecured Notes Indenture Trustee; (c) each 10.00% Second Lien Notes Indenture Trustee; (d) 12.75% Second Lien Notes Indenture Trustee; (e) First Lien Notes Indenture Trustee, and (f) Subsidiary-Guaranteed Notes Indenture Trustee, or each of their predecessors, if applicable.

158. “Indenture Trustee Charging Lien” means any Lien or other priority in payment to which any of the Indenture Trustees is entitled, pursuant to each of the applicable Indentures or any ancillary documents, instruments or agreements.

159. “Initial Board” shall have the meaning set forth in Article IV.R.3 hereof.

160. “Initial Directors” shall have the meaning set forth in Article IV.R.3 hereof.

161. “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims and Interests pursuant to the Plan, which shall be as soon as reasonably practicable after the Effective Date.

162. “Institutional Accredited Investor” means an institution that is an “accredited investor” pursuant to Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a Qualified Institutional Buyer.

163. “Insurance Covered Unsecured Claim” means any General Unsecured Claim on account of an asserted personal injury tort or workers compensation against any Debtor (other than a BIT Debtor or a Non-Obligor Debtor). The Holders of Insurance Covered Unsecured Claims must exhaust all remedies with respect to the Debtors’ insurance policies as set forth in Article VI.K hereof before such Holders shall receive the distributions set forth in Article III.B.12 hereof.

164. “Intercompany Claim” means any Claim held by a Debtor against any Debtor arising before the Petition Date.

165. “Intercompany Interests” means any Interest held by a Debtor in a Debtor.

166. “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any claims against any Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

167. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 587], entered by the Bankruptcy Court on March 4, 2015, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

168. “Interim Directors” shall have the meaning set forth in Article IV.R.3 hereof.

169. “Internal Revenue Code” means title 26 of the United States Code, 26 U.S.C. §§ 1 — 9834, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

170. “IRS” means the Internal Revenue Service.

171. “Involuntary Petition” means the involuntary chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware (Case No. 15-10047 (KG)) by the Petitioning Creditors and later transferred to the Bankruptcy Court (Case No. 15-03193 (ABG)).

172. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1 — 4001, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

173. “Legacy Plan of the NRF” means the Legacy Plan of the National Retirement Fund (formerly known as the Pension Plan of the National Retirement Fund).

174. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

175. “Liquidation Analysis” shall have the meaning set forth in the Disclosure Statement.

176. “Liquidation Value” means, with respect to any Class of Claims, the value of recoveries for such Class of Claims at each Debtor as shown in the Liquidation Analysis.

177. “Local Bankruptcy Rules” means the local rules, the general orders, and the chambers rules for the United States Bankruptcy Court for the Northern District of Illinois, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

178. “Management and Lease Support Agreements” means those certain Management and Lease Support Agreements, by and among New CEC, OpCo, PropCo, Manager, and their respective, applicable subsidiaries to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

179. “Management Equity Incentive Plan” means the management equity incentive plan to be adopted by the New Board(s) on the Effective Date, the form of which shall be included in the Plan Supplement and, solely for the New Board of the REIT, shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, including as to the amount of New Interests to be set aside for the Management Equity Incentive Plan, which shall be determined by the Debtors prior to the Confirmation Hearing.

180. “Manager” means a wholly-owned subsidiary of New CEC that will provide management services pursuant to the Management and Lease Support Agreements with respect to the assets subject to the Master Lease Agreements.

181. “Master Lease Agreements” means those certain Leases, by and among OpCo and/or its subsidiaries and PropCo and/or its subsidiaries, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the terms attached hereto as Exhibit B, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

182. “Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CAC and CEC, which can be found at Caesars Entertainment Corporation, Report on Form 8-K, Ex. 2.1 (July 11, 2016), as amended, amended and restated, supplemented, or otherwise modified from time to time.

183. “Minimum Cash Requirement” means $447,000,000 of Cash reduced by $0.50 for every dollar raised in revolving credit (provided that such reduction shall in no instance be greater than $100,000,000), $44,525,000 of which Cash shall be contributed to the REIT on the Effective Date to fund the REIT’s initial balance sheet.

184. “New Boards” means, collectively, the boards of directors of OpCo and PropCo and any other Reorganized Debtor, if applicable, on and after the Effective Date to be appointed in accordance with the Plan, the initial board members of which shall be identified in the Plan Supplement.

185. “New CEC” means the combined CEC and CAC after consummation of the transactions contemplated by the Merger Agreement.

186. “New CEC Cash Contribution” means the excess of (a) $925,220,000 in Cash New CEC shall contribute to the Reorganized Debtors on the Effective Date to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan (which amount includes the CIE OpCo Deleveraging Proceeds, the Unsecured Creditor Cash Pool, and the Unsecured Insurance Creditor Cash Pool), plus (b) the Bank Guaranty Settlement Purchase Price, plus (c) the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration, plus (d) any proceeds or settlement received on behalf of CEOC’s, CEC’s, or the Sponsor’s applicable insurance policies prior to the Effective Date, less (e) any portion of the RSA Forbearance Fee under the Bond RSA and the Bank RSA paid by CEC and/or New CEC.

187. “New CEC Common Equity” means the new shares of common stock in New CEC, par value $0.01 per share, of which an amount up to an aggregate of 70.216% on a fully diluted basis (after accounting for any dilution from the New CEC Convertible Notes) may be issued and exchanged pursuant to the CEOC Merger for distribution to the Debtors’ creditors pursuant to the Plan.

188. “New CEC Common Equity Buyback” means the purchase of shares of New CEC Common Equity at the New CEC Common Equity Buyback Purchase Price by New CEC from the New CEC Common Equity Buyback Participants in an aggregate amount equal to or greater than $1,000,000,000 but in no event to exceed the amount of the CIE Equity Buyback Proceeds as set forth in Article IV.A.1(g) hereof.

189. “New CEC Common Equity Additional Buyback Amount” shall equal $200,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

190. “New CEC Common Equity Buyback Participants” means those Holders that participate in the New CEC Common Equity Buyback pursuant to Article IV.A.1(g) hereof.

191. “New CEC Common Equity Buyback Purchase Price” means the price per share of New CEC Common Equity implied by a valuation of $5,880,940,000, before giving effect to the conversion of New CEC Convertible Notes.

192. “New CEC Common Equity Cash Election Form” means the election form to be provided to Holders of Claims in Class D, Class E, Class F, Class G, Class H, Class I, Class J, and Class L on a date after the

Confirmation Date to be determined by the Debtors, CEC, and the Second Priority Noteholders Committee, which form shall be part of the New CEC Cash Election Procedures, pursuant to which the Holders of Claims in such Classes may elect to receive Cash in lieu of the New CEC Common Equity as and to the extent provided herein and therein.

193. “New CEC Common Equity Cash Election Procedures” means the procedures governing the New CEC Common Equity Buyback, which procedures will be included in the Plan Supplement and approved by the Confirmation Order, and which must be reasonably acceptable to the Debtors, CEC, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Requisite Consenting SGN Creditors.

194. “New CEC Common Equity Initial Buyback Amount” shall equal $1,000,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

195. “New CEC Convertible Notes” means the $1,119,060,000 in principal amount of 5.00% convertible notes to be issued by New CEC pursuant to the New CEC Convertible Notes Indenture.

196. “New CEC Convertible Notes Documents” means, collectively, the New CEC Convertible Notes Indenture and all other agreements, documents, and instruments evidencing the New CEC Convertible Notes to be delivered or entered into in connection therewith (including any intercreditor agreements), which shall be consistent with the terms of the Plan.

197. “New CEC Convertible Notes Indenture” means the indenture to be entered into by and among New CEC, as issuer, and the New CEC Convertible Notes Trustee, to be effective on the Effective Date, pursuant to which New CEC will issue the New CEC Convertible Notes, in the form attached to the Second Lien RSA and included in the Plan Supplement, as may be further modified by written agreement of the Second Priority Noteholders Committee, CEC, and the Debtors, and shall be in form and substance reasonably acceptable to the Requisite Consenting SGN Creditors, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, and the Requisite Consenting Bond Creditors.

198. “New CEC Convertible Notes Trustee” means the indenture trustee to be appointed for the New CEC Convertible Notes Indenture.

199. “New CEC OpCo Stock Purchase” means New CEC’s obligation to purchase 100% of the OpCo Common Stock from the Debtors for $700,000,000 of Cash.

200. “New CEC PropCo Common Stock Purchase” means, solely if the Partnership Contribution Structure is used, New CEC’s obligation to purchase 5% of PropCo Common Equity on a fully diluted basis (including dilution in connection with the exercise of all PropCo Equity Elections, but excluding dilution from PropCo Preferred Equity, if any) from the Holders of Secured First Lien Notes Claims for $91,000,000 of Cash. If the PropCo Equity Election would materially affect the amount and/or value of PropCo Common Equity New CEC must purchase for the Partnership Contribution Structure, the Debtors will negotiate with CEC and the representatives of the Consenting Bond Creditors regarding appropriate adjustments to the amount of Cash necessary to purchase 5% of PropCo Common Equity pursuant to the New CEC PropCo Common Stock Purchase.

201. “New Corporate Governance Documents” means such certificates or articles of incorporation, bylaws, or such other applicable formation documents of some or all of the Reorganized Debtors, which form shall be consistent with the terms of the Plan and shall be included in the Plan Supplement.

202. “New Debt” means, collectively, the: (a) CPLV Market Debt; (b) CPLV Mezzanine Debt, if any; (c) OpCo Market Debt; (d) OpCo First Lien Term Loan, if any; (e) OpCo First Lien Notes, if any; (f) PropCo First Lien Term Loan; (g) PropCo First Lien Notes; and (h) PropCo Second Lien Notes.

203. “New Debt Documents” means, collectively, the: (a) CPLV Loan Documents; (b) CPLV Mezzanine Loan Documents, if necessary; (c) OpCo Market Debt Documents; (d) OpCo First Lien Loan Documents, if necessary; (e) OpCo First Lien Notes Documents, if necessary; (f) PropCo First Lien Credit Agreement Documents; (g) PropCo First Lien Notes Documents; and (h) PropCo Second Lien Notes Documents.

204. “New Employment Contracts” means those certain new employment contracts between, as applicable, OpCo or PropCo and certain of their officers, which for PropCo shall be reasonably acceptable to the Requisite Consenting Bond Creditors, and which for OpCo shall be reasonably acceptable to CEC and the Debtors, the forms of which shall be included in the Plan Supplement.

205. “New Interests” means, collectively, the: (a) OpCo Common Stock; (b) OpCo Series A Preferred Stock; (c) PropCo LP Interests; (d) PropCo LP GP Interests; (e) PropCo GP Interests; (f) PropCo Preferred Equity; (g) REIT Common Stock; (h) REIT Preferred Stock; (i) membership interests, stock, partnership interests, or other equity interests in CPLV Sub; (j) membership interests, stock, partnership interests, or other equity interests in CPLV Mezz; and (k) membership interests, stock, partnership interests, or other equity interests in the TRS(s).

206. “New Property Entities” mean, collectively: (a) the REIT; (b) PropCo GP; (c) PropCo; (d) CPLV Sub; (e) CPLV Mezz, if necessary; and (f) the TRS(s).

207. “New Property Entity Organizational Documents” mean, collectively, the: (a) PropCo Organizational Documents; (b) REIT Organizational Documents; (c) CPLV Sub Organizational Documents; (d) CPLV Mezz Organizational Documents, if necessary; (e) PropCo GP Organizational Documents; and (f) TRS Organizational Documents.

208. “Non-Debtor Subsidiaries” means all direct and indirect subsidiaries of any Debtor that are not Debtors in the Chapter 11 Cases.

209. “Non-First Lien Claims” means, collectively, the: (a) Second Lien Notes Claims; (b) Subsidiary-Guaranteed Notes Claims; (c) Senior Unsecured Notes Claims; and (d) General Unsecured Claims (including, for the avoidance of doubt, Disputed Unsecured Claims, Undisputed Unsecured Claims, Par Recovery Claims, Caesars Riverboat Casino Unsecured Claims, Chester Downs Management Unsecured Claims, Winnick Unsecured Claims, and Insurance Covered Unsecured Claims).

210. “Non-Obligor Cash Pool” means the up to $6,000,000 necessary to pay the Non-Obligor Unsecured Claims in full.

211. “Non-Obligor Debtors” means, collectively: (a) 3535 LV Parent, LLC; (b) Bally’s Las Vegas Manager, LLC; (c) BPP Providence Acquisition Company, LLC; (d) Caesars Air, LLC; (e) Caesars Baltimore Acquisition Company, LLC; (f) Caesars Baltimore Development Company, LLC; (g) Caesars Baltimore Management Company, LLC; (h) Caesars Entertainment Windsor Limited (f/k/a Caesars Entertainment Windsor Holding, Inc.); (i) Caesars Escrow Corporation (f/k/a Harrah’s Escrow Corporation); (j) Caesars Massachusetts Acquisition Company, LLC; (k) Caesars Massachusetts Development Company, LLC; (l) Caesars Massachusetts Investment Company, LLC; (m) Caesars Massachusetts Management Company, LLC; (n) Caesars Operating Escrow LLC (f/k/a Harrah’s Operating Escrow LLC); (o) CG Services, LLC; (p) Christian County Land Acquisition Company, LLC; (q) Cromwell Manager, LLC; (r) Corner Investment Company Newco, LLC; (s) CZL Management Company, LLC; (t) Des Plaines Development Limited Partnership; (u) Flamingo-Laughlin Parent, LLC; (v) FHR Parent, LLC; (w) HIE Holdings Topco, Inc.; (x) JCC Holding Company II Newco, LLC; (y) Laundry Parent, LLC; (z) LVH Parent, LLC; (aa) Octavius Linq Holding Co., LLC; (bb) Parball Parent, LLC; (cc) PH Employees Parent LLC; (dd) PHW Investments, LLC; and (ee) The Quad Manager, LLC.

212. “Non-Obligor Unsecured Claim” means any Claim against a Non-Obligor Debtor other than: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) an Other Secured Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) an Intercompany Claim; or (f) a Section 510(b) Claim.

213. “Non-Released Parties” means those parties identified on the Non-Released Parties Schedule from time to time, which shall include the NRF and the Board of Trustees of the NRF.

214. “Non-Released Parties Schedule” means that certain schedule of Non-Released Parties, which shall be included in the Plan Supplement.

215. “Notes Claims” means collectively, the: (a) Secured First Lien Notes Claims; (b) First Lien Notes Deficiency Claims; (c) Second Lien Notes Claims; (d) Senior Unsecured Notes Claims; and (e) Subsidiary-Guaranteed Notes Claims.

216. “Notice and Claims Agent” means Prime Clerk LLC, in its capacity as notice, claims, and solicitation agent for the Debtors and any successor.

217. “NRF” means the National Retirement Fund.

218. “NRF Adversary Proceeding” means the adversary proceeding captioned Caesars Entertainment Operating Co., Inc., et al. v. The Board of Trustees of the National Retirement Fund, et al., Adv. Pr. No. 15-00131 (ABG) (Bankr. N.D. Ill.).

219. “NRF Bankruptcy Disputes” means, collectively, (a) the NRF Adversary Proceeding; and (b) any motions, objections, actions, claims, or proceedings in the Chapter 11 Cases or related to the Involuntary Petition that are related to the NRF, including, for the avoidance of doubt, (i) the Debtors’ Motion for Entry of an Order (I) Enforcing the Automatic Stay, (II) Voiding Actions Taken in Violation of the Automatic Stay, (III) for Contempt and Sanctions Against the NRF and the NRF Trustees, and (IV) Granting Related Relief [Docket No. 644], (ii) Debtors’ Motion for Entry of an Order (I) Enforcing the Automatic Stay with Respect to the Demand for Interim Withdrawal Liability Payments by the NRF, (II) Voiding Such Payment Demands Taken in Violation of the Automatic Stay, and (III) Granting Related Relief [Docket No. 1018], and (iii) any and all appeals taken in connection with any of the foregoing (a) and (b).

220. “NRF Claim” means Proof of Claim number 3484, filed by the NRF, as such Proof of Claim may be amended or superseded.

221. “NRF Employers” means, collectively, (i) Debtor Bally’s Park Place, Inc. d/b/a Bally’s Hotel and Casino, (ii) Debtor Boardwalk Regency Corporation d/b/a Caesars Atlantic City, (iii) Debtor Parball Corporation, (iv) non-Debtor Chester Downs Marina LLC d/b/a Harrah’s Philadelphia, and (v) non-Debtor Harrah’s Operating Company, Inc. d/b/a Harrah’s Atlantic City Casino and Hotel.

222. “NRF Non-Bankruptcy Disputes” means any rights, interests, dispute, claim, proceeding, arbitration, action, or suit relating to the NRF other than the NRF Bankruptcy Disputes, including (a) Caesars Entertainment Corporation v. Pension Plan of the National Retirement Fund and Board of Trustees of the National Retirement Fund, Case No. 15-cv-00138 (S.D.N.Y.); (b) The National Retirement Fund, et al. v. Caesars Entertainment Corporation, et al., Civil Action No. 15-CV-02048 (S.D.N.Y.); (c) Caesars Entertainment Corporation v. Pension Plan of the National Retirement Fund, et al., Case No. 16-232 (2d Cir.); (d) any actions, proceedings, suits, appeals, or arbitrations related to the NRF’s January 12, 2015, expulsion of the NRF Employers; and (e) rights, whether arising under law, contract, or judgment, against any Debtor or non-Debtor, including any right to recover cash, property, or other value related to the NRF Non-Bankruptcy Disputes.

223. “NRF Payment Demand” means the letter dated February 13, 2015, from counsel to the NRF and the Board of Trustees of the NRF to CEC and CERP assessing withdrawal liability in the amount of $363,622,615, payable in 80 quarterly installments of $5,981,493.64.

224. “NRF Standstill Agreement” means the Standstill Agreement, dated as of March 20, 2015, as may be amended from time to time, among the NRF Employers, CEC, CEOC, CERP, the NRF, and the Board of Trustees of the NRF [Case No. 15-00131; Docket No. 27].

225. “NRF Withdrawal Notice” means the letter dated January 12, 2015, by the Board of Trustees of the NRF to the NRF Employers notifying the NRF Employers that the NRF would no longer accept contributions by the NRF Employers to the Legacy Plan of the NRF, as amended by the letter dated January 13, 2015, from the Board of Trustees of the NRF to the NRF Employers.

226. “OpCo” means Reorganized CEOC and any successors thereto pursuant to the CEOC Merger, a corporation or limited liability company organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, all of the Debtors’ assets other than the assets to be owned by the REIT and its subsidiaries (including PropCo and the TRS(s)) or to be distributed to Holders of Claims under the Plan.

227. “OpCo Common Stock” means the common equity interests in OpCo, to be issued to CEC on the Effective Date pursuant to the terms of the Plan and the OpCo Organizational Documents.

228. “OpCo First Lien Loan Agreement” means, if and to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the loan agreement by and among OpCo, as borrower, certain of its subsidiaries, as guarantors, the lenders from time to time party thereto, and the OpCo Loan Agreement Agent, pursuant to which the OpCo First Lien Term Loan shall be issued, to be effective on the Effective Date, (a) the form of which, if applicable, shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

229. “OpCo First Lien Loan Agreement Agent” means the administrative and collateral agent to be appointed for the OpCo First Lien Term Loan, if any.

230. “OpCo First Lien Loan Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Loan Agreement and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Term Loan, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which in each case, shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

231. “OpCo First Lien Notes” means up to $318,100,000 of first lien notes to be issued under the OpCo First Lien Notes Indenture, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bond Creditors in their sole discretion waive the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement.

232. “OpCo First Lien Notes Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Notes, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which, in each case, shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

233. “OpCo First Lien Notes Indenture” means, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the indenture to be entered into by and among OpCo, as issuer, certain of its subsidiaries, as guarantors, and the OpCo First Lien Notes Indenture Trustee, pursuant to which the OpCo First Lien Notes shall be issued, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

234. “OpCo First Lien Notes Indenture Trustee” means the indenture trustee to be appointed for the OpCo First Lien Notes Indenture, if any.

235. “OpCo First Lien Term Loan” means up to $916,900,000 of first lien debt to be issued pursuant to the Plan and outstanding under the OpCo First Lien Loan Agreement, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bank Creditors waive, in their sole discretion, the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement, provided that the OpCo First Lien Term Loan shall include and be increased by the OpCo First Lien Incremental Term Loan, if any.

236. “OpCo First Lien Incremental Term Loan” means the OpCo First Lien Term Loan debt in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt to be issued in lieu of OpCo First Lien Notes solely if (a) the OpCo Market Debt is not fully syndicated in the amount of $1,235,000,000 of debt and the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000 and (b) the Requisite Consenting Bond Creditors elect in their sole discretion to waive the syndication requirement of the OpCo Market Debt as set forth in Article IX.B hereof.

237. “OpCo Guaranty Agreement” means the guarantees to be entered into by New CEC pursuant to which New CEC shall guaranty the amounts due under, as applicable, the OpCo Market Debt Documents (if necessary), the OpCo First Lien Loan Agreement (if any), and/or OpCo First Lien Notes Indenture (if any), (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

238. “OpCo Market Debt” means the $1,235,000,000 of debt to be issued by OpCo to third parties for Cash on or before the Effective Date (in whatever tranche(s) reasonably necessary or appropriate for syndication of such debt on the terms most favorable to OpCo), which Cash shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof, and which debt shall be guaranteed pursuant to the OpCo Guaranty Agreement.

239. “OpCo Market Debt Documents” means the loan agreement and/or indentures and all other supplements, agreements, documents, and instruments evidencing or securing the OpCo Market Debt to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), the form of the material documents of which shall be included in the Plan Supplement.

240. “OpCo Organizational Documents” means, as applicable, the form of the limited liability company agreement or the amended and restated articles of incorporation, charter, bylaws, and other similar organizational and constituent documents for OpCo, which shall be consistent with the Plan and included in the Plan Supplement.

241. “OpCo Series A Preferred Stock” means the preferred stock issued by OpCo to the Holders of certain Claims against the Debtors, which shall be exchanged for the New CEC Common Equity distributed pursuant to the CEOC Merger.

242. “Other Priority Claim” means any Claim against any of the Debtors described in section 507(a) of the Bankruptcy Code to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; (b) a Professional Fee Claim; or (c) a Priority Tax Claim.

243. “Other Secured Claim” means a Secured Claim that is not: (a) a Prepetition Credit Agreement Claim; (b) a Secured First Lien Notes Claim; or (c) a Secured Tax Claim. For the avoidance of doubt, Second Lien Notes Claims are Non-First Lien Claims and are not Other Secured Claims.

244. “Ownership Limit Waiver Agreement” means an agreement between the Board of the REIT and a holder of REIT Stock waiving certain equity ownership limits in the REIT charter, which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

245. “Par Recovery Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to recovery in full based on the Liquidation Analysis, which Debtors are, collectively, (a) 190 Flamingo, LLC, (b) 3535 LV Corp., (c) Caesars Entertainment Golf, Inc., (d) Caesars License Company, LLC, (e) Desert Palace, Inc., (f) FHR Corporation, (g) Harrah’s Illinois Corporation, (h) Harrah’s North Kansas City LLC, (i) Harveys BR Management Company, Inc., (j) Harveys Iowa Management Company, Inc., (k) Harveys Tahoe Management Company, Inc., (l) HBR Realty Company, Inc., (m) Hole in the Wall, LLC, (n) Horseshoe Hammond, LLC, (o) Parball Corporation, (p) Players Bluegrass Downs, Inc., (q) PHW Las Vegas, LLC, (r) Reno Projects, Inc., (s) Southern Illinois Riverboat/Casino Cruises, Inc., and (t) Trigger Real Estate Corporation.

246. “Par Recovery Unsecured Claims” means a General Unsecured Claim against the Par Recovery Debtors.

247. “Partnership Contribution Structure” means the contribution of real property assets to PropCo in a transaction intended to qualify under section 721 of the Internal Revenue Code.

248. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

249. “Petition Date” means for all Debtors, January 15, 2015.

250. “Petitioning Creditors” means Appaloosa Investment Limited Partnership, OCM Opportunities Fund VI, L.P., and Special Value Expansion Fund, LLC.

251. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of Article X hereof, including all exhibits hereto and the Plan Supplement, which is incorporated herein by reference and made part of this Plan as if set forth herein.

252. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, which the Debtors initially filed on July 18, 2016, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, and which includes the: (a) form of the New Corporate Governance Documents; (b) form of the OpCo Organizational Documents; (c) form of the PropCo Organizational Documents; (d) form of the REIT Organizational Documents; (e) form of PropCo GP Organizational Documents; (f) form of CPLV Sub Organizational Documents; (g) form of CPLV Mezz Organizational Documents; (h) form of TRS Organizational Documents; (i) form of Backstop Commitment Agreement; (j) form of REIT Series A Preferred Stock Articles; (k) form of the OpCo Market Debt Documents; (l) form of OpCo First Lien Loan Agreement, if any; (m) form of the OpCo First Lien Notes Indenture, if any; (n) form of the OpCo Guaranty Agreement, if necessary; (o) form of the PropCo First Lien Loan Agreement; (p) form of the PropCo First Lien Notes Indenture; (q) form of the PropCo Second Lien Notes Indenture; (r) form of the CPLV Loan Agreement; (s) form of the CPLV Mezzanine Loan Agreement, if any; (t) form of the New CEC Convertible Notes Indenture; (u) form of Management and Lease Support Agreements; (u) form of Master Lease Agreements; (v) form of Right of First Refusal Agreement; (w) form of PropCo Call Right Agreements; (x) form of the CEOC Merger Agreement; (y) form of Tax Indemnity Agreement; (z) form of Transition Services Agreement; (aa) the PropCo Equity Election Procedures; (bb) the

PropCo Preferred Subscription Procedures; (cc) form of Deferred Compensation Settlement Agreement; (dd) Rejected Executory Contract and Unexpired Lease Schedule; (ee) Assumed Executory Contracts and Unexpired Lease Schedule; (ff) schedule of retained Causes of Action; (gg) Non-Released Parties Schedule; (hh) identity of members of the OpCo New Board and the PropCo New Board; (ii) identity of observer of OpCo New Board; (jj) Restructuring Transactions Memorandum; (kk) schedule of PropCo assets; (ll) Management Equity Incentive Plan; (mm) form of New Employment Contracts; and (nn) the New CEC Common Equity Cash Election Procedures.

253. “Post-Petition Interest” means, with respect to Non-Obligor Unsecured Claims and the Par Recovery Debtors, interest accruing through and including the Effective Date at the Federal Judgment Rate.

254. “Prepetition CEC Guarantees” means any guarantee, whether currently in existence or not, that CEC may have entered into in respect of any funded indebtedness of the Debtors, for the avoidance of doubt including any guarantees (whether in existence or not) in respect of the Prepetition Credit Agreement, the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes.

255. “Prepetition Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2014, by and between CEC, CEOC, the lenders party thereto, and the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time, and including all security, collateral, and guaranty and pledge agreements related thereto (including the Guaranty and Pledge Agreement).

256. “Prepetition Credit Agreement Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as successor agent under the Prepetition Credit Agreement.

257. “Prepetition Credit Agreement Claim” means any Claim against any Debtor arising under or related to the Prepetition Credit Agreement or otherwise secured pursuant to the Prepetition Credit Agreement Documents, including Swap and Hedge Claims, provided that there are no Prepetition Credit Agreement Claims against the Non-Obligor Debtors.

258. “Prepetition Credit Agreement Documents” means, collectively, the Prepetition Credit Agreement and all other agreements, documents, and instruments related thereto (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

259. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

260. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes (or sub-Classes, as the case may be) entitled to share in the same recovery as such Allowed Claim under the Plan.

261. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to and in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

262. “Professional Fee Claims” means all Claims for accrued fees and expenses (including transaction or sale fees) for services rendered by a Professional through and including the Confirmation Date regardless of whether a monthly fee statement or interim fee application has been Filed for such fees and expenses. To the extent the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

263. “Professional Fee Escrow” means an interest bearing escrow account to be funded by the Debtors on the Effective Date with Cash from Cash on hand in an amount equal to all unpaid Professional Fee Claims; provided that the Professional Fee Escrow shall be increased from Cash on hand at OpCo to the extent fee applications are filed after the Confirmation Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

264. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

265. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

266. “PropCo” means the newly formed limited partnership organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, certain assets of the Debtors, a schedule of which assets shall be included in the Plan Supplement, which schedule shall be consistent in all material respects with the Bond RSA and otherwise reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

267. “PropCo Call Right Agreement” means that certain Call Right Agreement, by and among CEC, CERP, CGP, PropCo, and their respective applicable subsidiaries (if applicable), to be effective on the Effective Date, regarding PropCo’s right for up to 5 years after the Effective Date to enter into a binding agreement to purchase, as applicable, CERP’s, CGP’s, or their respective applicable subsidiaries’ real property interest (and lease such real property interest back to, as applicable, CERP, CGP, or their respective applicable subsidiaries) and all improvements associated with Harrah’s Atlantic City, Harrah’s Laughlin, and/or Harrah’s New Orleans for a Cash purchase price equal to ten times the agreed annual rent for such properties, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

268. “PropCo Common Equity” means PropCo LP Interests and/or REIT Common Stock.

269. “PropCo Equity Election” means the right of Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims to elect to receive PropCo Common Equity in lieu of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes, which election may reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by no more than $1,250,000,000, and which election shall reduce such debt as set forth in Article IV.A.2 hereof, provided that such PropCo Equity Election may be subject to modification solely in accordance with Article IV.A.2 hereof.

270. “PropCo Equity Election Procedures” means those certain procedures governing the exercise of the PropCo Equity Election, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

271. “PropCo First Lien Credit Agreement” means the credit agreement to be entered into by and among PropCo, as borrower, certain of its subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, the lenders from time to time party thereto, and the PropCo First Lien Credit Agreement Agent, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

272. “PropCo First Lien Credit Agreement Agent” means the administrative and collateral agent to be appointed for the PropCo First Lien Term Loan.

273. “PropCo First Lien Credit Agreement Documents” means, collectively, the PropCo First Lien Credit Agreement and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Term Loan to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

274. “PropCo First Lien Term Loan” means the $1,961,000,000 of first lien debt to be issued pursuant to the Plan and outstanding under the PropCo First Lien Credit Agreement.

275. “PropCo First Lien Notes” means the $431,000,000 of first lien notes to be issued pursuant to the Plan and outstanding under the PropCo First Lien Notes Indenture.

276. “PropCo First Lien Notes Documents” means, collectively, the PropCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

277. “PropCo First Lien Notes Indenture” means the indenture to be entered into by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo First Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

278. “PropCo First Lien Notes Indenture Trustee” means the indenture trustee for the PropCo First Lien Notes Indenture.

279. “PropCo GP” means the newly formed limited liability company organized under the laws of Delaware, which on and after the Effective Date will be the general partner in PropCo and whose sole shareholder on the Effective Date shall be the REIT.

280. “PropCo GP Interests” mean the ownership interests in PropCo GP.

281. “PropCo GP Organizational Documents” means the form of limited liability company agreement and other similar organizational and constituent documents for PropCo GP, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

282. “PropCo Limited Partnership Agreement” means the limited partnership agreement for PropCo, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

283. “PropCo LP GP Interests” mean the general partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to PropCo GP.

284. “PropCo LP Interests” mean the limited partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to the REIT, CEC (solely if the Partnership Contribution Structure is used), and certain Holders of Secured First Lien Notes Claims.

285. “PropCo Organizational Documents” means the PropCo Limited Partnership Agreement and other similar organizational and constituent documents for PropCo and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

286. “PropCo Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

287. “PropCo Preferred Subscription Procedures” means those certain procedures governing the exercise of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

288. “PropCo Preferred Equity” means REIT Series A Preferred Stock and any PropCo Preferred LP Interests to be issued on the Effective Date pursuant to the terms of the Plan, the REIT Organizational Documents, and the PropCo Limited Partnership Agreement, (a) the material terms of which are set forth in the Bank RSA and the Bond RSA, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors.

289. “PropCo Preferred Equity Call Right” means the right of the PropCo Preferred Backstop Investors to purchase for Cash up to 50% of the PropCo Preferred Equity Distribution distributed to each Holder of Allowed Secured First Lien Notes Claims at a price per share equal to 83.3% of the liquidation value thereof.

290. “PropCo Preferred Equity Distribution” means (a) PropCo Preferred Equity with an aggregate liquidation preference on the Effective Date of $300,000,000, and (b) the PropCo Preferred Equity Upsize Shares, which shall have a price per share implying an aggregate value equal to the PropCo Preferred Equity Upsize Amount, and a liquidation preference equal to 1.2 times such aggregate value.

291. “PropCo Preferred Equity Put Right” means the non-transferrable option of the Holders of Secured First Lien Notes Claims to put all, but not less than all, of such Holder’s Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors at a price per share equal to 83.3% of the liquidation value thereof.

292. “PropCo Preferred Equity Upsize Amount” means the lesser of (a) the product of (i) 58.3% and (ii) the excess, if any, of (A) $2,000,000,000 over (B) the amount of CPLV Market Debt, and (b) $116,600,000, which amount shall reduce on a dollar-for-dollar basis the CPLV Mezzanine Debt to be distributed to the Holders of Secured First Lien Notes Claims in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

293. “PropCo Preferred Equity Upsize Shares” means the additional PropCo Preferred Equity, if any, which shall be issued to the Holders of Allowed Secured First Lien Notes Claims (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right) in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

294. “PropCo Preferred LP Interests” mean the preferred Securities in PropCo, if any, which shall only be issued to the extent that a beneficial owner for United States federal income tax purposes of PropCo Common Equity and/or REIT Series A Preferred Stock (a) would end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing and/or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles.

295. “PropCo Second Lien Notes” means the second lien notes issued under the PropCo Second Lien Notes Indenture in an original aggregate principal amount equal to (i) the sum of (a) $1,425,000,000 and (b) the PropCo Second Lien Upsize Amount (if any) minus (ii) the sum of (a) two-thirds (2/3) of the amount by which the total CPLV Market Debt exceeds $2,350,000,000 and (b) the product of (x) the ratio of the amount of Secured First Lien Notes Claims to the sum of the amount of the Secured First Lien Notes Claims and the Prepetition Credit Agreement Claims and (y) if the CPLV Market Debt is in an amount equal to or less than $2,350,000,000, the excess of the CPLV Market Debt over $2,000,000,000; provided that the total amount of clause (ii) shall not exceed $250,000,000.

296. “PropCo Second Lien Notes Documents” means, collectively, the PropCo Second Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo Second Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

297. “PropCo Second Lien Notes Indenture” means the indenture by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo Second Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

298. “PropCo Second Lien Notes Indenture Trustee” means the indenture trustee for the PropCo Second Lien Notes Indenture.

299. “PropCo Second Lien Upsize Amount” means up to $333,000,000 in aggregate principal amount of PropCo Second Lien Notes, which debt shall only be issued if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt to third parties, and which PropCo Second Lien Notes shall be issued in an initial aggregate principal amount equal to $2,600,000,000 minus the sum of (a) the aggregate principal amount of the CPLV Market Debt issued to third parties (which in no event shall be less than $1,800,000,000), plus (b) the sum of (i) the amount of CPLV Mezzanine Debt to be issued to the Holders of Allowed Secured First Lien Notes Claims as set forth in Article IV.A.3 hereof, (ii) $250,000,000 (the purchase price for purposes of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right of $300,000,000 in liquidation value of the PropCo Preferred Equity distributed as part of the PropCo Preferred Equity Distribution), and (iii) the PropCo Preferred Equity Upsize Amount, if any; provided that the Holders of Allowed Prepetition Credit Agreement Claims shall have the right to elect to replace the PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount with an equal principal amount of CPLV Mezzanine Debt in lieu thereof by making (pursuant to the terms and conditions of) the CPLV Mezzanine Election.

300. “PropCo Tax Letter” means either an opinion letter from the Debtors’ legal counsel to CEOC, or a private letter ruling received by CEOC from the IRS, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to CEOC’s creditors, should not result in a material amount of U.S. federal income tax to CEOC, determined as if CEOC and its subsidiaries were a stand-alone consolidated group, provided, however, that for the purposes of the treatment of any direct or indirect consideration being contributed by CEC and/or New CEC or any non-Debtor affiliates thereof, such opinion letter or private letter ruling may be determined as if CEOC and its subsidiaries were part of a consolidated group with CEC, New CEC, and any other members of the consolidated group of which CEC and/or New CEC is a member.

301. “Qualified Institutional Buyer” shall have the meaning set forth in Rule 144A of the Securities Act.

302. “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

303. “Recoverable Amount” means the $35,000,000 owed by CEC to CEOC pursuant to that certain Recovery Agreement, dated as of August 12, 2014, by and among CEOC and CEC, related to that certain Note Purchase Agreement entered into in August 2014, by and between CEC, CEOC, and the holders of a majority in aggregate principal amount of each of CEOC’s Senior Unsecured Notes.

304. “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest not Impaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

305. “REIT” means the newly formed real estate investment trust, a corporation organized under the laws of Maryland, which on and after the Effective Date will own and control PropCo GP and one or more TRS(s) and hold PropCo LP Interests.

306. “REIT Common Stock” means the common equity interest in the REIT, to be issued on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

307. “REIT Opinion Letter” means an opinion letter from the Debtors’ legal counsel on which the Holders of Secured First Lien Notes Claims and Holders of Prepetition Credit Agreement Claims may rely, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion, that the REIT’s method of operation since its formation has enabled as of such date up to and including the end of the date of the opinion, and its proposed method of operation as of such date will enable, the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code.

308. “REIT Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the REIT, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

309. “REIT Preferred Stock” means, collectively, the REIT Series A Preferred Stock and the REIT Series B Preferred Stock.

310. “REIT Series A Preferred Stock Articles” means the articles supplementary for the REIT Series A Preferred Stock, the form of which shall be included in the Plan Supplement and which is attached to the Bond RSA.

311. “REIT Series A Preferred Stock” means Series A Preferred Stock of the REIT, with terms set forth in the REIT Series A Preferred Stock Articles, issued to Holders of Secured First Lien Notes Claims.

312. “REIT Series B Preferred Stock” means the 125 shares of Series B Preferred Stock of the REIT, which shall have an aggregate value of $125,000, a liquidation preference of $1,000 per share, and an annual dividend of approximately 12.0%, which may be issued by the REIT on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

313. “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

314. “Released Caesars Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) each Debtor; (b) each non-Debtor direct and indirect subsidiary of the Debtors; (c) with respect to each of the foregoing identified in subsections (a) and (b) herein, each and all of their respective direct and indirect current and former: (i) shareholders, (ii) affiliates, (iii) partners (including general partners and limited partners), (iv) managing members, (v) members, (vi) officers, (vii) directors, (viii) principals, employees, and managers, each only to the extent named as a defendant in the Caesars Cases or the adversary proceeding captioned Caesars Entertainment Operating Company, Inc., et al v. Caesars Entertainment Corporation, et al., Adv. Pro. No. 16-00522 (ABG) (Bankr. N.D. Ill.), or referenced in the Final Report of Examiner, Richard J. Davis [Docket No. 3720], (ix) attorneys, (x) investment bankers, (xi) other professionals, and (xii) representatives, each of the foregoing (i) through (xii) in their capacities as such; (d) the CEC Released Parties; and (e) the Alpha Released Parties.

315. “Released Creditor Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) the Consenting First Lien Noteholders; (b) the Consenting First Lien Bank Lenders; (c) the Consenting SGN Creditors; (d) the Prepetition Credit Agreement Agent; (e) the First Lien Notes Indenture Trustee; (f) the Second Lien Collateral Agent; (g) Subsidiary-Guaranteed Notes Indenture Trustee; (h) the Unsecured Creditors Committee; (i) the Unsecured Creditors Committee Members; (j) the Second Priority Noteholders Committee; (k) the Second Priority Noteholders Committee Members; (l) the Consenting Second Lien Creditors; (m) DTC; (n) Frederick Barton Danner; (o) the Second Lien Notes Indenture Trustees; (p) the Senior Unsecured Notes Indenture Trustee; and (q) with respect to each of the foregoing identified in subsections (a) through (p) herein, each and all of their respective direct and indirect current and former: shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such.

316. “Released Party” means, collectively, each Released Caesars Party, each Released Creditor Party, and each Released Petitioning Creditor Party.

317. “Released Petitioning Creditor Party” means each Petitioning Creditor, solely in its capacity as such, and each and all of their respective direct and indirect current and former: shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such.

318. “Releasing Parties” means, collectively, as applicable: (a) the Debtors; (b) CEC; (c) CAC; (d) the Sponsors; (e) the Consenting First Lien Bank Lenders; (f) the Consenting First Lien Noteholders; (g) the Consenting SGN Creditors; (h) the Consenting Second Lien Creditors; (i) the Prepetition Credit Agreement Agent; (j) the First Lien Notes Indenture Trustee; (k) the Second Lien Collateral Agent; (l) the Second Lien Notes Indenture Trustees; (m) the Subsidiary-Guaranteed Notes Indenture Trustee; (n) the Senior Unsecured Notes Indenture Trustee; (o) the Second Priority Noteholders Committee Members; (p) the Unsecured Creditors Committee Members; (q) the Petitioning Creditors; (r) Frederick Barton Danner; (s) all other Persons or Entities who have held or are currently holding Claims against, or Interests in, (asserted or otherwise) the Debtors (except for the NRF); and (t) any Entity asserting a claim or cause of action on behalf of or through the Debtors or the Estates.

319. “Reorganized Debtors” means each of the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including, as of and after the Effective Date, OpCo. For the avoidance of doubt, Reorganized Debtors do not include: (a) PropCo; (b) PropCo GP; (c) CPLV Sub; (d) CPLV Mezz; (e) the TRS(s); or (f) the REIT.

320. “Required Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

321. “Requisite Consenting Bank Creditors” shall have the meaning set forth in the Bank RSA.

322. “Requisite Consenting Bond Creditors” means the Requisite Consenting Creditors as defined in the Bond RSA.

323. “Requisite Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

324. “Restructuring Documents” means the Plan, the documents Filed as part of the Plan Supplement, the Disclosure Statement, the New Corporate Governance Documents, the New Debt Documents, the Restructuring Transactions Memorandum, and any other agreements or documentation effectuating the Plan.

325. “Restructuring Support Agreements” means, collectively, the Bank RSA, the Bond RSA, the Second Lien RSA, the SGN RSA, the UCC RSA, the CEC RSA, and the CAC RSA.

326. “Restructuring Support Advisors Fees” means, collectively, to the extent not previously paid in connection with the Debtors or the Chapter 11 Cases, including pursuant to the Final Cash Collateral Order, all outstanding prepetition and postpetition reasonable and documented fees (including any transaction, completion, or letter of credit fees) and expenses (provided that documentation shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines) of (I) those parties set forth in paragraph 4(e) of the Final Cash Collateral Order, including (a) Rothschild Inc.; (b) Stroock & Stroock & Lavan LLP; (c) Shaw Fishman Glantz & Towbin LLC; (d) Cahill Gordon & Reindel LLP; (e) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP; (f) the Prepetition Credit Agreement Agent and any related issuer of letters of credit (including any predecessor thereto in all capacities); (g) Miller Buckfire & Co.; (h) Kramer Levin Naftalis & Frankel LLP; (i) Neal, Gerber & Eisenberg LLP; (j) Berkeley Research Group, LLC; (k) the First Lien Notes Indenture Trustees; (l) Katten Muchin Rosenman LLP; and (m) Dykema Gossett PLLC, and (II) those additional parties retained by the First Lien Indenture Trustee, including in connection with the Caesars Cases.

327. “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on or before the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, sale, consolidation, equity issuance, certificates of incorporation, operating agreements, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of sale, equity issuance, transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the execution and delivery of the New Debt Documents; (d) the CEOC Merger; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate to implement the Plan.

328. “Restructuring Transactions Memorandum” means that certain memorandum describing the Restructuring Transactions, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

329. “Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, by and among New CEC (by and on behalf of itself and all of its majority owned subsidiaries) and PropCo (by and on behalf of itself and all of its majority owned subsidiaries), to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

330. “RSA Forbearance Fees” shall have, collectively, the meaning for (a) “RSA Forbearance Fees” set forth in the Bond RSA, and (b) “1L RSA Forbearance Fees” set forth in the Second Lien RSA.

331. “SEC” means the Securities and Exchange Commission.

332. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as they may be or may have been amended, modified, or supplemented from time to time.

333. “Second Lien Bond Fees and Expenses” shall have the meaning set forth in the Second Lien RSA.

334. “Second Lien Collateral Agent” means Delaware Trust Company as successor collateral agent under that certain Collateral Agreement dated as of December 24, 2008 between CEOC, subsidiaries identified therein, and the collateral agent, as it may be or may have been amended, modified, or supplemented from time to time.

335. “Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 24, 2008, by and between the Prepetition Credit Agreement Agent and the Second Lien Notes Indenture Trustees.

336. “Second Lien Noteholder Professionals” means the Second Lien Bond Professionals as defined in the Second Lien RSA.

337. “Second Lien Notes” means, collectively, the: (a) 12.75% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $750,000,000 pursuant to the 12.75% Second Lien Notes Indenture; (b) 10.00% Second-Priority Senior Secured Notes due 2015, issued in the original principal amount of $214,800,000 pursuant to the 10.00% Second Lien Notes Indenture dated December 24, 2008; (c) 10.00% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $847,621,000 pursuant to the 10.00% Second Lien Notes Indenture dated December 24, 2008; and (d) 10.00% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $3,705,498,000 pursuant to the 10.00% Second Lien Notes Indenture dated April 15, 2009.

338. “Second Lien Notes Claim” means any Claim against a Debtor, the Estates, or property of a Debtor, including any Secured or unsecured Claim, arising under, related to, or in connection with the Second Lien Notes.

339. “Second Lien Notes Indentures” means, collectively, the: (a) 10.00% Second Lien Notes Indentures; and (b) 12.75% Second Lien Notes Indenture.

340. “Second Lien Notes Indenture Trustees” mean, collectively, the 12.75% Second Lien Notes Indenture Trustee and each 10.00% Second Lien Notes Indenture Trustee.

341. “Second Lien RSA” means that certain Restructuring Support, Forbearance, and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October 4, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, the Second Priority Noteholders Committee, and the Second Lien Consenting Creditors (as defined therein) party thereto from time to time.

342. “Second Priority Noteholders Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

343. “Second Priority Noteholders Committee Members” means each of the following, in each case solely in its capacity as a member of the Second Priority Noteholders Committee: (a) Wilmington Savings Fund Society, FSB, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (b) BOKF, N.A., solely in its capacity as 12.75% Second Lien Notes Indenture Trustee; (c) Delaware Trust Company, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (d) Tennenbaum Opportunities Partner V, LP; (e) Centerbridge Credit Partners Master LP; (f) Palomino Fund Ltd.; and (g) Oaktree FF Investment Fund LP.

344. “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code; provided that a Section 510(b) Claim shall not include any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

345. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan as a Secured Claim.

346. “Secured First Lien Notes Claim” means any Claim against a Debtor arising under or related to the First Lien Notes that is a Secured Claim, provided that there are no Secured First Lien Notes Claims against the Non-Obligor Debtors.

347. “Secured First Lien Notes Claim PropCo Equity Recovery” means the Pro Rata share of REIT Common Stock to be issued to Holders of Allowed Secured First Lien Notes Claims except to the extent that any such Holder would end up with more an 9.8% of the REIT Common Stock and does not enter into an Ownership Limit Waiver Agreement, in which case they will receive any such excess amount as PropCo LP Interests.

348. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

349. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a — 77aa, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

350. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

351. “Senior Unsecured Notes” means, collectively, the: (a) 6.50% Senior Notes due 2016, issued in the original principal amount of $214,800,000 pursuant to the 6.50% Senior Unsecured Notes Indenture; and (b) 5.75% Senior Notes due 2017, issued in the original principal amount of $750,000,000 pursuant to the 5.75% Senior Unsecured Notes Indenture.

352. “Senior Unsecured Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Senior Unsecured Notes.

353. “Senior Unsecured Notes Indentures” means collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; and (c) 6.50% Senior Unsecured Notes Indenture.

354. “Senior Unsecured Notes Indenture Trustee” means, collectively, the 5.75% Senior Unsecured Notes Indenture Trustee and the 6.50% Senior Unsecured Notes Indenture Trustee.

355. “Separation Structure” means the separation of the Debtors into OpCo, PropCo, and the REIT in accordance with the Plan.

356. “SGN RSA” means that certain First Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 21, 2016, and as amended as of October 4, 2016, and as amended, amended and restated, supplemented, or otherwise modified from time to time thereafter, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting SGN Creditors (as defined therein) party thereto from time to time.

357. “Solicitation Procedures Order” means the Order (A) Approving the Solicitation Procedures and (B) Granting Related Relief [Docket No. 4219], entered by the Bankruptcy Court on June 28, 2016, which was amended on July 6, 2016, to make technical corrections to certain of the dates therein [Docket No. 4272].

358. “Spin Structure” means the contribution of assets to the REIT in a reorganization intended to qualify under section 368(a)(1)(G) of the Internal Revenue Code.

359. “Spin Opinion” shall have the meaning set forth in Article IV.N hereof.

360. “Spin Ruling” shall have the meaning set forth in Article IV.N hereof.

361. “Sponsors” means each and all of: (a) Apollo Global Management, LLC, Apollo Management VI, L.P., Apollo Alternative Assets, L.P., Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC; and Apollo Investment Fund VI, L.P.; (b) TPG Capital, L.P., TPG Global, LLC, TPG Capital Management, L.P., TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC; and (c) Hamlet Holdings LLC, Con-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC.

362. “Subsidiary-Guaranteed Notes” means the 10.75% Senior Notes due 2016, issued in the original principal amount of $4,932,417,000 pursuant to the Subsidiary-Guaranteed Notes Indenture.

363. “Subsidiary-Guaranteed Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Subsidiary-Guaranteed Notes.

364. “Subsidiary-Guaranteed Notes Indenture” means that certain Indenture, dated as of February 1, 2008, by and between CEOC, the Subsidiary Guarantors, and the Subsidiary-Guaranteed Notes Indenture Trustee, providing for the issuance of 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

365. “Subsidiary-Guaranteed Notes Indenture Trustee” means Wilmington Trust, National Association, solely in its capacity as successor indenture trustee under the Subsidiary-Guaranteed Notes Indenture, and any predecessors and successors in such capacity.

366. “Subsidiary-Guaranteed Notes Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 28, 2008, by and between the Prepetition Credit Agreement Agent and the Subsidiary-Guaranteed Notes Indenture Trustee.

367. “Subsidiary-Guaranteed Notes Settlement” means the settlement set forth in Article IV.H of the Plan and encompassed in the SGN RSA.

368. “Subsidiary Guarantors” means, collectively: (a) 190 Flamingo, LLC; (b) 3535 LV Corp. (f/k/a Harrah’s Imperial Palace); (c) AJP Holdings, LLC; (d) AJP Parent, LLC; (e) B I Gaming Corporation; (f) Bally’s Midwest Casino, Inc.; (g) Bally’s Park Place, Inc.; (h) Benco, Inc.; (i) Biloxi Hammond, LLC; (j) Biloxi Village Walk Development, LLC; (k) BL Development Corp.; (l) Boardwalk Regency Corporation; (m) Caesars Entertainment Canada Holding, Inc.; (n) Caesars Entertainment Finance Corp.; (o) Caesars Entertainment Golf, Inc.; (p) Caesars Entertainment Retail, Inc.; (q) Caesars India Sponsor Company, LLC; (r) Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC); (s) Caesars Marketing Services Corporation (f/k/a Harrah’s Marketing Services Corporation); (t) Caesars New Jersey, Inc.; (u) Caesars Palace Corporation; (v) Caesars Palace Realty Corporation; (w) Caesars Palace Sports Promotions, Inc.; (x) Caesars Riverboat Casino, LLC; (y) Caesars Trex, Inc.; (z) Caesars United Kingdom, Inc.; (aa) Caesars World Marketing Corporation; (bb) Caesars World

Merchandising, Inc. (cc) Caesars World, Inc.; (dd) California Clearing Corporation; (ee) Casino Computer Programming, Inc.; (ff) Chester Facility Holding Company, LLC; (gg) Consolidated Supplies, Services and Systems; (hh) DCH Exchange, LLC; (ii) DCH Lender, LLC; (jj) Desert Palace, Inc.; (kk) Durante Holdings, LLC; (ll) East Beach Development Corporation; (mm) FHR Corporation; (nn) Flamingo-Laughlin, Inc. (f/k/a Flamingo Hilton-Laughlin, Inc.); (oo) GCA Acquisition Subsidiary, Inc.; (pp) GNOC, Corp.; (qq) Grand Casinos of Biloxi, LLC; (rr) Grand Casinos of Mississippi, LLC — Gulfport; (ss) Grand Casinos, Inc.; (tt) Grand Media Buying, Inc.; (uu) Harrah South Shore Corporation; (vv) Harrah’s Arizona Corporation; (ww) Harrah’s Bossier City Investment Company, L.L.C.; (xx) Harrah’s Bossier City Management Company, LLC; (yy) Harrah’s Chester Downs Investment Company, LLC; (zz) Harrah’s Chester Downs Management Company, LLC; (aaa) Harrah’s Illinois Corporation; (bbb) Harrah’s Interactive Investment Company; (ccc) Harrah’s International Holding Company, Inc.; (ddd) Harrah’s Investments, Inc. (f/k/a Harrah’s Wheeling Corporation); (eee) Harrah’s Management Company; (fff) Harrah’s Maryland Heights Operating Company; (hhh) Harrah’s MH Project, LLC; (iii) Harrah’s NC Casino Company, LLC; (jjj) Harrah’s New Orleans Management Company; (kkk) Harrah’s North Kansas City LLC (f/k/a Harrah’s North Kansas City Corporation); (lll) Harrah’s Operating Company Memphis, LLC; (mmm) Harrah’s Pittsburgh Management Company; (nnn) Harrah’s Reno Holding Company, Inc.; (ooo) Harrah’s Shreveport Investment Company, LLC; (ppp) Harrah’s Shreveport Management Company, LLC; (qqq) Harrah’s Shreveport/Bossier City Holding Company, LLC; (rrr) Harrah’s Shreveport/Bossier City Investment Company, LLC; (sss) Harrah’s Southwest Michigan Casino Corporation; (ttt) Harrah’s Travel, Inc.; (uuu) Harrah’s West Warwick Gaming Company, LLC; (vvv) Harveys BR Management Company, Inc.; (www) Harveys C.C. Management Company, Inc.; (xxx) Harveys Iowa Management Company, Inc.; (yyy) Harveys Tahoe Management Company, Inc.; (zzz) H-BAY, LLC; (aaaa) HBR Realty Company, Inc.; (bbbb) HCAL, LLC; (cccc) HCR Services Company, Inc.; (dddd) HEI Holding Company One, Inc.; (eeee) HEI Holding Company Two, Inc.; (ffff) HHLV Management Company, LLC; (gggg) Hole in the Wall, LLC; (hhhh) Horseshoe Entertainment; (iiii) Horseshoe Gaming Holding, LLC; (jjjj) Horseshoe GP, LLC; (kkkk) Horseshoe Hammond, LLC; (llll) Horseshoe Shreveport, L.L.C.; (mmmm) HTM Holding, Inc.; (nnnn) Koval Holdings Company, LLC; (oooo) Koval Investment Company, LLC; (pppp) Las Vegas Golf Management, LLC; (qqqq) Las Vegas Resort Development, Inc.; (rrrr) LVH Corporation; (ssss) Martial Development Corp.; (tttt) Nevada Marketing, LLC; (uuuu) New Gaming Capital Partnership; (vvvv) Ocean Showboat, Inc.; (wwww) Parball Corporation; (xxxx) Players Bluegrass Downs, Inc.; (yyyy) Players Development, Inc.; (zzzz) Players Holding, LLC; (aaaaa) Players International, LLC; (bbbbb) Players LC, LLC; (ccccc) Players Maryland Heights Nevada, LLC; (ddddd) Players Resources, Inc.; (eeeee) Players Riverboat II, LLC; (fffff) Players Riverboat Management, LLC; (ggggg) Players Riverboat, LLC; (hhhhh) Players Services, Inc.; (iiiii) Reno Crossroads LLC; (jjjjj) Reno Projects, Inc.; (kkkkk) Rio Development Company, Inc.; (lllll) Robinson Property Group Corp.; (mmmmm) Roman Empire Development, LLC; (nnnnn) Roman Entertainment Corporation of Indiana; (ooooo) Roman Holding Corporation of Indiana; (ppppp) Showboat Atlantic City Mezz 1, LLC; (qqqqq) Showboat Atlantic City Mezz 2, LLC; (rrrrr) Showboat Atlantic City Mezz 3, LLC; (sssss) Showboat Atlantic City Mezz 4, LLC; (ttttt) Showboat Atlantic City Mezz 5, LLC; (uuuuu) Showboat Atlantic City Mezz 6, LLC; (vvvvv) Showboat Atlantic City Mezz 7, LLC; (wwwww) Showboat Atlantic City Mezz 8, LLC; (xxxxx) Showboat Atlantic City Mezz 9, LLC; (yyyyy) Showboat Atlantic City Operating Company, LLC; (zzzzz) Showboat Atlantic City Propco, LLC; (aaaaaa) Showboat Holding, Inc.; (bbbbbb) Southern Illinois Riverboat/Casino Cruises, Inc.; (cccccc) Tahoe Garage Propco, LLC; (dddddd) TRB Flamingo, LLC; (eeeeee) Trigger Real Estate Corporation; (ffffff) Tunica Roadhouse Corporation (f/k/a Sheraton Tunica Corporation); (gggggg) Village Walk Construction, LLC; (hhhhhh) Winnick Holdings, LLC; and (iiiiii) Winnick Parent, LLC.

369. “Swap and Hedge Claims” mean, collectively, the Goldman Sachs Swap Claim and any other Claim arising under any swap or hedge agreements that arise under the Prepetition Credit Agreement.

370. “Tax Indemnity Agreement” means the agreement(s), by and among OpCo, PropCo, and New CEC, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

371. “Third-Party Preserved Claims” means any claims against a Released Creditor Party for actual fraud asserted by a person who both (a) is not a Released Party and (b) did not vote to accept the Plan, in each case solely to the extent that such claim is a claim for actual fraud committed by such Released Creditor Party, and solely to the extent that an action with respect to such claim is commenced in the Bankruptcy Court within 45 days after the entry of the Confirmation Order and solely to the extent as determined by a Final Order of a court of competent jurisdiction, it being acknowledged and understood that Third-Party Preserved Claims (a) do not include any claims against any Released Caesars Party or any Released Petitioning Creditor Party, and (b) only include claims that would be released under the Third-Party Release but for the operation of proviso 7 of Article VIII.C of the Plan.

372. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.C of the Plan.

373. “Transition Services Agreement” means that certain Transition Services Agreement, by and among OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries), to be effective on the Effective Date, governing the provision of shared services, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

374. “TRS” means one or more entities to be owned by PropCo or the REIT intended to qualify as taxable REIT subsidiaries as defined under the Internal Revenue Code.

375. “TRS Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the TRS(s), (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

376. “UCC RSA” means that certain Restructuring Support and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 22, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Unsecured Creditors Committee.

377. “Unexpired Lease” means an unexpired lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

378. “Unimpaired” means, with respect to a Claim or Interest, or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

379. “Unsecured Creditors Committee” means the Statutory Unsecured Claimholders’ Committee appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015, as modified on February 6, 2015, and September 25, 2015.

380. “Unsecured Creditors Committee Members” means each of the following, in each case solely in its capacity as a member of the Unsecured Creditors Committee: (a) National Retirement Fund; (b) International Game Technology; (c) US Foods, Inc.; (d) Law Debenture Trust Company of New York, solely in its capacity as Senior Unsecured Notes Indenture Trustee; (e) Relative Value-Long/Short Debt, a Series of Underlying Funds Trust; (f) Wilmington Trust, N.A., solely in its capacity as Subsidiary-Guaranteed Notes Indenture Trustee; (g) Park Hotels & Resorts Inc. f/k/a Hilton Worldwide, Inc.; (h) Earl of Sandwich (Atlantic City) LLC; and (i) PepsiCo, Inc.

381. “Undisputed Unsecured Claim” means any General Unsecured Claim that has been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any General Unsecured Claim that has been agreed to by the Debtors by the Voting Deadline shall be in Class I. For the avoidance of doubt, a Disputed Unsecured Claim that is Allowed by a Final Order of the Bankruptcy Court before the Effective Date shall be treated as an Undisputed Unsecured Claim.

382. “Unsecured Creditor Cash Pool” means the Cash pool for the benefit of Class I and Class J funded by (a) any Cash remaining in the Convenience Cash Pool after satisfying all Allowed Convenience Unsecured Claims in accordance with the Plan treatment of Claims in Class K, and (b) New CEC, in each case for the benefit of Undisputed Unsecured Claims and Disputed Unsecured Claims. The amount of Cash in the Unsecured Creditor Cash Pool funded by New CEC shall be $19,220,000. The Unsecured Creditor Cash Pool shall be used (x) first to provide the Holders of Allowed Undisputed Unsecured Claims a Cash recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim, and (y) second to provide Pro Rata recoveries to Holders of Allowed Disputed Unsecured Claims in Class J from the remaining Cash pool (after the payment of Allowed Undisputed Unsecured Claims) up to a Cash recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claims. Any remaining Cash in the Unsecured Creditor Cash Pool after the satisfaction of all Undisputed Unsecured Claims and Disputed Unsecured Claims shall be reallocated to the Unsecured Insurance Creditor Cash Pool.

383. “Unsecured Creditor Securities Pool” means (a) $46,367,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.568% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.854% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes). If the aggregate amount of Claims in Class I and Class J is less than $308,172,000, the Unsecured Creditor Securities Pool shall be reduced by an amount of OpCo Series A Preferred Stock exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Any OpCo Series A Preferred Stock removed from the Unsecured Creditor Securities Pool pursuant to the foregoing sentence shall be transferred first, to the extent that the Allowed Claims in Class L exceeds $15,000,000, to the Unsecured Insurance Creditor Securities Pool in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the Allowed Claims in Class L exceeds $15,000,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%, and second to New CEC. Solely for purposes of distributing the assets of the Unsecured Creditor Securities Pool, the Unsecured Creditor Securities Pool shall have a value of (A) $182,596,000 less (B) if $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J 59.260%% multiplied by the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J. Holders of Class I Claims shall receive from the Unsecured Creditor Securities Pool (X) a face amount of New CEC Convertible Notes equal to the face amount of New CEC Convertible Notes in the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the aggregate amount of Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool and (Y) an amount of OpCo Series A Preferred Stock (exchangeable pursuant to the CEOC Merger for New CEC Common Equity) equal to the amount of OpCo Series A Preferred Stock available to the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the amount Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool. After the above distributions to Holders of Class I Claims, the remaining assets of the Unsecured Creditor Securities Pool shall be distributed to Holders of Disputed Unsecured Claims in Class J.

384. “Unsecured Insurance Creditor Cash Pool” means the Cash pool funded by New CEC for the benefit of Insurance Covered Unsecured Claims, which shall be (a) $940,000 plus (b) any Cash remaining in the Unsecured Creditor Cash Pool after satisfying all Undisputed Unsecured Claims and Disputed Unsecured Claims in accordance with the Plan. The Unsecured Insurance Creditor Cash Pool shall be used to provide Pro Rata recoveries to Holders of Allowed Insurance Covered Unsecured Claims up to a Cash recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claims. Any remaining Cash in the Unsecured Insurance Creditor Cash Pool after the satisfaction of all Insurance Covered Unsecured Claims shall be either (i) if all Disputed Unsecured Claims have been satisfied, returned to New CEC or (ii) if any Disputed Unsecured Claim in Class J remains Disputed, reallocated to the Unsecured Creditor Cash Pool.

385. “Unsecured Insurance Creditor Securities Pool” means (a) $2,253,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.028% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.090% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), plus (c) to the extent that the Allowed Claims in Class L exceed $15,000,000, any Securities transferred from the Unsecured Creditor Securities Pool pursuant to the definition of the Unsecured Creditor Securities Pool, less, (d) to the extent that $15,000,000 exceeds the Allowed Claims in Class L, an amount of OpCo Series A Preferred Equity exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $15,000,000 exceeds the Allowed Claims in Class L multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Such OpCo Series A Preferred Stock removed from the Unsecured Insurance Creditor Securities Pool pursuant to (d) above shall be distributed (i) first, to the extent that the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000, to Holders of Allowed Claims in Class J in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286% and (ii) second, to New CEC for the benefit of CEC’s pre-Effective Date non-Sponsor shareholders.

386. “Upfront Payment” shall have the meaning set forth in the Bank RSA.

387. “U.S. Trustee” means the United States Trustee for the Northern District of Illinois.

388. “U.S. Trustee Fees” means fees arising under section 1930(a)(6) of the Judicial Code and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

389. “Voting Deadline” means November 21, 2016.

390. “Voting Record Date” means June 22, 2016.

391. “Winnick Unsecured Claim” means a General Unsecured Claim against Debtor Winnick Holdings, LLC.

B.	Rules of Interpretation.

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be in that form or on those terms and conditions; (c) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (d) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (j) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (k) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (l) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (m) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Illinois, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters shall be governed by the laws of the state of incorporation or formation, of the applicable Entity. To the extent a rule of law or procedure is supplied by the Bankruptcy Code, the Bankruptcy Rules, and the decisions and standards of the United States Supreme Court, the United States Court of Appeals for the Seventh Circuit, the United States District Court for the Northern District of Illinois, and the Bankruptcy Court, as applicable, shall govern and control.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Nonconsolidated Plan.

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim will receive, in full and final satisfaction of its Allowed Administrative Claim, Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim either: (1) if such Administrative Claim is Allowed as of the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter; (2) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order of the Bankruptcy Court Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (3) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors’ Estates in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court or as provided by Article II.B and Article XII.D hereof, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Debtors no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Holders of

Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

B.	Professional Fee Claims.

1.	Professional Fee Escrow.

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow. Funds held in the Professional Fee Escrow shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but the funds held in the Professional Fee Escrow after all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders of the Bankruptcy Court shall be deemed to constitute Available Cash and shall be distributed pursuant to Article IV.L hereof as if such amounts had constituted Available Cash on the Effective Date. The Professional Fee Escrow shall be held in trust for the Professionals and for no other parties until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow or Cash held in the Professional Fee Escrow in any way. Professional Fees owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations to pay Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow.

2.	Estimation of Fees and Expenses.

The applicable Professionals shall provide a good faith estimate of their Professional Fee Claims projected to be outstanding as of the Effective Date and shall deliver such estimate to the Debtors no later than five (5) calendar days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow based on such estimates.

3.	Final Fee Applications and Payment of Allowed Professional Fee Claims.

All final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court and served on the Debtors or the Reorganized Debtors, as applicable, no later than the first Business Day that is sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The amount of Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by order of the Bankruptcy Court.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, on and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, Professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Estates. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Solely to the extent required by the Bankruptcy Code, Allowed Priority Tax Claims will be paid with interest at the applicable non-default rate under non-bankruptcy law.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification.

All Claims and Interests, other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.D hereof. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors, except that: (1) Class D, Class E, and Class F shall be vacant for each Non-Obligor Debtor; (2) Class G shall be vacant for each Debtor other than CEOC and the Subsidiary Guarantors; (3) Class H shall be vacant for each Debtor other than CEOC; (4) Class I, Class J, Class K, and Class L shall be vacant for each Non-Obligor Debtor and each BIT Debtor; (5) Class M shall be vacant for each Debtor other than the Par Recovery Debtors; (6) Class N shall be vacant for each Debtor other than Debtor Winnick Holdings, LLC; (7) Class O shall be vacant for each Debtor other than Debtor Caesars Riverboat Casino, LLC; (8) Class P shall be vacant for each Debtor other than Debtor Chester Downs Management Company, LLC; (9) Class Q shall be vacant for each Debtor other than the Non-Obligor Debtors; (10) Class U shall be vacant for each Debtor other than CEOC; and (11) Class V shall be vacant for each Debtor other than Des Plaines Development Limited Partnership.1 Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class A	Each Debtor	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B	Each Debtor	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

[1]	The Debtors reserve the right to separately classify Claims to the extent necessary to comply with any requirements under the Bankruptcy Code or applicable law.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class C	Each Debtor	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class D	Each Debtor other than Non-Obligor Debtors	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote
Class E	Each Debtor other than Non-Obligor Debtors	Secured First Lien Notes Claims	Impaired	Entitled to Vote
Class F	Each Debtor other than Non-Obligor Debtors	Second Lien Notes Claims	Impaired	Entitled to Vote
Class G	CEOC and Each Subsidiary Guarantor	Subsidiary-Guaranteed Notes Claims	Impaired	Entitled to Vote
Class H	CEOC	Senior Unsecured Notes Claims	Impaired	Entitled to Vote
Class I	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Undisputed Unsecured Claims	Impaired	Entitled to Vote
Class J	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Disputed Unsecured Claims	Impaired	Entitled to Vote
Class K	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Convenience Unsecured Claims	Impaired	Entitled to Vote
Class L	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Insurance Covered Unsecured Claims	Impaired	Entitled to Vote
Class M	Each Par Recovery Debtor	Par Recovery Unsecured Claims	Impaired	Entitled to Vote
Class N	Debtor Winnick Holdings, LLC	Winnick Unsecured Claims	Impaired	Entitled to Vote
Class O	Debtor Caesars Riverboat Casino, LLC	Caesars Riverboat Casino Unsecured Claims	Impaired	Entitled to Vote
Class P	Debtor Chester Downs Management Company, LLC	Chester Downs Management Unsecured Claims	Impaired	Entitled to Vote
Class Q	Each Non-Obligor Debtor	Non-Obligor Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class R	Each Debtor	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class S	Each Debtor	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class T	Each Debtor	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class U	CEOC	CEOC Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class V	Des Plaines Development Limited Partnership	Des Plaines Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.	Treatment of Claims and Interests.

1.	Class A — Secured Tax Claims.

(a)	Classification: Class A consists of all Secured Tax Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured Tax Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Secured Tax Claim as of the Effective Date or as soon as reasonably practicable thereafter; or

(ii)	equal semi-annual Cash payments commencing as of the Effective Date or as soon as reasonably practicable thereafter and continuing for five (5) years, in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable non-default rate under non-bankruptcy law, subject to the option of the Reorganized Debtors to prepay the entire amount of such Allowed Secured Tax Claim during such time period.

(c)	Voting: Class A is Unimpaired. Holders of Secured Tax Claims in Class A are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

2.	Class B — Other Secured Claims.

(a)	Classification: Class B consists of all Other Secured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

(ii)	Reinstatement of such Holder’s Allowed Other Secured Claim;

(iii)	the collateral securing such Holder’s Allowed Other Secured Claim; or

(iv)	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class B is Unimpaired. Holders of Other Secured Claims in Class B are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.	Class C — Other Priority Claims.

(a)	Classification: Class C consists of all Other Priority Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim or as soon as reasonably practicable thereafter; or

(ii)	such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired.

(c)	Voting: Class C is Unimpaired. Holders of Other Priority Claims in Class C are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

4.	Class D — Prepetition Credit Agreement Claims.

(a)	Classification: Class D consists of all Prepetition Credit Agreement Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Prepetition Credit Agreement Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Prepetition Credit Agreement Claim, and subject to any increases in connection with an Improved Bank Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$710,100,000 in Cash;

(ii)	$916,900,000 of additional Cash out of the proceeds of the syndication of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Term Loan issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis;

(iii)	$1,961,000,000 aggregate principal amount of the PropCo First Lien Term Loan, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Term Loan pursuant to the PropCo Equity Election;

(iv)

$1,450,000,000 of (A) the PropCo Second Lien Upsize Amount (subject to the right of such Holder to elect to receive PropCo Common Equity rather than the PropCo Second Lien Notes issued pursuant to the PropCo Second Lien Upsize

Amount pursuant to the PropCo Equity Election), if any, and (B) additional Cash in the amount of the difference between (I) $1,450,000,000 minus (II) the amount of the PropCo Second Lien Upsize Amount, provided that such Holder shall receive an equivalent principal amount of CPLV Mezzanine Debt instead of the PropCo Second Lien Upsize Amount if Class D elects (on the Class D Ballot) as a Class (on majority vote based solely on principal amount of Prepetition Credit Agreements Claims held) to cause the CPLV Mezzanine Election to occur pursuant to the Prepetition Credit Agreement CPLV Option Procedures;

(v)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.010% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.647% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(vi)	the Additional CEC Bank Consideration.

(c)	Allowance: $5,426,386,199.91 (before reduction on account of the Bank Pay Down) comprised of (i) $378,276,476.35 on account of Term B-4 Loans; (ii) $939,794,128.14 on account of Term B-5 Loans; (iii) $2,305,062,596.36 on account of Term B-6 Loans; (d) $1,747,852,239.58 on account of Term B-7 Loans; (e) $25,434,935.00 on account of the Goldman Sachs Swap Claim; (f) $17,321,091.66 on account of an additional Swap and Hedge Claim; and (g) $12,644,732.82 on account of draws on letters of credit issued under Prepetition Credit Agreement.

(d)	Voting: Class D is Impaired. Holders of Prepetition Credit Agreement Claims in Class D are entitled to vote to accept or reject the Plan.

5.	Class E — Secured First Lien Notes Claims.

(a)	Classification: Class E consists of all Secured First Lien Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Secured First Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured First Lien Notes Claim, and subject to any increases in connection with an Improved Bond Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$970,900,000 in Cash, minus any Cash amounts up to $103,500,000 paid by the Debtors prior to the Effective Date pursuant to an order of the Bankruptcy Court authorizing such earlier payment (provided, for the avoidance of doubt, that such $103,500,000 payment shall not include the adequate protection payments authorized pursuant to the Cash Collateral Order);

(ii)

$318,100,000 of Cash out of the proceeds of the issuance of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Notes issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis, provided, further, that, subject to the foregoing proviso, to the extent the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of the OpCo Market Debt is less than $159,050,000, then such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Incremental Term Loan in lieu of such OpCo First Lien Notes;

(iii)	$431,000,000 aggregate principal amount of the PropCo First Lien Notes, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Notes pursuant to the PropCo Equity Election;

(iv)	$1,425,000,000, consisting of a combination of (A) aggregate principal amount of PropCo Second Lien Notes (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo Second Lien Notes pursuant to the PropCo Equity Election), and (B) Cash equal to the excess (if any) of (I) $250,000,000 over (II) the aggregate principal amount of CPLV Mezzanine Debt allocated to Holders of Secured First Lien Notes Claims pursuant to Article IV.A.3 hereof (prior to giving effect to any CPLV Mezzanine Equitized Debt);

(v)	the PropCo Preferred Equity Distribution subject to the PropCo Preferred Equity Put Right and the PropCo Preferred Equity Call Right;

(vi)	$1,107,000,000 of (A) aggregate principal amount of the CPLV Mezzanine Debt (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such CPLV Mezzanine Debt pursuant to the PropCo Equity Election) and (B) additional Cash in the amount of the difference between (I) $1,107,000,000 minus (II) the aggregate principal amount of the CPLV Mezzanine Debt (other than any CPLV Mezzanine Debt issued to the holders of Prepetition Credit Agreement Claims) and the PropCo Preferred Equity Upsize Shares;

(vii)	either (A) if the Spin Structure is used, 100% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election), or (B) if the Partnership Contribution Structure is used, (I) 95% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election) and (II) $91,000,000 in Cash;

(viii)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 12.532% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 14.524% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(ix)	the Additional CEC Bond Consideration.

(c)	Allowance: $6,530,577,083.33 comprised of (i) $1,294,270,833.33 on account of notes issued under the 8.50% First Lien Notes Indenture, (ii) $3,112,500,000.00 on account of notes issued under the 9.00% First Lien Notes Indentures, and (iii) $2,123,806,250.00 on account of notes issued under the 11.25% First Lien Notes Indenture

(d)	Voting: Class E is Impaired. Holders of Secured First Lien Notes Claims in Class E are entitled to vote to accept or reject the Plan.

6.	Class F — Second Lien Notes Claims.

(a)	Classification: Class F consists of all Second Lien Notes Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$344,590,000 in Cash;

(ii)	$898,960,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 11.017% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 32.022% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 37.111% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $5,524,111,987.73 comprised of (i) $3,883,617.80 on account of notes due 2015 issued under the 2008 Second Lien Indenture, (ii) $851,128,403.26 on account of notes due 2018 issued under the 2008 Second Lien Indenture, (iii) $3,895,193,716.67 on account of notes issued under the 2009 Second Lien Indenture, and (iv) $773,906,250.00 on account of notes issued under the 2010 Second Lien Indenture, plus fees, costs, and expenses incurred pursuant to the Second Lien Indentures

(d)	Voting: Class F is Impaired. Holders of Second Lien Notes Claims in Class F are entitled to vote to accept or reject the Plan.

7.	Class G — Subsidiary-Guaranteed Notes Claims.

(a)	Classification: Class G consists of all Subsidiary-Guaranteed Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Subsidiary-Guaranteed Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Subsidiary-Guaranteed Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$116,810,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 1.431% of New CEC Common Equity on a fully diluted basis; and

(ii)

subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.045% of New CEC Common Equity on a

fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.688% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $502,019,224.06

(d)	Voting: Class G is Impaired. Holders of Subsidiary-Guaranteed Notes Claims in Class G are entitled to vote to accept or reject the Plan.

8.	Class H — Senior Unsecured Notes Claims.

(a)	Classification: Class H consists of all Senior Unsecured Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Senior Unsecured Notes Claim agrees to a less favorable treatment (including as set forth in Article IV.A.8 hereof), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Senior Unsecured Notes Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	$15,200,000 in Cash;

(ii)	$39,580,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.485% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.414% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 1.639% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $536,198,140.78 comprised of (i) $299,031,918.06 on account of notes issued under the 6.50% Senior Unsecured Notes Indenture; and (b) $237,166,222.72 on account of notes issued under the 5.75% Senior Unsecured Notes Indenture

(d)	Voting: Class H is Impaired. Holders of Senior Unsecured Notes Claims in Class H are entitled to vote to accept or reject the Plan.

9.	Class I — Undisputed Unsecured Claims.

(a)	Classification: Class I consists of all Undisputed Unsecured Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Undisputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Undisputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim in Cash from the Unsecured Creditor Cash Pool; and

(ii)	subject to the New CEC Common Equity Buyback, recovery equal to 59.26% of such Holder’s Allowed Undisputed Unsecured Claim from the Unsecured Creditor Securities Pool as such percentage value is determined in the definition thereof.

(c)	Voting: Class I is Impaired. Holders of Undisputed Unsecured Claims in Class I are entitled to vote to accept or reject the Plan.

10.	Class J — Disputed Unsecured Claims.

(a)	Classification: Class J consists of all Disputed Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Disputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Disputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive the following:

(i)	its Pro Rata share of Cash from Class J’s share of the Unsecured Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of Class J’s share of the Unsecured Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Disputed Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class J is Impaired. Holders of Disputed Unsecured Claims in Class J are entitled to vote to accept or reject the Plan.

11.	Class K — Convenience Unsecured Claims.

(a)	Classification: Class K consists of all Convenience Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Convenience Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Convenience Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of the Convenience Cash Pool up to a recovery equal to 65.5% of such Holder’s Convenience Unsecured Claim.

(c)	Voting: Class K is Impaired. Holders of Convenience Unsecured Claims in Class K are entitled to vote to accept or reject the Plan.

12.	Class L — Insurance Covered Unsecured Claims.

(a)	Classification: Class L consists of all Insurance Covered Unsecured Claims.

(b)

Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Insurance Covered Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each

Allowed Insurance Covered Unsecured Claim, after accounting for insurance as set forth in Article VI.K hereof, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	its Pro Rata share of Cash from the Unsecured Insurance Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of the Unsecured Insurance Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Insurance Covered Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class L is Impaired. Holders of Insurance Covered Unsecured Claims in Class L are entitled to vote to accept or reject the Plan.

13.	Class M — Par Recovery Unsecured Claims.

(a)	Classification: Class M consists of all Par Recovery Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Par Recovery Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Par Recovery Unsecured Claim, each such Holder shall receive recovery in full of its Allowed Par Recovery Unsecured Claim, including Post-Petition Interest, from its Pro Rata share of (but in no event more than payment in full (with Post-Petition Interest)):

(i)	$13,620,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.167% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.502% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.582% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class M is Impaired. Holders of Par Recovery Unsecured Claims in Class M are entitled to vote to accept or reject the Plan.

14.	Class N — Winnick Unsecured Claims.

(a)	Classification: Class N consists of all Winnick Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Winnick Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Winnick Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$270,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.003% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.005% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.006% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class N is Impaired. Holders of Winnick Unsecured Claims in Class N are entitled to vote to accept or reject the Plan.

15.	Class O — Caesars Riverboat Casino Unsecured Claims.

(a)	Classification: Class O consists of all Caesars Riverboat Casino Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Caesars Riverboat Casino Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Caesars Riverboat Casino Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$790,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.010% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.016% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.019% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class O is Impaired. Holders of Caesars Riverboat Casino Unsecured Claims in Class O are entitled to vote to accept or reject the Plan.

16.	Class P — Chester Downs Management Unsecured Claims.

(a)	Classification: Class P consists of all Chester Downs Management Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Chester Downs Management Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Chester Downs Management Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$410,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.005% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.012% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.014% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class P is Impaired. Holders of Chester Downs Management Unsecured Claims in Class P are entitled to vote to accept or reject the Plan.

17.	Class Q — Non-Obligor Unsecured Claims.

(a)	Classification: Class Q consists of all Non-Obligor Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Non-Obligor Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Non-Obligor Unsecured Claim, each such Holder shall receive payment in full, in Cash, of its Allowed Non-Obligor Unsecured Claim, including Post-Petition Interest, from the Non-Obligor Cash Pool.

(c)	Voting: Class Q is Unimpaired. Holders of Non-Obligor Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

18.	Class R — Section 510(b) Claims.

(a)	Classification: Class R consists of all Section 510(b) Claims.

(b)	Treatment: Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)	Voting: Class R is Impaired. Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

19.	Class S — Intercompany Claims.

(a)	Classification: Class S consists of all Intercompany Claims.

(b)	Treatment: Holders of Intercompany Claims shall not receive any distribution on account of such Intercompany Claims. On or after the Effective Date, the Reorganized Debtors may reconcile such Intercompany Claims as may be advisable in order to avoid the incurrence of any past, present, or future tax or similar liabilities by such Reorganized Debtors.

(c)	Voting: Class S is Impaired under the Plan. Holders of Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

20.	Class T — Intercompany Interests.

(a)	Classification: Class T consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors, either:

(i)	Reinstated as of the Effective Date for the benefit of the Holder thereof in exchange for the Reorganized Debtors’ agreement to provide management services to certain other Reorganized Debtors, and to use certain funds and assets as set forth in the Plan to satisfy certain obligations of such other Reorganized Debtors; or

(ii)	cancelled without any distribution on account of such Interests.

(c)	Voting: Class T is Impaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

21.	Class U — CEOC Interests.

(a)	Classification: Class U consists of all CEOC Interests.

(b)	Treatment: CEOC Interests will be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of CEOC Interests will not receive any distribution on account of such CEOC Interests; provided, however, that solely for purposes of effectuating the Plan, the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock.

(c)	Voting: Class U is Impaired. Holders of CEOC Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan

22.	Class V — Des Plaines Interests.

(a)	Classification: Class V consists of all Des Plaines Interests.

(b)	Treatment: The legal, equitable, and contractual rights of the Holders of Des Plaines Interests are unaltered by the Plan. The Des Plaines Interests shall be Reinstated upon the Effective Date, and the Des Plaines Interests shall be and continue to be in full force and effect thereafter.

(c)	Voting: Class V is Unimpaired under the Plan. Holders of Des Plaines Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims. Unless otherwise Allowed, Unimpaired Claims shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Plan Objections.

Acceptance of the Plan by any entity or a Class does not preclude any such entity or member of such Class from objecting to Confirmation on any ground. If Class I votes to reject the Plan, the Unsecured Creditors Committee may raise an objection to Confirmation based upon the treatment of Class I in the event of such rejection.

F.	Voting.

A Holder of a Claim shall be entitled to vote to accept or reject the Plan in accordance with the Solicitation Procedures Order.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation for the Debtors by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Recoveries.

Distributions under the Plan will be funded with, or effectuated by, (1) Cash held on the Effective Date by or for the benefit of the Debtors, (2) Cash proceeds from the New CEC Cash Contribution and New CEC’s contribution of the Unsecured Creditors Cash Pool, (3) Cash proceeds from the New CEC OpCo Stock Purchase, (4) Cash proceeds from the New CEC PropCo Common Stock Purchase, (5) the issuance of New CEC Convertible Notes, (6) the issuance of New CEC Common Equity, (7) CIE Equity Buyback Proceeds from the CIE Escrow Account, (8) Cash proceeds from and the issuance of certain of the New Debt, (9) the issuance of the PropCo Preferred Equity and Cash proceeds from the PropCo Preferred Equity Put Right, (10) the issuance of the New Interests, (11) the Bank Guaranty Settlement, (12) the waiver by CAC of its recoveries on account of its Senior Unsecured Notes Claims, (13) the waiver by the Holders of First Lien Notes Claims of any recoveries at the Debtors’ direction, or the assignment of any such recoveries at the Debtors’ direction, on account of any First Lien Notes Deficiency Claims, (14) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents, at the Debtors’ direction, of the turnover rights under the Second Lien Intercreditor Agreement, and (15) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents of the turnover rights under the Subsidiary-Guaranteed Intercreditor Agreement.

1.	CEC-CAC Merger Agreement.

On or before the Effective Date, CEC and CAC will consummate their merger pursuant to the terms of the Merger Agreement, forming New CEC.

(a)	New CEC Cash Contribution.

On the Effective Date, New CEC shall pay to the Debtors the New CEC Cash Contribution, which shall be used by the Debtors and the Reorganized Debtors, as applicable, to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan.

(b)	New CEC OpCo Stock Purchase.

On the Effective Date, New CEC shall consummate the New CEC OpCo Stock Purchase, at which time New CEC shall own 100% of the OpCo Common Stock.

(c)	New CEC PropCo Common Stock Purchase.

If the Partnership Contribution Structure is used, on the Effective Date, New CEC shall consummate the New CEC PropCo Common Stock Purchase, at which time New CEC shall own 5% of the PropCo Common Equity on a fully diluted basis (including dilution in connection with the PropCo Equity Elections but excluding dilution from PropCo Preferred Equity, if any). If the Partnership Contribution Structure is used, the Holders of Secured First Lien Notes Claims shall be required on a pro rata basis to put 5% of the PropCo Common Equity to New CEC in connection with the New CEC PropCo Common Stock Purchase. For the avoidance of doubt, if the Spin Structure is used, New CEC shall not be required to make the New CEC PropCo Common Stock Purchase.

(d)	New CEC Convertible Notes.

On the Effective Date New CEC shall execute and deliver the New CEC Convertible Notes Documents to the New CEC Convertible Notes Trustee, New CEC shall deliver the New CEC Convertible Notes to the Debtors, and the Debtors shall distribute the New CEC Convertible Notes pursuant to the terms of the Plan to the Holders of Non-First Lien Claims.

Subject to the occurrence of the Effective Date, the New CEC Convertible Notes Documents shall constitute legal, valid, and binding obligations of New CEC and shall be enforceable in accordance with their respective terms.

(e)	New CEC Common Equity.

On the Effective Date, OpCo shall issue OpCo Series A Preferred Stock. As described more fully in the Restructuring Transactions Memorandum, OpCo will merge into a newly formed subsidiary of New CEC (or its predecessors) pursuant to the CEOC Merger. In exchange for the CEOC Merger, on the Effective Date, New CEC shall issue New CEC Common Equity in accordance with the Plan distributions in Article III hereof in exchange for the OpCo Series A Preferred Stock to the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, and Non-First Lien Claims pursuant to the terms of the Plan. The percentages of New CEC Common Equity issued pursuant to the Plan will take into account any dilution that would otherwise occur based on the potential conversion of New CEC Convertible Notes to New CEC Common Equity but will not take into account the New CEC Common Equity Buyback.

(f)	RSA Forbearance Fees.

On the Effective Date, New CEC shall pay the RSA Forbearance Fees pursuant to the Bond RSA, the Bank RSA, and the Second Lien RSA.

(g)	New CEC Common Equity Buyback.

On the Effective Date, New CEC shall use at least $1,000,000,000 of the CIE Equity Buyback Proceeds to purchase New CEC Common Equity from the New CEC Common Equity Buyback Participants at the New CEC Common Equity Buyback Purchase Price and in accordance with the New CEC Common Equity Cash Election Procedures as follows:

•	Step One, New CEC shall use the New CEC Common Equity Initial Buyback Amount to repurchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) who elect on their New CEC Common Equity Cash Election Form to sell such Holders’ shares of New CEC Common Stock, provided, however, that in the event that the aggregate amount of New CEC Common Stock that such Holders elect to sell exceeds the New CEC Common Equity Initial Buyback Amount, then such repurchase shall be pro rata based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to their New CEC Common Equity Cash Election Form;

•	Step Two, in the event that less than all of the New CEC Common Equity Initial Buyback Amount is used in Step One, New CEC shall use the remaining portion of the New CEC Common Equity Initial Buyback Amount to purchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), and Class L (Insurance Covered Unsecured Claims) pro rata based on the amount of New CEC Common Equity such Holders would have received under the Plan, but excluding those Holders who participated at their pro rata or higher amount in Step One above, provided, however, that any Holder who did not participate at their pro rata or higher amount shall not have more than its pro rata share of the New CEC Common Equity Initial Buyback Amount repurchased in Step One and Step Two combined;

•	Step Three, New CEC shall use a portion of the New CEC Common Equity Additional Buyback Amount equal to the lesser of (i) the maximum amount permitted without violating continuity of interest tests related to the Spin Structure assuming that the remainder of the New CEC Common Equity Additional Buyback Amount not allocated pursuant to this Step Three will be allocated pursuant to the following Step Four and (ii) the amount required to purchase the remaining shares of New CEC Common Equity, if any, that Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) elected to sell in Step One above that was not sold in Step One above, which amount will be used to purchase New CEC Common Stock from the Holders identified in the foregoing (ii) on a pro rata basis based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to the New CEC Common Equity Cash Election Form but were unable to sell because of oversubscription in Step One; and

•	Step Four, New CEC shall use any remaining New CEC Common Equity Additional Buyback Amount after Step Three to repurchase New CEC Common Equity from Holders of Claims in Class D (Prepetition Credit Agreement Claims), Class E (Secured First Lien Notes Claims), and Class G (Subsidiary Guaranteed Notes Claims) that elected to sell New CEC Common Equity pursuant to the New CEC Common Equity Cash Election Forms on a pro rata basis using the quantum of New CEC Common Equity such Holders so elected to sell, provided that any such payments will only be made to the extent that such payments will not violate the continuity of interest tests related to the Spin Structure.

To the extent the Debtors determine in good faith that the New CEC Common Equity Buyback would have negative consequences with respect to the tax treatment of the Spin Structure, the Debtors may modify the New CEC Common Equity Buyback solely in a manner necessary to avoid such negative consequences only if the Second Priority Noteholders Committee has given its written consent. Without limiting the rights of the Second

Priority Noteholders Committee as described in the preceding sentence, in the event that the Second Priority Noteholder Committee does not consent to a proposed modification of the New CEC Common Equity Buyback, then the Second Priority Noteholder Committee shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. Any modifications to the New CEC Common Equity Buyback that adversely impacts CEOC’s or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the Holders of Secured First Lien Notes Claims or Prepetition Credit Agreement Claims require the consent of the Requisite Consenting Bond Creditors or the Requisite Consenting Bank Creditors, respectively.

2.	PropCo Equity Election.

The respective aggregate principal amounts of the CPLV Mezzanine Debt (if any), the PropCo First Lien Notes, the PropCo First Lien Term Loan, and the PropCo Second Lien Notes each may be (but are not required to be) reduced by the PropCo Equity Election. The PropCo Equity Election may not reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by more than $1,250,000,000. To the extent that Holders of Allowed Prepetition Credit Agreement Claims and/or Holders of Secured First Lien Notes Claims exercise, in their sole discretion, the PropCo Equity Election such that the aggregate principal amount of the CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes issued pursuant to the Plan would be reduced by more than $1,250,000,000, the PropCo Equity Election shall reduce first the CPLV Mezzanine Debt (if any), second the PropCo Second Lien Notes, and third, on a Pro Rata basis, the PropCo First Lien Notes and the PropCo First Lien Term Loan, until the aggregate principal amount of such debt shall be reduced by no more than $1,250,000,000. A Holder making a PropCo Equity Election will receive $1.00 in value of PropCo Common Equity (at an assumed valuation of $1.620 billion for 100 percent of PropCo Common Equity on a fully diluted basis, without giving effect to the PropCo Equity Election) for every $1.00 in aggregate principal amount of PropCo First Lien Notes, PropCo First Lien Term Loan, PropCo Second Lien Notes, and CPLV Mezzanine Debt (if any) that such Holder would otherwise receive under the Plan. To the extent the PropCo Equity Election is exercised by such Holders and in such amounts that the Debtors determine, in good faith and with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors and pursuant to the advice of tax counsel, that the results of the PropCo Equity Election would have negative consequences with respect to the tax treatment of the Spin Structure, then the Debtors, with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors, may modify or eliminate the elections with respect to the PropCo Equity Election solely in a manner necessary to avoid such negative consequences. Without limiting the rights of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors as described in the preceding sentence, in the event that the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors do not consent to a proposed modification of the PropCo Equity Election, then, as applicable, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the PropCo Preferred Backstop Investors shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. The PropCo Equity Election Procedures shall be included in the Plan Supplement and the exercise of the PropCo Equity Election shall occur after the entry of the Confirmation Order but before the Effective Date.

3.	CPLV Market Debt and CPLV Mezzanine Debt.

The Debtors shall use commercially reasonable efforts to syndicate for Cash the maximum amount of $2,600,000,000 of CPLV Market Debt (but in no event shall the Debtors syndicate for Cash less than $1,800,000,000 of CPLV Market Debt). On the Effective Date, CPLV Sub shall execute and deliver the CPLV Loan Documents. On or before the Effective Date and after execution and delivery of the CPLV Loan Documents, the CPLV Lender shall lend the CPLV Market Debt to CPLV Sub, and the Debtors shall pay the Cash proceeds from the CPLV Market Debt to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

In the event the Debtors, after using commercially reasonable efforts, are unable to syndicate for Cash $2,600,000,000 of CPLV Market Debt (but are able to syndicate for Cash at least $1,800,000,000 of CPLV Market Debt), and subject to reduction on account of the PropCo Equity Election, as and to the extent set forth in Article IV.A.2 hereof, on the Effective Date, CPLV Mezz shall execute and deliver the CPLV Mezzanine Loan Documents, and the Debtors shall distribute the CPLV Mezzanine Debt to the Holders of the Prepetition Credit Agreement Claims (if and only to the extent such Holders as a Class exercise the CPLV Mezzanine Election) and the Holders of the Secured First Lien Notes Claims pursuant to the following terms: (a) the first $300,000,000 of CPLV Mezzanine Debt (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed one-third ( 1⁄3) to the Holders of Prepetition Credit Agreement Claims and two-thirds ( 2⁄3) to the Holders of Secured First Lien Notes Claims, each to be shared Pro Rata among such Holders pursuant to Article III.B hereof; (b) any amounts of CPLV Mezzanine Debt over $300,000,000 and less than $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed equally to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims to be shared Pro Rata among such Holders pursuant to Article III.B hereof; and (c) any amounts of CPLV Mezzanine Debt over $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be issued 41.7% to the Holders of Prepetition Credit Agreement Claims and 58.3% to the Holders of Secured First Lien Notes Claims, provided that, (a) in the event that less than $2,000,000,000 but more than $1,800,000,000 of CPLV Market Debt is syndicated, then in lieu of the increased CPLV Mezzanine Debt that would be issued to the Holders of Secured First Lien Notes Claims, the Holders of Allowed Secured First Lien Notes Claims shall receive the PropCo Preferred Equity Upsize Shares (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right), and (b) if the Holders of Prepetition Credit Agreement Claims do not make the CPLV Mezzanine Election, then they shall receive the PropCo Second Lien Upsize Amount as and to the extent provided in Article III.B.4(b)(iv) hereof.

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, which cap shall be reduced by the product of (a) the sum of (i) every dollar of the PropCo Second Lien Upsize Amount issued to the Holders of Prepetition Credit Agreement Claims and (ii) every dollar of CPLV Mezzanine Debt participating in the PropCo Equity Election, multiplied by (b) 0.072072072, provided that the cap shall not be reduced below $106,000,000.

4.	PropCo Debt.

On the Effective Date, PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz) shall execute and deliver the (a) PropCo First Lien Credit Agreement Documents to the PropCo First Lien Credit Agent, (b) PropCo First Lien Notes Documents to the PropCo First Lien Notes Indenture Trustee, and (c) PropCo Second Lien Notes Documents to the PropCo Second Lien Notes Trustee, and the Debtors shall distribute the PropCo First Lien Term Loan, PropCo First Lien Notes, and PropCo Second Lien Notes to, as applicable, the Holders of the Prepetition Credit Agreement Claims and the Holders of the Secured First Lien Notes Claims pursuant to the terms of the Plan. The aggregate amount of PropCo Second Lien Notes issued by PropCo shall increase by the amount of the PropCo Second Lien Upsize Amount to the extent that not all of the CPLV Market Debt is syndicated to third parties (and provided that the Holders of Prepetition Credit Agreement Claims have not otherwise exercised the CPLV Mezzanine Election). The amount of the PropCo First Lien Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes shall be reduced (along with the CPLV Mezzanine Debt, if any) based on the PropCo Equity Elections. Notwithstanding the foregoing, the proceeds of the PropCo Preferred Equity Put Rights and the PropCo Preferred Equity Call Rights (other than on account of the PropCo Preferred Equity Upsize Amount), after reducing the principal amount of the CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims, shall be used to reduce the principal amount of the PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims.

Subject to the occurrence of the Effective Date, the PropCo First Lien Credit Agreement Documents, PropCo First Lien Notes Documents, and PropCo Second Lien Notes Documents shall constitute legal, valid, and binding obligations of PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV) party thereto and shall be enforceable in accordance with their respective terms.

5.	OpCo Financing.

The Debtors must syndicate the OpCo Market Debt to third parties for Cash. On or before the Effective Date, OpCo and its applicable subsidiaries shall execute and deliver the OpCo Market Debt Documents to any applicable indenture trustee and/or administrative agent for such OpCo Market Debt for Cash, which Cash shall be distributed on the Effective Date to the Holders of Allowed Prepetition Credit Agreement Claims and the Holders of Allowed Secured First Lien Notes Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Prepetition Credit Agreement Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $916,900,000, subject to obtaining a waiver by the Requisite Consenting Bank Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Loan Agreement Documents, and the Debtors shall distribute the OpCo First Lien Term Loan in an aggregate principal amount equal to the amount by which $916,900,000 exceeds the Cash proceeds from the OpCo Market Debt that are paid to the Holders of Prepetition Credit Agreement Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Secured First Lien Notes Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $318,100,000, subject to obtaining a waiver by the Requisite Consenting Bond Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Notes Documents, and the Debtors shall distribute the OpCo First Lien Notes in an aggregate principal amount equal to the amount by which $318,100,000 exceeds the amount of such Cash proceeds from the OpCo Market Debt that are paid to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan, provided, however, that if the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000, then in lieu of OpCo First Lien Notes, the Debtors shall distribute the OpCo First Lien Incremental Term Loan to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

On the Effective Date, New CEC shall enter into the OpCo Guaranty Agreement to guarantee, as applicable, any OpCo First Lien Term Loan and any OpCo First Lien Notes, and, if necessary to ensure syndication to third parties, the OpCo Market Debt.

Subject to the occurrence of the Effective Date, the OpCo Market Debt Documents, the OpCo First Lien Loan Agreement Documents (if any), and the OpCo First Lien Notes Documents (if any), shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto and shall be enforceable in accordance with their respective terms. Subject to the occurrence of the Effective Date, the OpCo Guaranty Agreement (if necessary) shall constitute a legal, valid, and binding obligation of New CEC and shall be enforceable in accordance with its terms.

6.	Backstop Commitment and PropCo Preferred Equity Put and Call Rights.

On the Effective Date, the PropCo Preferred Backstop Investors shall have the right, pursuant to the PropCo Preferred Equity Call Right and consistent with the Backstop Commitment Agreement, to purchase for Cash from each Holder of Secured First Lien Notes Claims up to 50% of the PropCo Preferred Equity Distribution received by each such Holder. Each Holder of Secured First Lien Notes Claims that has exercised its PropCo Preferred Equity Put Right pursuant to the PropCo Preferred Subscription Procedures shall have the right to put all, but not less than all, of such Holders’ Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors for Cash pursuant thereto and consistent with the Backstop Commitment Agreement. The PropCo Preferred Subscription Procedures shall be included in the Plan Supplement and the exercise of Put Rights and Call Rights shall occur after the entry of the Confirmation Order but before the Effective Date.

The recoveries (including the PropCo Preferred Equity Put Right and PropCo Preferred Equity Call Right) provided by issuance of the PropCo Preferred Equity Distribution (other than in respect of the PropCo Preferred Upsize Amount) shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims under the Plan, second to reduce the principal amount of PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims under the Plan, and third to reduce the principal amount of CPLV Market Debt (provided that the CPLV Market Debt shall not be reduced to an amount below $1,800,000,000).

7.	Issuance of New Interests.

On the Effective Date, CEOC Interests shall be cancelled, and the Reorganized Debtors and New Property Entities shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including (a) OpCo shall issue the OpCo Common Stock and, as set forth in Article IV.A.1(e) of the Plan, the OpCo Series A Preferred Stock, (b) PropCo shall issue the PropCo LP Interests, the PropCo LP GP Interests, and, if applicable, PropCo Preferred LP Interests, (c) PropCo GP shall issue the PropCo GP Interests, and (d) the REIT shall issue REIT Common Stock and REIT Preferred Stock; provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock. The issuance of such documents is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

As set forth in more detail in the Plan Supplement, after taking into account the exercise of all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights, all PropCo Common Equity and all PropCo Preferred Equity will be issued as REIT Common Stock and REIT Series A Preferred Stock, respectively, except to the extent that a beneficial owner for United States federal income tax purposes of such PropCo Common Equity or PropCo Preferred Equity would (a) end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing to or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles), in which case such amounts in excess of 9.8% shall be issued as PropCo LP Interests and PropCo Preferred LP Interests as applicable.

8.	Bank Guaranty Settlement.

As part of a settlement by and among CEOC, CEC, and the Consenting First Lien Bank Lenders regarding the entitlement of the Holders of Prepetition Credit Agreement Claims to postpetition interest and the rate of any such postpetition interest, and to facilitate a settlement with the Holders of Subsidiary-Guaranteed Notes Claims, on the Effective Date, CEC (or New CEC) shall contribute the Bank Guaranty Settlement Purchase Price to the Debtors, and, on the Effective Date, the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holder’s respective Bank Guaranty Accrued Amount in accordance with the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Bank Guaranty Settlement.

9.	Waiver of CAC Recovery on Senior Unsecured Notes Claims.

As part of the settlement embodied in the Plan, CAC shall, as of the Effective Date, waive the consideration that CAC would otherwise receive under the Plan on account of CAC’s Senior Unsecured Notes Claims.

10.	Waiver or Assignment of Recoveries on Account of First Lien Notes Deficiency Claims.

On the Effective Date, at the Debtors’ direction, the Holders of First Lien Notes Claims shall waive their distributions on account of any First Lien Notes Deficiency Claims.

11.	Waiver of Turnover Provisions.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Second Lien Intercreditor Agreement.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Subsidiary-Guaranteed Notes Intercreditor Agreement.

B.	Master Lease Agreements.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Master Lease Agreements, and the Master Lease Agreements shall become effective in accordance with their terms and the Plan.

C.	Management and Lease Support Agreements.

On the Effective Date, OpCo, PropCo, Manager, and New CEC shall enter into the Management and Lease Support Agreements, and the Management and Lease Support Agreements shall become effective in accordance with their terms and the Plan.

D.	Right of First Refusal Agreement.

On the Effective Date, PropCo and New CEC shall enter into the Right of First Refusal Agreement, and the Right of First Refusal Agreement shall become effective in accordance with its terms and the Plan.

E.	PropCo Call Right Agreement.

On the Effective Date, PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall enter into the PropCo Call Right Agreement, and the PropCo Call Right Agreement shall become effective in accordance with its terms and the Plan.

F.	Tax Indemnity Agreement.

On the Effective Date, OpCo, PropCo, and New CEC shall enter into the Tax Indemnity Agreement, and the Tax Indemnity Agreement shall become effective in accordance with its terms and the Plan.

G.	Transition Services Agreement.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Transition Services Agreement, and the Transition Services Agreement shall become effective in accordance with its terms and the Plan.

H.	Subsidiary-Guaranteed Notes Settlement.

The Plan recoveries available to the Holders of Subsidiary-Guaranteed Notes Claims pursuant to the Plan have been made available pursuant to a settlement by and among CEOC, each Subsidiary Guarantor, the Holders of Subsidiary-Guaranteed Notes Claims, CEC, the Consenting First Lien Bank Lenders, and the Consenting First Lien Noteholders (including with respect to the waiver of turnover provisions under the Subsidiary-Guaranteed Notes Intercreditor Agreement set forth in Article IV.A.11 hereof). As more fully set forth in the SGN RSA and the Disclosure Statement, by the Subsidiary-Guaranteed Notes Settlement, (a) the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims, and their respective trustees and/or agents, waive their rights to turnover under the Subsidiary-Guaranteed Notes Intercreditor Agreement, and such waiver shall be in effect on the Effective Date and (b) regardless of whether Class G votes to accept or reject the Plan, on the Effective Date, each holder of a SGN Claim shall receive its pro rata share of (i) $116,810,000 in New CEC Convertible Notes and (ii) 4.045% of New CEC Common Equity on a fully-diluted basis (giving effect to the issuance of the New CEC Convertible Notes). Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Subsidiary-Guaranteed Notes Settlement.

I.	Unsecured Creditors Committee Settlement.

As more fully documented in the UCC RSA, the Plan treatments provided in the Plan to the Holders of Undisputed Unsecured Claims, Disputed Unsecured Claims, Convenience Unsecured Claims, Senior Unsecured Notes Claims, and Insurance Coverage Unsecured Claims have been made available pursuant to a settlement by and among the Debtors, CEC, and the Unsecured Creditors Committee, as reflected in the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Unsecured Creditors Committee.

J.	Second Priority Noteholders Committee Settlement.

As more fully documented in the Second Lien RSA, the Plan treatments provided in the Plan to the Holders of Second Lien Notes Claims have been made available pursuant to a settlement by and among the Debtors, CEC, CAC, the Second Priority Noteholders Committee, and the Consenting Second Lien Creditors, as reflected in the Plan. As provided in the Second Lien RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Second Priority Noteholders Committee and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Second Priority Noteholders Committee, after consulting with its professionals, any material impact on the legal or economic rights of the Second Lien Notes Claims, shall be approved by the Second Priority Noteholders Committee. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Second Priority Noteholders Committee and the Consenting Second Lien Creditors.

K.	Danner Settlement.

As more fully documented in the Danner Agreement, the Plan treatments provided in the Plan and the other protections for the 2016 Fee Notes resolve the action captioned Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

L.	Cash Collateral Order Amendments and Operating Cash for OpCo and the REIT.

Pursuant to the Plan and the agreements set forth in the Bank RSA and the Bond RSA, on the Effective Date the Cash Collateral Order shall be deemed amended to delete the requirement that the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims shall receive payments of Available Cash remaining on the Effective Date as adequate protection. The Debtors shall contribute $44,525,000 of the Minimum Cash Requirement to the REIT to fund the REIT’s initial balance sheet, with the remaining Minimum Cash Requirement remaining at OpCo for Cash on hand; provided that any amounts of Cash above the Minimum Cash Requirement remaining at OpCo can be used by New CEC in its sole discretion.

M.	Deferred Compensation Settlement.

On the Effective Date, OpCo and New CEC shall consummate the Deferred Compensation Settlement Agreement, and the Deferred Compensation Settlement Agreement shall become effective in accordance with its terms and the Plan.

N.	The Separation Structure.

The Separation Structure will occur through the Spin Structure, provided, however, that in lieu of the Spin Structure, the separation will be accomplished by the Partnership Contribution Structure (1) if the Company is unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin Structure qualifies under section 368(a)(1)(G) of the Internal Revenue Code, with the consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, such consent not to be unreasonably withheld, (2) at the election of the Requisite Consenting Bond Creditors (after consultation with the Consenting First Lien Bank Creditors), if the Estimated REIT E&P exceeds $1.6 billion, or (3) at the election of the Debtors and CEC, with the consent of the Requisite Consenting Bank Creditors and the Requisite Consenting Bond Creditors, such consent not to be unreasonably withheld. In either Separation Structure, (1) the distribution of the New Debt and New Interests under the Plan will be made in a manner that will not generate taxable income to the Debtors other than cancellation of indebtedness income, and (2) the Debtors and CEC shall regularly consult with the advisors for the Consenting First Lien Noteholders, the advisors for the Consenting First Lien Bank Lenders, the advisors for the Second Priority Noteholders Committee, the advisors for the Subsidiary-Guaranteed Notes Trustee, and the advisors for the Unsecured Creditors Committee on the Separation Structure and all decisions that may materially affect the tax consequences thereof on the Holders of First Lien Notes Claims, the Holders of Prepetition Credit Agreement Claims, Holders of Second Lien Notes Claims, the Holders of General Unsecured Claims, the Holders of Non-Obligor Unsecured Claims, the Holders of Convenience Unsecured Claims, the Holders of Senior Unsecured Notes Claims, and/or the Holders of Subsidiary-Guaranteed Notes Claims.

If the Partnership Contribution Structure is used, New CEC shall have the option to participate in future issuances, or purchase additional equity from PropCo at fair market value if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

To meet the requirement that a real estate investment trust have at least 100 shareholders and notwithstanding anything herein to the contrary, the REIT will have the right to issue, for Cash, the REIT Series B Preferred Stock.

O.	Treatment of the NRF Bankruptcy Disputes and NRF Non-Bankruptcy Disputes.

Notwithstanding any other provision of this Plan (including Article VIII hereof), and except as set forth in this Article IV.O, on and after the Effective Date, (i) all matters related to or arising from the NRF Non-Bankruptcy Disputes shall not be subject to any discharge, release, injunction, or exculpation provided for in this Plan, and shall survive the Effective Date without impairment in any manner whatsoever as a result of the Chapter 11 Cases or otherwise; provided, however, that, except as set forth herein, nothing in this provision shall be deemed to alter or modify the rights and obligations of the parties to the NRF Non-Bankruptcy Disputes with respect to any agreement entered into during the pendency of the Chapter 11 Cases, including the NRF Standstill Agreement. The rights of all parties to the NRF Non-Bankruptcy Disputes and, until its termination, pursuant to the NRF Standstill Agreement, are expressly preserved except as set forth herein. On the Effective Date, (1) the NRF Claim will be deemed withdrawn in accordance with this Article IV.O, (2) the parties to the NRF Adversary Proceeding shall submit an agreed order to the Bankruptcy Court denying the Debtors’ Motion for Entry of an Order (A) Extending the Automatic Stay to Enjoin Certain Payments and Legal Processes, and (B) Granting Related Relief [Adv. Pro. Docket No. 8] in the NRF Adversary Proceeding, and (3) the NRF Bankruptcy Disputes shall be dismissed or withdrawn with prejudice (but in the case of the NRF Adversary Proceeding, only after the Bankruptcy Court’s entry of the agreed order set forth in (2) above). The NRF and the members of the Caesars Controlled Group acknowledge and agree that, except as set forth in this Article IV.O, nothing in this Plan or any agreement entered into during the pendency of the Chapter 11 Cases, including the NRF Standstill Agreement, shall be construed to limit (1) any claim, assertion, defense or argument based on the facts and circumstances leading up to the filing of the Chapter 11 Cases or the fact of the occurrence of the Chapter 11 Cases, that was made or that may be made by the NRF or the Caesars Controlled Group in any forum, in connection with any dispute related to or arising from the NRF Withdrawal Notice or the NRF Payment Demand, or (2) the rights of the parties in, or the powers of the courts or arbitrators in, the NRF Non-Bankruptcy Disputes. The Confirmation Order shall provide that on the Effective Date, the NRF Standstill Agreement shall automatically terminate without further act or action by any party thereto. The last day on which any member of the Caesars Controlled Group may request review of the assessment made in the NRF Payment Demand pursuant to section 4219(b)(2)(A) of ERISA shall be 90 calendar days after the Effective Date, and all other dates respecting such request for review shall be calculated based on the Effective Date.

Notwithstanding the foregoing or any other provision of this Plan, (a) the NRF shall not have, and shall be barred from asserting any liability on account of, any claim for partial or complete withdrawal by any or all of the NRF Employers from the Legacy Plan of the NRF on account of any of the restructuring transactions contemplated by this Plan, including the creation of the New Property Entities pursuant to the Separation Structure and any exercise of PropCo’s rights under the PropCo Call Right Agreement, (b) the NRF shall not have, and shall be barred from asserting, any claims (as defined in Section 101(5) of the Bankruptcy Code) against any or all of the New Property Entities or any or all of the New Property Entities’ respective assets to the extent such claims are based on, or arise out of, any act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including any such claims arising out of or otherwise related to the NRF Bankruptcy Disputes, the NRF Non-Bankruptcy Disputes, the NRF Payment Demand, the NRF Withdrawal Notice, and the partial or complete withdrawal from the Legacy Plan of the NRF by the NRF Employers, including on account of any successor liability, and any and all such claims shall be deemed released and discharged on the Effective Date, and (c) the NRF and the members of the Caesars Controlled Group acknowledge and agree that (i) none of the New Property Entities are, or at any relevant time were, part of the Caesars Controlled Group, (ii) any liability of the Caesars Controlled Group on account of any complete or partial withdrawal from the Legacy Plan of the NRF shall (A) be paid in accordance with ERISA, (B) not be accelerated as a result of the occurrence of the Chapter 11 Cases, the Plan, the creation of the New Property Entities pursuant to the Separation Structure or any exercise of PropCo’s rights under the PropCo Call Right Agreement, and (C) not be a liability of and shall not be assertable against or paid by any or all of the New Property Entities or their respective assets.

No amendment or modification to this Article IV.O shall be valid unless such amendment or modification is agreed to in writing by the NRF and the Requisite Consenting Bond Creditors.

P.	Restructuring Transactions.

On the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, shall enter into the Restructuring Transactions, including those transactions set forth in the Restructuring Transactions Memorandum, and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein, including the Spin Structure and the Partnership Contribution Structure set forth in Article IV.N of the Plan and the CEOC Merger. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, spinoffs, intercompany sales, or other corporate transactions as may be determined by the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, to be necessary or appropriate without any material adverse effects on the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, or Non-First Lien Claims, or the value of their respective recoveries. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the execution and delivery of the New Debt Documents, and any filings related thereto; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.

Q.	New Corporate Governance Documents.

On or immediately before the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, will file their respective New Corporate Governance Documents, OpCo Organizational Documents, or the New Property Entity Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation or organization in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or organization. The New Corporate Governance Documents, the OpCo Organizational Documents, and the New Property Entity Organizational Documents will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors and the New Property Entities may amend and restate their respective New Corporate Governance Documents, OpCo Organizational Documents, or New Property Entity Organizational Documents, as applicable, as permitted by such documents and the laws of their respective states, provinces, or countries of incorporation or organization.

R.	New Boards.

As of the Effective Date, except as set forth in this Article IV.R, all directors, managers, and other members of existing boards or governance bodies of the Debtors, as applicable, shall cease to hold office or have any authority from and after such time to the extent not expressly included in the roster of the applicable New Board. Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the New Boards. To the extent any such director or officer of the Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the applicable New Corporate Governance Documents, OpCo Organizational Documents, New Property Entity Organizational Documents, and other constituent documents of the Reorganized Debtors and the New Property Entities.

1.	OpCo.

The OpCo New Board shall consist of three voting members to be designated by CEC (or New CEC), one of whom shall be independent and reasonably acceptable to the Requisite Consenting Bond Creditors. The independent director shall be a member of all committees of the OpCo New Board.

There also shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by the Requisite Consenting Bond Creditors. The observer shall be given notice of and an opportunity to attend the portion of all meetings, including applicable committee meetings, of the OpCo New Board concerning business and strategy session matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to OpCo board members in connection with such matters), including with regard to matters related to capital expenditures, budgeting, planning, and construction of capital improvements for existing and new casino, gaming, and related facilities, subject to appropriate limitation in respect of privilege issues.

2.	REIT.

The REIT New Board shall consist of seven voting members to be designated by the Requisite Consenting Bond Creditors. At least three voting members must be licensed by the required regulatory authorities by the Effective Date. If there are not at the Effective Date at least three voting members licensed, then to assist with Consummation of the Plan up to two of the independent directors of CEOC’s board shall be designated to the REIT New Board so that there will be three voting members at the Effective Date, with such members being removed successively as each non-voting member is licensed. Until such time as the CEOC independent members are a minority of the New Board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any members are not so licensed by the Effective Date, they shall be non-voting members until so licensed.

3.	New CEC.

Upon the effectiveness of the Plan and the occurrence of the Effective Date, the initial Board of Directors of New CEC (the “Initial Board”) shall consist of eleven members, one of whom shall be the CEO of New CEC, and ten others, eight of whom shall be “independent” directors (together with the CEO, the “Initial Directors”) based on the standard for serving as a member of an audit committee of a New York Stock Exchange listed company and, for avoidance of doubt, the eight “independent” directors shall not include anyone who is an officer, director, manager or full-time employee of any Sponsor. The Initial Board shall be comprised of (a) four members appointed by CAC and CEC, which together shall be entitled to appoint two Initial Directors that are not “independent” (which, for avoidance of doubt, can be an officer, director, manager, or full-time employee of any Sponsor), provided that the full CAC independent board committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, and the CEC Strategic Alternatives Committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, (b) three members appointed by the Second Priority Noteholders Committee, (c) two members appointed by the Requisite Consenting Bond Creditors, and (d) one member appointed together by the Requisite Consenting Bank Creditors and the Requisite Consenting SGN Creditors, in consultation with the Unsecured Creditors Committee; provided, however, that if any of such appointees has not received all necessary prior approvals from applicable gaming regulators to assume a seat on the Initial Board by the Effective Date (“Approvals”), then the Creditors or stockholders having such appointment rights shall appoint “independent” (as described above) directors from the current directors of CEC, CAC, and/or CEOC instead (the “Interim Directors”). The chairman of the Initial Board shall be one of the “independent” Initial Directors, and the selection of the chairman shall be subject to the consent of the Second Priority Noteholders Committee and the other creditors or shareholders having appointment rights.

If Interim Directors are appointed, then the persons or entities having the right to appoint such Interim Directors, as applicable, may replace the Interim Directors they appointed with the Initial Director(s) they would have appointed but for lack of Approvals once such proposed Initial Director has been “Approved.”

At any time that the New CEC board consists of more than two Interim Directors, such board shall not direct or permit New CEC or any subsidiary to take any actions outside of the ordinary course of business of their respective businesses without (i) approval of such action by a committee of the board that excludes the Interim Directors and any Initial Directors who are not independent or (ii) a stockholder vote by the stockholders of New CEC.

New CEC shall use its reasonable best efforts to cause the individuals appointed as Initial Directors to receive all Approvals, including adopting such internal governance structures as may be required to enable an appointee herein contemplated to serve on the New CEC Board of Directors. Upon receipt of Approvals for at least nine of the eleven members appointed as Initial Directors, including at least two of the three members appointed by the Second Priority Noteholders Committee and at least one of the two members appointed by the Requisite Consenting Bond Creditors, the Initial Board shall have the powers of a board of directors under Delaware law and New CEC’s Bylaws.

Director terms of the directors on the Initial Board will be classified. Class I directors, whose initial term will expire at New CEC’s 2018 annual meeting of stockholders, will include the CEO, one of the appointees of the Second Priority Noteholders Committee, one of the non-independent appointees of CEC/CAC, and one of the appointees of the Requisite Consenting Bond Creditors. Class II directors, whose term will expire at New CEC’s 2019 annual meeting of stockholders, will be likewise composed except that the appointee of the Requisite Consenting Bank Creditors/Requisite Consenting SGN Creditors shall be in that class instead of the CEO, and the independent director appointed by the CEC Strategic Alternative Committee shall be in that class instead of one of the non-independent appointees of CEC/CAC. Class III directors, whose term will expire at New CEC’s 2020 annual meeting of stockholders, shall be the remaining appointees. Any new directors elected on or after the expiration of the terms of the Initial Directors shall be elected by cumulative voting, and the terms of such new directors shall be declassified (i.e., one year).

For the avoidance of doubt, all of the above is subject to New CEC’s duties and obligations under applicable law as a regulated company, along with any required approvals.

S.	New Employment Contracts.

On the Effective Date, OpCo and PropCo, as applicable, shall enter into the New Employment Contracts with the employees covered by such New Employment Contracts, and such New Employment Contracts shall become effective in accordance with their terms and the Plan.

T.	Shared Services.

On or before the Effective Date, the CES LLC Agreement and the CES Shared Services Agreement shall be amended or modified as necessary or appropriate to reflect the formation of OpCo and PropCo, including to reflect all of the following provisions in this Article IV.T: (1) to provide that Total Rewards® and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo or OpCo, and (2) for so long as New CEC, the Manager, or any of their respective affiliates or subsidiaries manages pursuant to the Management and Lease Support Agreements or otherwise, CES shall ensure that, in the event New CEC, the Manager, or any of their respective affiliates and subsidiaries cease to provide the resources and services provided by such agreements, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if New CEC, the Manager, or any of their respective affiliates or subsidiaries are terminated as manager under the applicable management agreement other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with New CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms. The modified documents shall be in form and substance reasonably satisfactory to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

CES shall at the request of the REIT New Board have meetings or conference calls once a quarter with a designee of the REIT New Board to discuss, and consult on, the strategic and financial business plans, budgeting (including capital expenditures), and other topics as reasonably requested by the REIT New Board. The REIT shall also have audit and information rights with respect to CES.

U.	Exemptions.

Pursuant to section 1145 of the Bankruptcy Code, except as noted below, the offering, issuance, and distribution of the 1145 Securities in respect of Claims as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The 1145 Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should the Reorganized Debtors or any of the New Property Entities elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors or the New Property Entities, as the case may be, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Each of the (1) OpCo Common Stock and PropCo Common Equity issued pursuant to the New CEC OpCo Stock Purchase and the New CEC PropCo Common Stock Purchase, respectively, and (2) REIT Series B Preferred Stock will be issued without registration in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

V.	New Interests.

Before the Effective Date, the Board of Directors of CEOC, and on and after the Effective Date, the REIT New Board shall each use its reasonable best efforts to have the REIT Common Stock (a) registered for resale under the Securities Act and any other applicable state securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date. A registration statement covering the resale of REIT Common Stock shall be filed as soon as practicable following the Effective Date and in any event within 75 days thereafter.

The Board of Directors of CEOC shall consult with the professionals to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders on the form and substance of the registration statement for the REIT Common Stock. The parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any Holder of Secured First Lien Notes Claims that cannot freely transfer its equity pursuant to section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate the U.S. Securities and Exchange Commission filings by reference up to date.

New CEC shall use commercially reasonable efforts to have the New CEC Common Equity (a) registered for resale under the Securities Act and any other applicable state Securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date.

W.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, bonds, indentures, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, and other documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors giving rise to any rights or obligations relating to Claims or Interests, including the Prepetition Credit Agreement Claims (provided, however, for the avoidance of doubt, all claims pursuant to the Guaranty and Pledge Agreement shall survive until consummation of the Bank Guaranty Settlement, including payment of the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims), Secured First Lien Notes Claims, First Lien Notes Deficiency Claims, Second Lien Notes Claims, Senior Unsecured Notes Claims, Subsidiary Guaranteed Notes Claims, and CEOC Interests, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect thereto and the obligations of the Debtors or Reorganized Debtors, as applicable, and any non-Debtor parties, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock; provided, however, that notwithstanding Confirmation or Consummation, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (1) allowing Holders to receive distributions as specified under the Plan, (2) allowing each of the Indenture Trustees to make distributions pursuant to the Plan on account of the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes, as applicable, (3) preserving each of the Indenture Trustees’ rights to compensation and indemnification as against any money or property distributable to Holders of Notes Claims, including permitting each of the Indenture Trustees to maintain, enforce, and exercise their respective Indenture Trustee Charging Liens against such distributions, (4) preserving all rights, including rights of enforcement, of the Indenture Trustees against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of the applicable Notes Claims pursuant and subject to the terms of the applicable Indenture as in effect on the Effective Date, (5) permitting each of the Indenture Trustees to enforce any obligation (if any) owed to such Indenture Trustee under the Plan, and (6) permitting each of the Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other Court; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (2) except as otherwise provided herein, the terms and provisions of the Plan shall modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. Each of the Indenture Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Indenture Trustees and their respective representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, each of the Indenture Trustees shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Indenture Trustees, including costs of their respective professionals incurred after the Effective Date in connection with any obligation that survive under the Plan will be paid by the Reorganized Debtors in the ordinary course.

X.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan, if taken in compliance with the Plan, shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, the New Property Entities, or any other Entity or Person, including: (1) adoption or assumption, as applicable, of the agreements with existing management and New Employment Contracts; (2) rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (3) selection of the directors, managers, members, and officers for the Reorganized Debtors and the New Property Entities; (4) implementation of the Restructuring Transactions and performance of all actions and transactions contemplated thereby; (5) the applicable Reorganized Debtors’ and New Property Entities’ entry, delivery, and performance of the New Debt Documents; (6) the distribution of New Interests as provided herein; (7) the distribution of the New CEC Convertible Notes and the New CEC Common Equity as provided herein; and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable. On or, as applicable, prior to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors and/or the New Property Entities, including the New Debt Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.X shall be effective notwithstanding any requirements under nonbankruptcy law.

Y.	Effectuating Documents; Further Transactions.

On and after the Effective Date, as applicable, the Debtors, the Reorganized Debtors, the New Property Entities, and the directors, managers, officers, authorized persons, and members thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Debt Documents, the New Corporate Governance Documents, the OpCo Organizational Documents, the New Property Entity Organizational Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors and the New Property Entities (including the New Interests), without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Z.	Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property or any Interests pursuant to the Plan, including the recording of any amendments to such transfers, or any new mortgages or liens placed on the property in connection with such transfers, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto or pursuant to the New Debt Documents shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct and shall be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment. Such exemption specifically applies to: (1) the creation of any mortgage, deed of trust, Lien, or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution, and/or sale of any of the New Interests, the New Debt, and any other Securities of the Debtors, the Reorganized Debtors, or the New Property Entities; and (5) the making or delivery of any deed or other instrument of transfer in furtherance of or in connection with the Plan, including (i) any merger agreements, (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (iii) deeds, (iv) bills of sale, and (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

AA.	Corporate Existence.

Except as otherwise provided in the Plan (including as necessary and/or advisable to implement the Separation Structure), each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.

BB.	Vesting of Assets.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, notwithstanding any prohibition of assignability under applicable non-bankruptcy law and in accordance with section 1141 of the Bankruptcy Code, on the Effective Date, all property in each Estate, all Causes of Action (unless otherwise released or discharged pursuant to the Plan), and any property acquired by any of the Debtors pursuant to the Plan shall vest, as applicable, in each respective Reorganized Debtor and the New Property Entities, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New Debt Documents and the Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors and New Property Entities may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

CC.	General Settlement of Claims.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan will constitute a good-faith compromise and settlement of the claims, Causes of Action, and controversies released by the Debtor Release and the Third-Party Release pursuant to the Plan.

DD.	Ordinary Course of Business Through Effective Date.

Between Confirmation and the Effective Date, the Debtors will not use, sell, or lease property of the Estates outside the ordinary course of business without approval by or authorization from the Bankruptcy Court.

EE.	Retention of Causes of Actions.

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released, the Debtors and the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Debtors’ and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. In the event that the Recoverable Amount is paid pursuant to the terms of the CIE Proceeds and Reservation of Rights Agreement or otherwise, CEOC’s Cause of Action against CEC on account of the Recoverable Amount will be released.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against such Entity as any indication that the Debtors and the Reorganized Debtors will not pursue any and all available Causes of Action against such Entity. The Debtors and the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action, including with respect to rejected Executory Contracts and Unexpired Leases, against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court Final Order, the Debtors and the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is identified on the Assumed Executory Contracts and Unexpired Leases Schedule, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, if any. Any motions to assume or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumption and assignment, or rejections, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease Schedule, and the Rejected Executory Contract and Unexpired Lease Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease Schedule at any time up to and on the Effective Date, with the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

B.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Notice and Claims Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Notice and Claims Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.E of the Plan, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim or Non-Obligor Unsecured Claim (depending on which Debtor such Claim is asserted against) pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned; or (3) any other matter pertaining to assumption or assumption and assignment, the cure amount required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or assumption and assignment; provided that the Reorganized Debtors as to any assumed or assumed and assigned Executory Contract or Unexpired Lease (other than those assigned to the New Property Entities), and the relevant New Property Entity, as to any Executory Contract or Unexpired Lease assumed and assigned to the New Property Entities, may settle any dispute regarding the amount of any such cure amount without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that, notwithstanding anything to the contrary herein, prior to the entry of a Final Order resolving any dispute and approving the assumption or assumption and assignment of such Executory Contract or Unexpired Lease, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease which is subject to dispute, whether by amending the Rejected Executory Contract and Unexpired Lease Schedule in accordance with Article V.A of the Plan or otherwise, subject to the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

At least forty-two days prior to the Confirmation Objection Deadline, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court; provided that the Debtors reserve all rights with respect to any such proposed assumption or assumption and assignment and proposed cure amount in the event of an objection or dispute. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, assumption and assignment, or related cure amount must be filed, served, and actually received by the Debtors no later than thirty days after service of the notice providing for such assumption or assumption and assignment and related cure amount. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, assumption and assignment, or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall constitute and be deemed to constitute the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to, action, order, or approval of the Bankruptcy Court.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed or assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan and the Reorganized Debtors’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, or agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights; provided that, for the avoidance of doubt, each of the Reorganized Debtors shall be jointly and severally liable for the foregoing obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions. Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed, and (3) as of the Effective Date, the Indemnification Provisions shall be binding and enforceable against the Reorganized Debtors. Notwithstanding the foregoing, the Reorganized Debtors shall have no obligation to indemnify any Person for any contributions made by such Person, or on such Person’s behalf, to the Debtors or to any Holder of any Claim or Interests as consideration for any releases provided pursuant to this Plan.

The New Property Entities’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the New Property Entities’ directors, officers, employees, or agents in respect of their post-Effective Date actions or inactions to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the New Property Entities shall amend and/or restate their respective governance documents before the Effective Date to terminate or materially adversely affect any of the New Property

Entities’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Notwithstanding the foregoing, nothing shall impair the ability of the New Property Entities to modify the indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date.

G.	Treatment of D&O Liability Insurance Policies.

Notwithstanding anything in the Plan to the contrary, and solely to the extent not superseded by a Final Order approving a settlement with the insurance carriers for the D&O Liability Insurance Policies, CEC shall maintain all of its unexpired D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which coverage shall be through the Effective Date of the Plan, and all directors, members, trustees, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations related to the foregoing D&O Liability Insurance Policies.

The Debtors and/or the Reorganized Debtors, as applicable, are authorized to purchase D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which D&O Liability Insurance Policies shall be effective as of the Effective Date. On and after the Effective Date, each of the Reorganized Debtors and the New Property Entities shall be authorized to purchase D&O Liability Insurance Policies for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

H.	Insurance Policies and Surety Bonds.

Each of the Debtors’ insurance policies (other than the D&O Liability Insurance Policies, which shall receive the treatment set forth in Article V.G of the Plan) and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan or the Plan Supplement, on the Effective Date, the Reorganized Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.G of the Plan and any Final Order approving a settlement with the insurance carriers for the D&O Liability Insurance Policies, nothing in this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to the any Claims Bar Date or similar deadline governing cure amounts or Claims.

On the Effective Date, (1) all of the Debtors’ obligations and commitments to any surety bond providers as set forth in the Order (I) Approving Continuation of Surety Bond Program, and (II) Granting Related Relief [Docket No. 50] shall be deemed reaffirmed by the Reorganized Debtors, (2) surety bonds and related indemnification and collateral agreements entered into by any Debtor, non-Debtor Affiliate, and/or CEC (or any successor entities) will be vested and performed by the applicable Reorganized Debtor, non-Debtor Affiliate, CEC (including New CEC), and/or New Property Entity and will survive and remain unaffected by entry of the Confirmation Order, and (3) the Reorganized Debtors, non-Debtor Affiliates, CEC (including New CEC), and the New Property Entities shall be authorized to enter into new surety bond agreements and related indemnification and collateral agreements, or to modify any such existing agreements, in the ordinary course of business. The applicable Reorganized Debtors, non-Debtor Affiliates, and/or CEC (including New CEC) will continue to pay all premiums and other amounts due, including loss adjustment expenses, on the existing Surety Bonds as they become due prior to the execution and issuance of new Surety Bonds. Surety bond providers shall have the discretion to replace (or issue name-change riders with respect to) any existing surety bonds or related general agreements of indemnity with new surety bonds and related general agreements of indemnity on the same terms and conditions provided in the applicable existing surety bonds or related general agreements of indemnity.

I.	Benefit Programs.

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, and except for (1) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 or 1129(a)(13) of the Bankruptcy Code) and (2) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts: all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under this Article V, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided, further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors or the Reorganized Debtors from modifying the terms and conditions of such employee benefits and retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

J.	Reservation of Rights.

Neither the exclusion nor the inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Debtors has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors shall have 90 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

K.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

L.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor liable thereunder in the ordinary course of its business (and will be vested in the applicable Reorganized Debtor or New Property Entity). Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

On or before forty-five days before the anticipated Effective Date (or some other date as mutually agreed to by the Debtors and the Unsecured Creditors Committee), the Debtors shall provide to the Unsecured Creditors Committee a schedule identifying (a) all Allowed Undisputed Unsecured Claims and all Allowed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the Initial Distribution Date in accordance with the treatments provided for Class I in Article III.B.9 and for Class L in Article III.B.12 hereof, and (b) all

Disputed Unsecured Claims and all Disputed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the applicable Quarterly Distribution Date after such Claim becomes an Allowed Claim in accordance with the treatments provided for Class J in Article III.B.10 hereof and for Class L in Article III.B.12 hereof. The Unsecured Creditors Committee shall have seven days from receipt of such schedule to review such anticipated distributions, and the Debtors shall make themselves (or their legal and/or financial advisors) available to discuss in good faith and resolve any issues raised by the Unsecured Creditors Committee based on such review. If any issues relating to any Claims referenced in the foregoing clause (a) remain unresolved after the expiration of the seven-day review period, the Debtors shall not make any payments on account of such Claim without an order Allowing such Claim unless the Debtors and the Unsecured Creditors Committee are able to reach an agreement regarding the Allowance of such Claim reasonably acceptable to both parties. The Debtors will provide the Unsecured Creditors Committee with biweekly updates on the schedule identified herein in advance of the Effective Date.

Unless otherwise provided in the Plan, on the Initial Distribution Date or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Interest on the Initial Distribution Date, on the next Quarterly Distribution Date after such Claim or Interest becomes, as applicable, an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), and except as otherwise set forth herein, each Holder of an Allowed Claim or Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in the applicable Class from the Disbursing Agent. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Initial Distribution Date.

The New Interests, the New Debt, the New CEC Convertible Notes, and the New CEC Common Equity issued in the CEOC Merger shall be deemed to be issued as of the Effective Date to the Holders of Claims or Interests entitled to receive the New Interests, New Debt, the New CEC Convertible Notes, and the New CEC Common Equity pursuant to Article III of the Plan.

B.	Distributions on Account of Obligations of Multiple Debtors.

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan, provided that Claims held by a single entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

C.	Distributions Generally.

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other Security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees, each of which shall act as Disbursing Agent for distributions to the respective Holders of Notes Claims under the applicable Indentures. The Indenture Trustees may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Notes Claims to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the right of each Indenture Trustee to assert its Indenture Trustee Charging Lien against such distributions. All distributions to be made to Holders of Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the applicable Indentures.

D.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as reasonably deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable, actual, and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

E.	Distributions on Account of Claims or Interests Allowed After the Effective Date.

1.	Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, as applicable, shall be deemed to have been made on the applicable Quarterly Distribution Date after they have actually been made, unless the Reorganized Debtors and the applicable Holder of such Claim or Interest agree otherwise.

2.	Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim or Interest, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Interest until the Disputed Claim or Interest has become an Allowed Claim or Interest, as applicable, or has otherwise been resolved by settlement or Final Order; provided that if the Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Holder of such Disputed Claim shall be entitled to a distribution on account of that portion of such Claim, if any, that is not disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly-situated Holders of Allowed Claims pursuant to the Plan.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distributions.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, with respect to Holders of Prepetition Credit Agreement Claims, distributions shall be made to such Holders that are listed on the register or related document maintained by the Prepetition Credit Agreement Agent. The Distribution Record Date shall not apply to the Indenture Trustees with respect to Holders of Notes Claims.

2.	Delivery of Distributions in General.

(a)	Initial Distribution Date.

Except as otherwise provided herein, and subject to Article VI.C of the Plan, on the Initial Distribution Date, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records or the register or related document maintained by, as applicable, the Prepetition Credit Agreement Agent, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the Subsidiary Guarantee Notes Indenture Trustee, or the Senior Unsecured Notes Indenture Trustee as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Disbursing Agent; provided, further, that the address for each Holder of an Allowed Claim or Interest shall be deemed to be the address set forth in, as applicable, any Proof of Claim or Proof of Interest Filed by such Holder, or, if no Proof of Claim or Proof of Interest has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

(b)	Quarterly Distribution Date.

Except as otherwise determined by the Reorganized Debtors in their sole discretion, on each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Disbursing Agent shall make the distributions required to be made on account of Allowed Claims and Interests under the Plan on such date. Any distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim or Interest on such date, shall be distributed on the first Quarterly Distribution Date after such Claim or Interest is Allowed. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.A of the Plan.

3.	De Minimis Distributions; Minimum Distributions.

No fractional units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts and such fractional amount shall be deemed to be zero. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest would otherwise result in the issuance of a number of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity that is not a whole number, the actual distribution of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment thereto. The total number of authorized units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity, as applicable, to be distributed to Holders of Allowed Claims and Interests shall be adjusted as necessary to account for the foregoing rounding.

The Disbursing Agent shall not make any distributions to a Holder of an Allowed Claim on account of such Allowed Claim of New Interests, New Debt, New CEC Convertible Notes, New CEC Common Equity, or Cash where such distribution is valued, in the reasonable discretion of the Disbursing Agent, at less than $100.00.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that either (a) a distribution to any Holder is returned as undeliverable or (b) the Holder of an Allowed Claim or Allowed Interest does not respond to a request by the Debtors or the Disbursing Agent for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder or received the necessary information to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred; provided, however, that to the extent any such property or interests in property consist of New Debt, New Interests, New CEC Convertible Notes, and/or New CEC Common Equity, such New Debt, New Interests, the New CEC Convertible Notes, and New CEC Common Equity (as well as any payments or distributions in respect thereof) shall revert to the entity that issued such New Debt, New Interest, the New CEC Convertible Note, and/or the New CEC Common Equity.

5.	Manner of Payment Pursuant to the Plan.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance with Tax Requirements/Allocations.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim, provided that the treatments under the Plan of Prepetition Credit Agreement Claims and Secured First Lien Notes Claims take into account their respective rights to postpetition interest. Additionally, and without limiting the foregoing, and except as otherwise set forth in the Plan, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final Plan Distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I.	Setoffs and Recoupment.

Each Debtor, Reorganized Debtor, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, setoff against or recoup from a Claim any claims of any nature whatsoever that the Debtors may have against the claimant, to the extent not released under the Plan, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim it may have against the Holder of such Claim.

J.	Allocation Between Principal and Accrued Interest.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Reorganized Debtors, after the Effective Date, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor, as applicable. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtors, as applicable, on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

L.	The Coletta Claims.

Subject to the provisions of this Article VI.L and the Agreed Order Modifying the Automatic Stay [Docket No. 2312], to the extent not otherwise satisfied in full pursuant to Article VI.K hereof, any Holder of an Allowed Coletta Claim shall receive a recovery on account of such Allowed Coletta Claim no worse than the treatment provided to Holders of Allowed Claims in Class L under the Plan, which recovery (if any) shall be funded out of (a) first, distributions to Class P — Chester Downs Management Unsecured Claims pursuant to Article III.B.16 hereof, (b) second, solely to the extent necessary if such recovery is not satisfied pursuant to the preceding proviso (a), the Unsecured Creditor Cash Pool and the Unsecured Creditor Securities Pool (but only to the extent such pools are not necessary to fund recoveries for Class I, Class J, and Class L), and (c) third, solely to the extent necessary if such recovery is not satisfied pursuant to the preceding provisos (a) and (b), by New CEC.

M.	Indemnification of Indenture Trustees.

The Reorganized Debtors shall pay and reimburse and be liable to each Indemnified Person on demand for, and indemnify and hold harmless each such Indemnified Person from and against, without limitation, any Indemnifiable Losses in any way, directly or indirectly, arising out of, or related to, or connected with the implementation of the Plan by the Indenture Trustees or any other Indemnified Person, including the actions and transactions provided for or contemplated under this Article VI, other than any such Indemnifiable Losses arising out of or related to any act or omission of an Indemnified Person that constitutes actual fraud, willful misconduct, or gross negligence.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims.

1.	Allowance of Claims.

On or after the Effective Date, each of the Reorganized Debtors shall have and shall retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately prior to the Effective Date, except as otherwise provided in the Plan.

2.	Claims Objections and Settlements.

Subject to Article XII.G hereof, the Reorganized Debtors shall have the authority to: (a) File objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (b) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

3.	Claims Estimation.

On or after the Effective Date, the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection, provided that the foregoing shall not apply to any Claims filed by the Louisiana Department of Revenue that are the subject of a pending objection as of the Effective Date. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

B.	Adjustment to Claims Without Objection.

Any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim that is duplicative or redundant with another Claim against the same Debtor or another Debtor may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Time to File Objections to Claims.

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

D.	Disallowance of Claims.

Any Claims held by any Entity from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors.

EXCEPT AS OTHERWISE PROVIDED HEREIN OR AS AGREED TO BY THE REORGANIZED DEBTORS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

E.	Amendments to Claims.

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

F.	No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest, unless otherwise agreed to by the Reorganized Debtors.

G.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. Unless otherwise agreed to by the Reorganized Debtors and the Disbursing Agent, on the first Quarterly Distribution Date after the date that the order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction with jurisdiction over the Disputed Claim) allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

To the maximum extent provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, turnover, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Debtor Release.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released by each and all of the Debtors, the Estates, and the Reorganized Debtors from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of each and all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that each and all of the Debtors, the Estates, or the Reorganized Debtors would have been legally entitled to assert in its or their own right (whether individually or collectively), or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the Restructuring Support Agreements, the Upfront Payment, the RSA Forbearance Fees, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the

Restructuring Documents or related agreements, instruments, or other documents (including the Restructuring Support Agreements), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees; provided that the foregoing Debtor Release shall not operate to waive or release any right, Claim, or Cause of Action (1) in favor of any Debtor, Reorganized Debtor, or New Property Entity, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (2) as expressly set forth in the Plan or the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any or all of the Debtors or their respective Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Third-Party Release.

Effective as of the Effective Date, each and all of the Releasing Parties (regardless of whether a Releasing Party is also a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharges and releases (and each Entity so discharged and released shall be deemed discharged and released by the Releasing Parties) each and all of the Released Parties and their respective property from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including with respect to any rights or Claims that could have been asserted against any or all of the Released Parties with respect to the Guaranty and Pledge Agreement (but only to the extent released in connection with the Bank Guaranty Settlement), the Upfront Payment, the RSA Forbearance Fees, any derivative claims, asserted or assertable on behalf of any or all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the Restructuring Support Agreements, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring or any alleged restructuring or reorganization of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents, or related agreements, instruments, or other documents (including the Restructuring Support Agreements and, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to each and all of the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees (including but not limited to any claim under any Indenture or under the Trust Indenture Act).

Notwithstanding anything to the contrary in the foregoing paragraph of this Article VIII.C, the Third-Party Release shall not release (1) any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (2) any postpetition settlement agreements between any Released Party and a creditor of the Debtors or the Estates (including, for the avoidance of doubt, the Danner Agreement), (3) any postpetition liabilities incurred in the ordinary course by the Released Parties, (4) any obligation of the CEC Released Parties or the Alpha Released Parties under that certain Stock Purchase Agreement, dated as of

July 30, 2016, between Alpha Frontier Limited and CIE, and any documents related thereto, (5) any prepetition liability of any CEC Released Party, including any liability on account of a personal injury claim or any damages related thereto, arising in the ordinary course of business of such CEC Released Party, provided, for the avoidance of doubt, that any liability arising under, out of, or in connection with the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees did not arise in the ordinary course of business and are expressly covered by the Third-Party Release, (6) any obligation or liability of any party under any protective orders entered in connection with the Chapter 11 Cases, or (7) any Third-Party Preserved Claims.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Third-Party Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to the Third-Party Release.

D.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either of the Debtor Release or Third-Party Release, and except as otherwise specifically provided in the Plan, each Debtor, each Reorganized Debtor, each New Property Entity, each Estate, and each Exculpated Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for (a) any prepetition action taken or omitted to be taken in connection with, or related to, formulating, negotiating, or preparing the Plan or the Restructuring Support Agreements, or (b) any postpetition action taken or omitted to be taken in connection with, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, administering, or implementing the Plan, or consummating the Plan (including the Restructuring Support Agreements), the Danner Agreement, the Disclosure Statement, the New Governance Documents, the Restructuring Transactions, and/or the Separation Structure or selling or issuing the New Debt, the New Interests, the New CEC Convertible Notes, the New CEC Common Equity, and/or any other Security to be offered, issued, or distributed in connection with the Plan, the Chapter 11 Cases, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, in each case except for actual fraud, willful misconduct, or gross negligence in connection with the Plan or the Chapter 11 Cases, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided, however, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Each of the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, and each Exculpated Party has, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the restructuring of Claims and Interests in the Chapter 11 Cases and in connection with the Restructuring Transactions, the negotiation, formulation, or preparation of the Restructuring Documents or related agreements, instruments, or other documents pursuant to the Plan, and the solicitation and distribution of the Plan and, therefore, is not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the Exculpation shall not release any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

E.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, or any documents, instruments, or agreements (including those set forth in the Plan Supplement) executed to implement the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged pursuant to Article VIII.A of the Plan, released pursuant to Article VIII.B or Article VIII.C of the Plan, or are subject to exculpation pursuant to Article VIII.D of the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, any or all of the Debtors, the Reorganized Debtors, the New Property Entities, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right prior to the Effective Date in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, exculpated, released, or settled pursuant to the Plan.

F.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for any Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall automatically revert to the applicable Debtor and its successors and assigns.

G.	Setoffs.

Except as otherwise expressly provided for in the Plan or in any court order, each Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor of any such claims, rights, and Causes of Action that such Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

H.	Recoupment.

In no event shall any Holder of a Claim be entitled to recoup any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I.	Subordination and Turnover Rights.

All intercreditor, subordination, and turnover rights arising pursuant to any document or under law or at equity are compromised, settled, waived, released, and otherwise deemed satisfied by the distributions in the Plan and shall be of no further force or effect upon the Effective Date, including any such rights under the Second Lien Intercreditor Agreement, the Subsidiary-Guaranteed Notes Intercreditor, and the First Lien Intercreditor Agreement.

J.	Document Retention.

On and after the Effective Date, the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Debtors or the Reorganized Debtors, as applicable.

K.	Protections Against Discriminatory Treatment.

To the maximum extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any Debtor, any Reorganized Debtor, and New Property Entities, or another Entity with whom the Debtors have been associated solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

M.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

N.	Orders Modifying the Automatic Stay.

Nothing in the Confirmation Order, the Plan, or any other order, proceeding, or matter in connection with the Chapter 11 Cases, including this Article VIII of the Plan, will impair, affect, alter, or modify the rights and obligations of the Debtors, the Reorganized Debtors, any non-Debtor defendants, or any Holders of Claims on account of asserted personal injury claims, under any orders entered to modify the automatic stay arising pursuant to section 362 of the Bankruptcy Code.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied on or prior to the Effective Date or waived pursuant to the provisions of Article IX.B of the Plan:

1. the Confirmation Order shall have been entered and such order shall not have been stayed, modified, or vacated on appeal;

2. the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1 of the Plan;

3. the Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein shall have been Filed with the Bankruptcy Court pursuant to the terms of the Plan and the Restructuring Support Agreements;

4. the Debtors shall have received both the PropCo Tax Letter and the REIT Opinion Letter;

5. CEC and CAC shall have consummated the transactions contemplated by the Merger Agreement, creating New CEC;

6. New CEC shall have paid the New CEC Cash Contribution to the Debtors;

7. OpCo shall have been formed and the OpCo Organizational Documents shall be effective;

8. PropCo shall have been formed and the PropCo Organizational Documents shall be effective;

9. PropCo GP shall have been formed and the PropCo GP Organizational Documents shall be effective;

10. the REIT shall have been formed and the REIT Organizational Documents shall be effective;

11. if applicable, CPLV Mezz shall have been formed and the CPLV Mezz Organizational Documents shall be effective;

12. CPLV Sub shall have been formed and the CPLV Sub Organizational Documents shall be effective;

13. if applicable, the TRS(s) shall have been formed and the TRS Organizational Documents shall be effective;

14. OpCo shall have deeded or assigned, as applicable, to PropCo (and/or its applicable subsidiaries) the property to be transferred to PropCo (and/or its applicable subsidiaries) as set forth in the Restructuring Transactions Memorandum;

15. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Master Lease Agreements, and such Master Lease Agreements shall be effective in accordance with their terms;

16. OpCo, PropCo, Manager, and New CEC shall have entered into the Management and Lease Support Agreements, and such Management and Lease Support Agreements shall be effective in accordance with its terms;

17. PropCo and New CEC shall have entered into the Right of First Refusal Agreement, and such Right of First Refusal Agreement shall be effective in accordance with its terms;

18. PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall have entered into the PropCo Call Right Agreement, and such PropCo Call Right Agreement shall be effective in accordance with its terms;

19. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Transition Services Agreement, and such Transition Services Agreement shall be effective in accordance with its terms;

20. OpCo shall have syndicated the OpCo Market Debt to third parties for Cash;

21. PropCo shall have issued the PropCo First Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes as set forth herein;

22. CPLV Sub and, if applicable, CPLV Mezz, shall have issued the CPLV Market Debt (of which at least $1,800,000,000 shall have been syndicated) and, if applicable, the CPLV Mezzanine Debt as set forth herein;

23. the New Debt shall have been issued by, as applicable, OpCo, PropCo, CPLV Sub, and, if applicable, CPLV Mezz;

24. the New Interests shall have been issued by, as applicable, OpCo, PropCo, and the REIT;

25. New CEC and, as applicable, the Debtors, the Reorganized Debtors, and the REIT shall have consummated the New CEC OpCo Stock Purchase and, solely to the extent the Partnership Contribution Structure is used, the New CEC PropCo Common Stock Purchase;

26. New CEC shall have issued the New CEC Convertible Notes;

27. OpCo, PropCo, and New CEC shall have entered into the Tax Indemnity Agreement, and such Tax Indemnity Agreement shall be effective in accordance with its terms;

28. new D&O Liability Insurance Policies shall be in effect for the Reorganized Debtors’ and the New Property Entities’ post-Effective Date directors, officers, members, and managers;

29. CEC (or New CEC) shall have contributed the Bank Guaranty Settlement Purchase Price to the Debtors, and the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holders’ Bank Guaranty Accrued Amount;

30. the CEOC Merger shall have been consummated and the New CEC Common Equity shall have been exchanged in connection therewith;

31. OpCo and the REIT shall each have the Minimum Cash Requirement set forth herein as set forth in Article IV.L hereof;

32. the amount of Allowed Non-Obligor Claims shall not exceed the Non-Obligor Cash Pool;

33. the Unsecured Creditors Committee shall have agreed in writing provided to counsel to the Debtors that, based on advice from the financial and legal advisors to the Unsecured Creditors Committee, the aggregate amount of Allowed Claims in Class I, Class J, Class K, and Class L is reasonably expected to be equal to or less than $350,000,000;

34. the RSA Forbearance Fees shall have been paid in full in Cash;

35. the Bond RSA shall not have been terminated;

36. the Bank RSA shall not have been terminated;

37. the Second Lien RSA shall not have been terminated;

38. the SGN RSA shall not have been terminated;

39. the UCC RSA shall not have been terminated;

40. if applicable, New CEC shall have contributed to the Debtors the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration to fund the distributions contemplated by the Plan;

41. the New CEC Common Equity Buyback shall have occurred;

42. the Debtors will have obtained and updated Phase I environmental study or environmental site assessment from an accredited environmental firm addressed to PropCo (or its designee) for each parcel of real property that will be owned by PropCo or its Subsidiaries as of the Effective Date;

43. the NRF shall not have informed the Debtors and CEC in writing (delivered in good faith) that any amendments or modifications to the Plan or the Plan Supplement adversely affect the ability of the Caesars Controlled Group to meet its obligations to the NRF, provided that the NRF shall not deliver such notice before it has consulted with the Debtors and CEC with respect to the potential adverse effects and negotiated with the Debtors and CEC in good faith regarding resolution of such adverse effects unless the Debtors have not provided sufficient time to do so, provided, further, that the NRF may withdraw such written notice in its sole discretion, including in the event there is further negotiation with the Debtors and CEC and any amendments or modifications have been made to the Plan or Plan Supplement;

44. no action with respect to a Third-Party Preserved Claim has been commenced against a Released Creditor Party in accordance and compliance with the express terms contained in the definition of “Third-Party Preserved Claim,” or, if any action is commenced in accordance and compliance with the express terms of the definition of “Third-Party Preserved Claim,” any such claim has been either withdrawn with prejudice, dismissed with prejudice pursuant to a Final Order of a court of competent jurisdiction, or otherwise consensually resolved in a manner satisfactory to the Released Creditor Party against whom the action was commenced in its sole discretion;

45. all Gaming Approvals shall have been obtained;

46. all other authorizations, consents, and regulatory approvals required for the Plan’s effectiveness shall have been obtained; and

47. all documents and agreements necessary to implement the Plan shall have (a) been tendered for delivery, and (b) been effected or executed by all Entities party thereto, or will be deemed executed and delivered by virtue of the effectiveness of the Plan as expressly set forth herein, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

B.	Waiver of Conditions.

Subject to and without limiting the respective rights of each party to the Restructuring Support Agreements, the Debtors, with the reasonable consent of each of CEC, the Requisite Consenting Bond Creditors, the Requisite

Consenting Bank Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, the Unsecured Creditors Committee, and Frederick Barton Danner (only with respect to the treatment of the 2016 Fee Notes), may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan; provided that only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $916,900,000 of OpCo Market Debt to third parties for Cash; provided, further, that only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $318,100,000 of OpCo Market Debt to third parties for Cash; provided, however, that any such waivers of the condition precedent to the Effective Date set forth in Article IX.A.20 hereof will be replaced by the conditions precedent to the Effective Date that (1) OpCo issues, as applicable, the OpCo First Lien Term Loan and/or the OpCo First Lien Notes as a replacement for the unsubscribed portion of, as applicable, the OpCo Market Debt and (2) CEC and, as applicable, the OpCo First Lien Loan Agent and/or the OpCo First Lien Notes Trustee shall have entered into the OpCo Guaranty Agreement; provided, further, that only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.35 hereof that the Bond RSA shall not have been terminated; provided, further, that only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.36 hereof that the Bank RSA shall not have been terminated; provided, further, that only the Second Priority Noteholders Committee may in its sole discretion waive the requirement set forth in Article IX.A.37 hereof that the Second Lien RSA shall not have been terminated; provided, further, that only the Requisite Consenting SGN Creditors may in its sole discretion waive the requirement set forth in Article IX.A.38 hereof that the SGN RSA shall not have been terminated; provided, further, that only the Unsecured Creditors Committee may in its sole discretion waive the requirement set forth in Article IX.A.39 hereof that the UCC RSA shall not have been terminated; provided, further, that the requirement set forth in Article IX.A.44 may only be waived by each Released Creditor Party against whom an action has been commenced in each such Released Creditor Party’s sole discretion.

C.	Substantial Consummation of the Plan.

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article IX.A of the Plan have been satisfied or waived. Consummation of the Plan shall be deemed to occur on the Effective Date.

D.	Effect of Nonoccurrence of Conditions to the Effective Date.

If the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or any claims held by the Debtors; (b) prejudice in any manner the rights of the Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Person or Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to and not limiting the respective rights of each party to the Restructuring Support Agreements or the Danner Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, unless otherwise ordered by the Bankruptcy Court, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X of the Plan. Pursuant to Article XII.H hereof, any party to any effective restructuring support or similar agreement shall have their rights under such effective restructuring support or similar agreement with respect to any such modification or supplement.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan.

The Debtors reserve the right, subject to the Restructuring Support Agreements, to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any claims held by the Debtor, Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, to the extent legally permissible, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including cure amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, the Rejected Executory Contract and Unexpired Lease Schedule; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and, subject to any applicable forum selection clauses, all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Disclosure Statement, the Restructuring Support Agreements, or the Plan;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, Exculpations, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such discharge, releases, Exculpations, injunctions, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or, subject to any applicable forum selection clauses, any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

16. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

18. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including, subject to any applicable forum selection clauses, disputes arising under agreements, documents, or instruments executed in connection with the Plan;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine all disputes involving the existence, nature, or scope of all releases set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21. enforce the injunction, release, and Exculpation provisions set forth in Article VIII of the Plan;

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code; and

24. enter an order or final decree concluding or closing each of the Chapter 11 Cases.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring or receiving property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including U.S. Trustee Fees, shall be paid by each of the Reorganized Debtors for each quarter (including any fraction thereof) until such Debtor’s Chapter 11 Case is converted or dismissed, or a final decree closing such Chapter 11 Case is issued, whichever occurs first.

D.	Payment of Certain Fees and Expenses.

On the Effective Date, in full and complete settlement, release, and discharge of their Allowed Administrative or Secured Claims pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall promptly indefeasibly pay in full in Cash (pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise) all Restructuring Support Advisors Fees incurred up to and including the Effective Date that have not previously been paid.

Pursuant to Bankruptcy Rule 9019, and in accordance with, and subject to the terms of, the Subsidiary-Guaranteed Notes Settlement and the SGN RSA, and to the extent CEC has not already previously paid such fees and expenses in full in Cash pursuant to the terms of the SGN RSA (including certain accrued and unpaid amounts by December 1, 2016, as required by the SGN RSA), then, on the Effective Date, New CEC shall reimburse the Subsidiary-Guaranteed Notes Indenture Trustee all of its reasonable and documented fees and expenses in full in Cash, including those fees and expenses for services of attorneys, financial advisors, and other consultants and/or professionals as may be retained by the Subsidiary-Guaranteed Notes Indenture Trustee (on the terms and conditions set forth in the SGN RSA).

On the Effective Date and in accordance with the UCC RSA, New CEC shall reimburse the reasonable and documented fees and expenses of the Senior Unsecured Notes Indenture Trustee (including reasonable and documented attorney’s fees and expenses) incurred in connection with the Senior Unsecured Notes Indentures, including the fees and expenses incurred in connection with the Chapter 11 Cases.

On the Effective Date and in accordance with, and subject to the terms of, the Second Lien RSA, New CEC shall pay the Second Lien Bond Fees and Expenses, to the extent not previously paid by CEC (including certain accrued and unpaid amounts by December 20, 2016, as required by the Second Lien RSA); provided that nothing in this Article XII.D or the Second Lien RSA shall in any way affect or diminish the rights of the Second Lien Indenture Trustees to assert their respective Indenture Trustee Charging Lien against distributions under the Plan for any unpaid Second Lien Bond Fees and Expenses arising under their respective Second Lien Indenture.

On the Effective Date and in accordance with, and subject to the terms of, the Danner Agreement, New CEC shall reimburse the reasonable and documented fees and expenses of Frederick Barton Danner as set forth in the Danner Agreement, including the Danner Professional Fees (as defined in the Danner Agreement), including those in connection with the Chapter 11 Cases, any adversary proceedings and appeals arising therefrom, and in Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

All amounts distributed and paid pursuant to this Article XII.D shall not be subject to setoff, recoupment, reduction, or allocation of any kind and shall not require the filing or approval of any retention applications or fee applications in the Chapter 11 Cases.

E.	Dismissal of Involuntary Petition.

On the Effective Date, CEOC and the Petitioning Creditors shall consent to the dismissal, as moot, of the Involuntary Petition.

F.	Dismissal of Litigation and Appeals.

On the Effective Date, pursuant to the Restructuring Support Agreements, the Debtors, the Subsidiary-Guaranteed Notes Trustee, the Unsecured Creditors Committee, the Ad Hoc Group of First Lien Bank Lenders, the Ad Hoc Group of First Lien Noteholders, and the Second Priority Noteholders Committee will consent to the dismissal, as moot, of any currently pending adversary proceedings, claim objections, and appeals involving such parties related to the Chapter 11 Cases.

G.	Dissolution of the Second Priority Noteholders Committee and Unsecured Creditors Committee.

On the Effective Date, both the Second Priority Noteholders Committee and the Unsecured Creditors Committee shall dissolve and all members, employees, or agents thereof, including the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members, shall be released and discharged from all rights and duties, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, arising from or related to the Chapter 11 Cases, except the Second Priority Noteholders Committee and the Unsecured Creditors Committee will remain intact solely with respect to (1) the preparation, filing, review, and resolution of applications for Professional Fee Claims; (2) pending or subsequently filed appeals, motions to reconsider, or motions to vacate, if any, related to Confirmation (including with respect to the Plan or the Confirmation Order); and (3) on and after the Effective Date, the Unsecured Creditors Committee (with the assistance of its attorneys and financial advisors) will monitor the claims resolution process and the distributions to Holders of Claims in Class H, Class I, Class J, Class K, and Class L on terms to be agreed upon by the Debtors, CEC, and the Unsecured Creditors Committee before the Effective Date, provided, that as consideration for carrying out all the Unsecured Creditors Committee’s post-Effective Date rights and duties, including the claims resolution process and distribution monitoring, New CEC shall pay the amount of $3,000,000 to the respective Unsecured Creditor Committee Members, based on the written allocations and instructions from the Unsecured Creditors Committee or one or both of its co-chairpersons, reflecting the Unsecured Creditors Committee Members’ respective agreements to incur the required costs and efforts to carry out the Unsecured Creditors Committee’s post-Effective Date rights and duties, which payment shall be made by New CEC at any time from the Effective Date through 365 days after the Effective Date, provided, further, that the Reorganized Debtors shall pay the Unsecured Creditors Committee’s legal and financial advisors for their reasonable and documented fees and expenses incurred in connection with the Unsecured Creditors Committee’s post-Effective Date rights and duties. On the Effective Date, subject to the foregoing proviso related to the functions for which such committees survive after the Effective Date, the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members shall be released and discharged from all rights and duties from or related the Chapter 11 Cases, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, and neither the Debtors, the Reorganized Debtors, nor the New Property Entities, as applicable, shall be liable or responsible for paying any fees or expenses incurred after the Effective Date by the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Second Priority Noteholders Committee Members (solely in their capacity as Second Priority Noteholders Committee Members), the Unsecured Creditors Committee Members (solely in their capacity as Unsecured Creditors Committee Members), or any advisors to either the Second Priority Noteholders Committee or the Unsecured Creditors Committee.

H.	Consent, Consultation, and Waiver Rights.

The consent, consultation, waiver, and similar rights of any party (other than the Debtors) over terms and conditions of the Plan and documents in the Plan Supplement are subject to such party (1) being party to an effective restructuring support or similar agreement with the Debtors and (2) affirmatively supporting the Plan (including through voting to accept the Plan by the Voting Deadline) as of the date such party seeks to exercise such party’s consent, consultation, waiver, or similar rights hereunder. Such consent, consultation, waiver, and similar rights are expressly incorporated herein, and all such rights will be exercised in accordance with the terms of such restructuring support or similar agreements.

I.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

J.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

K.	Service of Documents.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier, or registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to the Debtors, to:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn.: James H.M. Sprayregen, P.C., David R. Seligman, P.C., and Joseph M. Graham, Esq.

Facsimile: (312) 862-2200

-and-

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn.: Paul M. Basta, P.C. and Nicole L. Greenblatt, P.C.

Facsimile: (212) 446-4900

If to CEC, to:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn.: Jeffrey D. Saferstein, Esq. and Samuel E. Lovett, Esq.

Facsimile: (212) 373-2053

-and-

Jenner & Block

353 North Clark St

Chicago, Illinois 60654

Attn.: Charles Sklarsky, Esq. and Angela Allen, Esq.

Facsimile: (312) 840-7218

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn.: Paul S. Aronzon, Esq. and Thomas R. Kreller, Esq.

Facsimile: (213) 629-5063

If to the Second Priority Noteholders Committee, to:

Jones Day

555 South Flower Street, Fiftieth Floor

Los Angeles, California 90071

Attn.: Bruce Bennett, Esq., Sidney Levinson, Esq., and Joshua Mester, Esq.

Facsimile: (213) 243-2539

If to the Unsecured Creditors Committee, to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10035

Attn.: Martin Bienenstock, Esq., Philip M. Abelson, Esq., and Vincent Indelicato, Esq.

Facsimile: (212) 969-2900

-and-

Proskauer Rose LLP

70 West Madison Street, Suite 3800

Chicago, Illinois 60602

Attn.: Jeffrey J. Marwil, Esq. and Paul V. Possinger, Esq.

Facsimile: (312) 962-3551

If to the counsel for the Consenting First Lien Noteholders, to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn.: Kenneth H. Eckstein, Esq. and Daniel M. Eggermann, Esq.

Facsimile: (212) 715-8229

If to the counsel for the Consenting First Lien Bank Lenders, to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn.: Kristopher M. Hansen, Esq. and Jonathan D. Canfield, Esq.

Facsimile: (212) 806-5400

If to the counsel for the Consenting SGN Creditors, to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn.: Thomas E. Lauria, Esq., J. Christopher Shore, Esq., and Harrison L. Denman, Esq.

Facsimile: (212) 354-8113

L.	Entire Agreement.

Except as otherwise indicated, on the Effective Date, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to the subject matter of the Plan, all of which will have become merged and integrated into the Plan on the Effective Date. To the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

M.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice and Claims Agent at https://cases.primeclerk.com/CEOC or the Bankruptcy Court’s website at http://www.ilnb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control. The documents contained in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

N.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, subsidiaries, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, attorneys, accountants, investment bankers, consultants, and other professionals will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

O.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

P.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, with the consent of each of the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee; and (3) nonseverable and mutually dependent.

Q.	Conflicts.

To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control in all respects, including with respect to any component of the Plan Supplement. For the avoidance of doubt, to the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

R.	Closing of Chapter 11 Cases.

Each of the Debtors shall, promptly after the full administration of its Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close its Chapter 11 Case.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Respectfully submitted, as of the date first set forth above,

Caesars Entertainment Operating Company, Inc. (for itself and all Debtors)

By:	/s/ Randall S. Eisenberg
Name:	Randall S. Eisenberg
Title:	Chief Restructuring Officer

Exhibit A

Debtors

DEBTOR	CASE NO.
Caesars Entertainment Operating Company, Inc. (f/k/a Harrah’s Operating Company, Inc.)	15-01145
190 Flamingo, LLC	15-01263
3535 LV Corp.	15-01146
3535 LV Parent, LLC	15-01149
AJP Holdings, LLC	15-01297
AJP Parent, LLC	15-01264
B I Gaming Corporation	15-01147
Bally’s Las Vegas Manager, LLC	15-01265
Bally’s Midwest Casino, Inc.	15-01315
Bally’s Park Place, Inc.	15-01148
Benco, Inc.	15-01152
Biloxi Hammond, LLC	15-01156
Biloxi Village Walk Development, LLC	15-01208
BL Development Corp.	15-01150
Boardwalk Regency Corporation	15-01151
BPP Providence Acquisition Company, LLC	15-01180
Caesars Air, LLC	15-01267
Caesars Baltimore Acquisition Company, LLC	15-01268
Caesars Baltimore Development Company, LLC	15-01183
Caesars Baltimore Management Company, LLC	15-01165
Caesars Entertainment Canada Holding, Inc.	15-01158
Caesars Entertainment Finance Corp.	15-01153
Caesars Entertainment Golf, Inc.	15-01154
Caesars Entertainment Retail, Inc.	15-01157
Caesars Entertainment Windsor Limited	15-01190
Caesars Escrow Corporation	15-01155
Caesars India Sponsor Company, LLC	15-01194
Caesars License Company, LLC	15-01199
Caesars Marketing Services Corporation	15-01203
Caesars Massachusetts Acquisition Company, LLC	15-01270
Caesars Massachusetts Development Company, LLC	15-01166
Caesars Massachusetts Investment Company, LLC	15-01168
Caesars Massachusetts Management Company, LLC	15-01170
Caesars New Jersey, Inc.	15-01159
Caesars Operating Escrow LLC	15-01272
Caesars Palace Corporation	15-01161
Caesars Palace Realty Corp.	15-01164
Caesars Palace Sports Promotions, Inc.	15-01169
Caesars Riverboat Casino, LLC	15-01172
Caesars Trex, Inc.	15-01171
Caesars United Kingdom, Inc.	15-01174

DEBTOR	CASE NO.
Caesars World Marketing Corporation	15-01176
Caesars World Merchandising, Inc.	15-01160
Caesars World, Inc.	15-01173
California Clearing Corporation	15-01177
Casino Computer Programming, Inc.	15-01162
CG Services, LLC	15-01179
Chester Facility Holding Company, LLC	15-01313
Christian County Land Acquisition Company, LLC	15-01274
Consolidated Supplies, Services and Systems	15-01163
Corner Investment Company Newco, LLC	15-01275
Cromwell Manager, LLC	15-01276
CZL Development Company, LLC	15-01278
CZL Management Company, LLC	15-01279
DCH Exchange, LLC	15-01281
DCH Lender, LLC	15-01282
Des Plaines Development Limited Partnership	15-01144
Desert Palace, Inc.	15-01167
Durante Holdings, LLC	15-01209
East Beach Development Corporation	15-01175
FHR Corporation	15-01178
FHR Parent, LLC	15-01212
Flamingo-Laughlin Parent, LLC	15-01216
Flamingo-Laughlin, Inc.	15-01219
GCA Acquisition Subsidiary, Inc.	15-01181
GNOC, Corp.	15-01184
Grand Casinos of Biloxi, LLC	15-01221
Grand Casinos of Mississippi, LLC — Gulfport	15-01223
Grand Casinos, Inc.	15-01186
Grand Media Buying, Inc.	15-01187
Harrah South Shore Corporation	15-01224
Harrah’s Arizona Corporation	15-01213
Harrah’s Bossier City Investment Company, L.L.C.	15-01218
Harrah’s Bossier City Management Company, LLC, a Nevada limited liability company	15-01220
Harrah’s Chester Downs Investment Company, LLC	15-01283
Harrah’s Chester Downs Management Company, LLC	15-01314
Harrah’s Illinois Corporation	15-01182
Harrah’s Interactive Investment Company	15-01189
Harrah’s International Holding Company, Inc.	15-01192
Harrah’s Investments, Inc.	15-01193
Harrah’s Iowa Arena Management, LLC	15-01284
Harrah’s Management Company	15-01195
Harrah’s Maryland Heights Operating Company	15-01286
Harrah’s MH Project, LLC	15-01288
Harrah’s NC Casino Company, LLC	15-01280

2

DEBTOR	CASE NO.
Harrah’s New Orleans Management Company	15-01222
Harrah’s North Kansas City LLC	15-01266
Harrah’s Operating Company Memphis, LLC	15-01269
Harrah’s Pittsburgh Management Company	15-01197
Harrah’s Reno Holding Company, Inc.	15-01198
Harrah’s Shreveport Investment Company, LLC	15-01225
Harrah’s Shreveport Management Company, LLC	15-01185
Harrah’s Shreveport/Bossier City Holding Company, LLC	15-01188
Harrah’s Shreveport/Bossier City Investment Company, LLC	15-01262
Harrah’s Southwest Michigan Casino Corporation	15-01201
Harrah’s Travel, Inc.	15-01202
Harrah’s West Warwick Gaming Company, LLC	15-01271
Harveys BR Management Company, Inc.	15-01204
Harveys C.C. Management Company, Inc.	15-01205
Harveys Iowa Management Company, Inc.	15-01206
Harveys Tahoe Management Company, Inc.	15-01191
H-BAY, LLC	15-01273
HBR Realty Company, Inc.	15-01207
HCAL, LLC	15-01196
HCR Services Company, Inc.	15-01210
HEI Holding Company One, Inc.	15-01211
HEI Holding Company Two, Inc.	15-01214
HHLV Management Company, LLC	15-01277
HIE Holdings Topco, Inc.	15-01215
Hole in the Wall, LLC	15-01285
Horseshoe Entertainment	15-01200
Horseshoe Gaming Holding, LLC	15-01227
Horseshoe GP, LLC	15-01230
Horseshoe Hammond, LLC	15-01232
Horseshoe Shreveport, L.L.C.	15-01233
HTM Holding, Inc.	15-01217
JCC Holding Company II Newco, LLC	15-01287
Koval Holdings Company, LLC	15-01289
Koval Investment Company, LLC	15-01235
Las Vegas Golf Management, LLC	15-01237
Las Vegas Resort Development, Inc.	15-01231
Laundry Parent, LLC	15-01239
LVH Corporation	15-01234
LVH Parent, LLC	15-01241
Martial Development Corp.	15-01236
Nevada Marketing, LLC	15-01290
New Gaming Capital Partnership, a Nevada Limited Partnership	15-01244
Ocean Showboat, Inc.	15-01238
Octavius Linq Holding Co., LLC	15-01246
Parball Corporation	15-01240

3

DEBTOR	CASE NO.
Parball Parent, LLC	15-01248
PH Employees Parent, LLC	15-01249
PHW Investments, LLC	15-01291
PHW Las Vegas, LLC	15-01251
PHW Manager, LLC	15-01312
Players Bluegrass Downs, Inc.	15-01242
Players Development, Inc.	15-01253
Players Holding, LLC	15-01255
Players International, LLC	15-01292
Players LC, LLC	15-01307
Players Maryland Heights Nevada, LLC	15-01257
Players Resources, Inc.	15-01243
Players Riverboat II, LLC	15-01309
Players Riverboat Management, LLC	15-01226
Players Riverboat, LLC	15-01228
Players Services, Inc.	15-01229
Reno Crossroads LLC	15-01293
Reno Projects, Inc.	15-01245
Rio Development Company, Inc.	15-01247
Robinson Property Group Corp.	15-01250
Roman Entertainment Corporation of Indiana	15-01252
Roman Holding Corporation of Indiana	15-01254
Showboat Atlantic City Mezz 1, LLC	15-01295
Showboat Atlantic City Mezz 2, LLC	15-01296
Showboat Atlantic City Mezz 3, LLC	15-01298
Showboat Atlantic City Mezz 4, LLC	15-01300
Showboat Atlantic City Mezz 5, LLC	15-01302
Showboat Atlantic City Mezz 6, LLC	15-01303
Showboat Atlantic City Mezz 7, LLC	15-01305
Showboat Atlantic City Mezz 8, LLC	15-01306
Showboat Atlantic City Mezz 9, LLC	15-01308
Showboat Atlantic City Operating Company, LLC	15-01256
Showboat Atlantic City Propco, LLC	15-01258
Showboat Holding, Inc.	15-01261
Southern Illinois Riverboat/Casino Cruises, Inc.	15-01143
Tahoe Garage Propco, LLC	15-01310
The Quad Manager, LLC	15-01294
TRB Flamingo, LLC	15-01299
Trigger Real Estate Corporation	15-01259
Tunica Roadhouse Corporation	15-01260
Village Walk Construction, LLC	15-01304
Winnick Holdings, LLC	15-01311
Winnick Parent, LLC	15-01301

4

Exhibit B

Lease Term Sheet

LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to Opco (defined below) and its subsidiaries pursuant to at least two separate leases.[1] One lease (the “Non-CPLV Lease”)[2] will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”).[3] The other lease (the “CPLV Lease”, and together with the Non-CPLV Lease, collectively, the “Leases”) will only include CPLV.[4] To the extent that a term below does not differentiate between the Non-CPLV Lease and the CPLV Lease, such term shall be included in both Leases.

Landlord	With respect to the Non-CPLV Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the Non-CPLV Facilities (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant	With respect to the Non-CPLV Lease, reorganized Caesars Entertainment Operating Company (“CEOC” or “Opco”) and the reorganized subsidiaries of CEOC necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, CEOC and the subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

For purposes hereof, the term “Tenant” shall be deemed to mean Tenant and all subsidiaries of Tenant.

MLSA/Guaranty	In addition, Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Non-CPLV Lease and the CPLV Lease (each, an “MLSA/Guaranty”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease, the Non-CPLV Lease and the Golf Course Use Agreement (described below in the section titled “Rent”).[5] The terms of the MLSA/Guaranty are more particularly set forth in that certain Summary of Terms with respect to the MLSA/Guaranty.[6]

[1]	Bankruptcy Court to be requested to make findings that all CPLV and Non-CPLV leases are “true” and “unitary” in connection with confirmation.
[2]	Non-CPLV Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset (but with no overall increase in aggregate rent).
[3]	The parcels collectively known as the Las Vegas Land Assemblage will be incorporated into the Non-CPLV Lease, and the Lease will contain mechanics to be agreed upon relating to the development and financing of the same as mutually agreed by the parties.
[4]	The CPLV Lease may, upon mutual approval of the parties, be structured as two individual cross-defaulted leases: one for the Forum Shops and one for the balance of CPLV, if necessary for REIT compliance purposes.
[5]	Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA/Guaranty term sheet.
[6]	If additional leases are entered into for any assets (e.g., Joliet, as described above), then corresponding MLSAs shall be entered into in connection therewith.

Leased Property	With respect to the Non-CPLV Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities will not include any non-U.S. real estate assets.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility” or “CPLV Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

The golf course properties identified on Exhibit C shall be transferred to a direct, wholly-owned taxable REIT subsidiary (the “Golf TRS”) of Propco’s general partner (the “REIT”) and shall not be leased to Tenant (but will be subject to the Golf Course Use Agreement).

All U.S. real property owned by CEOC or its wholly-owned subsidiaries that is not identified on any of (x) Exhibit A as part of the Non-CPLV Facilities, (y) Exhibit B as part of the CPLV Facilities, or (z) Exhibit C as being transferred to Golf TRS and not leased back to Tenant, to the extent that it is not sold or abandoned pursuant to the bankruptcy code, in each case with the approval of the bankruptcy court, will be transferred to the applicable Landlord and leased to the applicable Tenant under the Non-CPLV Lease (if such property is not related to the ownership or operation of CPLV) or under the CPLV Lease (if such property is related to the ownership or operation of CPLV), as applicable; except, however, (subject to receipt of analysis, reasonably acceptable to the Requisite Consenting Bond Creditors and the Requisite Consenting Bank Creditors (as applicable), that the Non-SRLY E&P (as defined below) projected to be allocated to the REIT is less than a threshold amount to be mutually agreed by the parties) the assets acquired as proceeds of the 1031 exchanges from the sale of Showboat Atlantic City and Harrah’s Tunica shall not be transferred to Landlord and shall be retained by Opco. For purposes hereof, the term “Non-SRLY E&P” shall mean cumulative earnings and profits for federal income tax purposes not treated as arising in a separate return limitation year as defined in Treasury Regulation § 1.1502-1(f)(2).

For purposes hereof, the term “Facilities” and “Leased Property” shall each be deemed to mean the CPLV Facility and the Non-CPLV Facilities, collectively, or each individually, as the context may require.

Term	Each of the Leases shall have a 15 year initial term (the “Initial Term”).

Each of the Leases shall have four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option, provided that no Event of Default

3

shall have occurred and be continuing either on the date Landlord receives the Renewal Notice (as hereinafter defined) or on the last day of the then current Term, by notifying Landlord (each, a “Renewal Notice”) (i) no earlier than 18 months prior to the then-current expiration, and (ii) no later than 12 months prior to the then-current expiration.

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[7]

Rent	“Rent” means the sum of Base Rent (as described below) and Percentage Rent. “Percentage Rent” means the Non-CPLV Initial Percentage Rent, the Non-CPLV Secondary Percentage Rent and the CPLV Initial Percentage Rent (each as defined below), each as adjusted as set forth below. Rent shall be paid monthly in advance.

Rent not paid when due shall be subject to default interest and late charges such that if rent is not paid within five days of the due date, a late charge in the amount of 5% of the unpaid amount will be assessed and if any rent (including the late charge) is not paid within 10 days of due date, it will accrue interest based on the overdue rate (5% above prime).

Rent under the Non-CPLV Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[8]

Non-CPLV Lease:

(a) For the first 7 Lease years, Rent of $465,000,000 per Lease year, subject to the annual Escalator (as hereinafter defined) commencing in the 6th Lease year as described below.

(b) For the 8th Lease year through the 10th Lease year, (i) Base Rent equal to 70% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined).

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the Non-CPLV Lease be less than the Base Rent in the 8th Lease year, except in connection with a Rent Reduction Adjustment.

[7]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term. The parties intend for the useful life of each Facility to be determined at or prior to Lease inception.
[8]	Portions of each Non-CPLV Facility may be subject to a specific Rent allocation to be set forth in the definitive documents to enable proper tax reporting and compliance.

4

For the 8th through 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to 30% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 8 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 8 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as “Non-CPLV Secondary Percentage Rent”).

At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable

5

Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 8th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

In no event shall Percentage Rent under the Non-CPLV Lease be less than $0.00.

From and after the commencement of the 6th Lease year (with respect to the Non-CPLV Lease) or the 2nd Lease year (with respect to the CPLV Lease), as applicable, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent (provided, for purposes of applying the Escalator so as to calculate the Base Rent payable under the Non-CPLV Lease during the 8th Lease year, the Base Rent during the 7th Lease year shall be deemed to be an amount equal to 70% of the Rent for the 7th Lease year, to which sum the Escalator shall be applied in order to derive the Base Rent payable during the 8th Lease year).

In addition to Base Rent and Percentage Rent payable under the Non-CPLV Lease as described above, the Tenant under the Non-CPLV Lease shall enter into a golf course use agreement (the “Golf Course Use Agreement”) pursuant to which it will make payments to Golf TRS for use of golf courses to be owned by Golf TRS, as follows: (i) an annual payment in the amount of $10,000,000, subject to an annual escalator commencing in the 6th Lease year equal to the higher of 2% and the CPI increase with respect to such year, above the previous year’s annual payment amount, plus (ii) per-round fees based on actual use as set forth in more detail on Exhibit E attached hereto. Such Golf Course Use Agreement will be coterminous with and cross-defaulted with, but separate and distinct from, the Non-CPLV Lease. Certain of the terms of the Golf Course Use Agreement are more particularly described on Exhibit E attached hereto.[9]

CPLV Lease:

(a) For the first 7 Lease years, Rent of $165,000,000 per Lease year, subject to the annual Escalator.

[9]	The Access Payment (as defined on Exhibit E) may be increased by up to $5,000,000, as determined by Tenant, in which event the initial Rent under the Non-CPLV Lease shall be decreased by an amount equal to 60% of such increase to the Access Payment.

6

(b) From and after the commencement of the 8th Lease year, (i) Base Rent equal to 80% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the CPLV Lease be less than 80% of the Rent for the 7th Lease year.

For the 8th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 8 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 8 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the

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immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

In no event shall Percentage Rent under the CPLV Lease be less than $0.00.

“Net Revenue” means: the net sum of, without duplication, (i) the amount received by Tenant from patrons at the CPLV Facility or any Non-CPLV Facility for gaming, less, to the extent otherwise included in the calculation of Net Revenue, refunds and free promotional play provided pursuant to a rewards, marketing and/or frequent users program (including rewards granted by affiliates of Tenant), and less amounts returned to patrons through winnings at the CPLV Facility or any Non-CPLV Facility (the net amounts described in this clause (i), “Gaming Revenue”); and (ii) the gross receipts of Tenant for all goods and merchandise sold, room revenues derived from hotel operations, food and beverages sold, the charges for all services performed, or any other revenues generated or otherwise payable to Tenant (including, without limitation, use fees, retail and commercial rent, revenue from rooms, accommodations, food and beverage, and the proceeds of business interruption insurance) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the amounts described in this clause (ii), “Retail Sales”); less (iii) to the extent otherwise included in the calculation of Net Revenue, the retail value of accommodations, merchandise, food and beverage, and other services furnished to guests of Tenant without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Net Revenue shall be equal to the amount of the reduction of such charge) (the amounts described in this clause (iii), “Promotional Allowances”). For purposes of clarification, (i) subject to clause 3(y) of the section of this Lease Term Sheet titled “Assignment by Tenant”, with respect to any sublease from Tenant to a party that is not a subsidiary of Tenant, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such subtenant but shall include the rent received by Tenant under such sublease, and (ii) if Gaming Revenue, Retail Sales or Promotional Allowances of a subsidiary of Tenant are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such subsidiary shall not also be taken into account in determining Net Revenue. For the avoidance of doubt,

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gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. Net Revenue shall be determined separately for each Lease, with respect to the applicable Facilities subject to each such Lease.

Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income.

Triple Net Lease	The Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation). Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect), including, without limitation, all environmental requirements (whether arising before or after the effective date of the Leases), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations

Tenant shall be responsible for the maintenance and repair of the Leased Properties (including Capital Expenditures with respect thereto, but subject to, and in accordance with, the provisions of this section). For purposes hereof, the term “Capital Expenditures” shall mean (i) all expenditures actually paid by or on behalf of Tenant, on a consolidated basis, capitalized in accordance with GAAP and in a manner consistent with Tenant’s audited financial statements, plus (ii) all capital expenditures incurred by Services Co and capitalized in accordance with GAAP and allocated to Tenant by Caesars Enterprise Services LLC (or any replacement or successor services company engaged in performing services on behalf of Tenant and related entities similar to those performed on the Effective Date) (“Services Co”) (“Services Co Capital Expenditures”), but, in each case subject to the limitations and exclusions set forth herein. Absent Landlord’s consent, no changes may be made to the allocation methodology by which Services Co Capital Expenditures are currently allocated to Tenant if such change could reasonably be expected to materially and adversely affect Landlord. For the avoidance of doubt, (i) expenditures with respect to any property which is not included as Leased Property under the Leases shall not constitute “Capital Expenditures” or count towards the Minimum CapEx Requirements for purposes of the Leased Property Tests, (ii) expenditures with respect to any property acquired by CEOC or its subsidiaries after the Effective Date which is not included as Leased Property under the Leases shall not

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constitute “Capital Expenditures” or count towards the Minimum CapEx Requirements for purposes of the Leased Property Tests or the All Property Tests, and (iii) expenditures with respect to any property (other than the London Clubs and the Chester property (collectively, the “London/Chester Property”)) which is not included as Leased Property under the Leases shall not constitute “Capital Expenditures” or count towards the Minimum CapEx Requirements for purposes of the All Property Tests.

Within 30 days after the end of each month during the term of the Lease, Tenant shall provide to Landlord on a confidential basis a report setting forth all revenues and Capital Expenditures for the preceding month for the Non-CPLV Facilities (on a Facility — by — Facility basis), in the case of the Non-CPLV Tenant, and the CPLV Facility, in the case of the CPLV Tenant, all on an unaudited basis.

In each calendar year during the Term, commencing upon the first (1st) full calendar year during the Term, Tenant must satisfy both of the following requirements: (a) on a collective basis for CEOC and its subsidiaries, Tenant must expend sums for Capital Expenditures (subject to the limitations set forth in the final paragraph of this section) (including (i) any Services Co Capital Expenditures allocated by Services Co to Tenant during such calendar year in an amount not in excess of $25,000,000 and (ii) any Capital Expenditures in respect of the Chester property and/or the London Clubs during such calendar year in an amount not in excess of $10,000,000) in an amount at least equal to $100,000,000, which annual amount shall be decreased (1) (x) upon[10] a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet that in either case results in the removal of material Leased Property from the Lease, (y) in connection with any disposition of Leased Property by Landlord that pursuant to the Section of this Lease Term Sheet entitled “Landlord Sale of Properties” results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property[11] and (z) with respect to the London/Chester Property, upon the disposition of any material portion thereof (it being understood that Leased Property or any portion of the London/Chester Property having a value greater than $50,000,000 shall be deemed “material”), with such decrease, in each case of clause (x), (y) or (z), being in

[10]	For avoidance of doubt, the Leases will expressly provide that there will be no reduction in the Required Capital Expenditures or the Rent by reason of the removal from the Lease of any groundleased property (i.e., a Facility (or portion thereof) that, upon the commencement date of the Leases, is subject to a ground lease from a third party and that Landlord in turn subleases to Tenant and that ends during the Term); provided, that (i) Landlord (as groundlessee) shall be required to exercise all renewal options contained in the applicable ground lease for any such groundleased properties so as to extend the terms thereof and (ii) with respect to any groundlease that would otherwise expire during the Term, Tenant, on Landlord’s behalf, shall have the right to negotiate for a renewal/replacement of such groundlease with the third-party groundlessor, on terms satisfactory to Tenant (subject, (i) to Landlord’s reasonable consent with respect to the terms and conditions thereof which would reasonably be expected to materially and adversely affect Landlord, and (ii) in the case of any such renewal/replacement that would extend the term of such groundlease beyond the Term, to Landlord’s sole right to approve any such terms that would be applicable beyond the Term).
[11]	With it being understood and agreed that any severance lease entered into in connection with such disposition of such Leased Property will contain minimum capital expenditure requirements regarding such Leased Property under such severance lease that in the aggregate (taken together with the minimum capital expenditure requirements regarding the Leased Property remaining under the Leases) is no greater than the minimum capital expenditures required under this Lease Term Sheet immediately prior to such disposition.

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proportion with the EBITDAR (as defined below) of any such Leased Property or London/Chester Property, as applicable, versus the EBITDAR of Tenant applicable to all properties then included in the calculation of Capital Expenditures for the All Property Tests, which EBITDAR calculation shall be determined based on the then most recent four quarter period (provided, any decrease under clause (z) shall not exceed, for each of the Chester property and the London Clubs, respectively, the amount allocated thereto under clause (2) immediately following this proviso), and (2) upon a disposition of all or substantially all of the London Clubs and/or the Chester property, as applicable, with such decrease being equal to $4,000,000 in the event of such a disposition with respect to the London Clubs and $6,000,000 in the event of such a disposition with respect to the Chester property (such annual amount, as so adjusted, the “Annual Minimum CapEx Amount”; such annual requirement, the “Annual Minimum CapEx Requirement”), and (b) for each of the CPLV Lease and the Non-CPLV Lease, Tenant must expend sums (subject to the limitations set forth in the final paragraph of this section) in each case in an aggregate amount equal to at least one percent (1%) of the actual Net Revenue from the CPLV Facility or Non-CPLV Facilities, as applicable, for the prior calendar year, on Capital Expenditures that constitute installation or restoration and repair or other improvements of items with respect to the applicable Leased Property(ies) under each such Lease (such requirement, the “Annual Minimum Per-Lease B&I CapEx Requirement”).

In each period of three (3) calendar years (commencing upon the first (1st) full period of three (3) calendar years during the Term) (each such period, a “Triennial CapEx Calculation Period”) (subject however to the provisions set forth below relating to any Stub Period), Tenant must satisfy both of the following requirements: (a) on a collective basis for CEOC and its subsidiaries, Tenant must expend sums for Capital Expenditures (subject to the limitations set forth in the final paragraph of this section) (including (i) any Services Co Capital Expenditures allocated by Services Co to Tenant during such three (3) calendar year period in an amount not in excess of $75,000,000 and (ii) any Capital Expenditures in respect of the Chester property and/or the London Clubs during such three (3) calendar year period in an amount not in excess of $30,000,000) in an amount at least equal to $495,000,000, which amount shall be decreased (1) (x) upon a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet that in either case results in the removal of material Leased Property from the Lease, (y) in connection with any disposition of Leased Property by Landlord that pursuant to the Section of this Lease Term Sheet entitled “Landlord Sale of Properties” results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property[12] and (z) with respect to any London/Chester Property, upon the disposition of

[12]	With it being understood and agreed that any severance lease entered into in connection with such disposition of such Leased Property will contain minimum capital expenditure requirements regarding such Leased Property under such severance lease that in the aggregate (taken together with the minimum capital expenditure requirements regarding the Leased Property remaining under the Leases) is no greater than the minimum capital expenditures required under this Lease Term Sheet immediately prior to such disposition.

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any material portion thereof (it being understood that Leased Property or any such portion of London/Chester Property having a value greater than $50,000,000 shall be deemed “material”), with such decrease, in each case of clause (x), (y) or (z), being in proportion with the EBITDAR of any such Leased Property or London/Chester Property, as applicable, versus the EBITDAR of Tenant applicable to all properties then included in the calculation of Capital Expenditures for the All Property Tests (which EBITDAR calculation shall be determined based on the then most recent four quarter period) (provided, any decrease under clause (z) shall not exceed, for each of the Chester property and the London Clubs, respectively, the amount allocated thereto under clause (2) immediately following this proviso), and (2) upon a disposition of all or substantially all of the London Clubs and/or the Chester property, as applicable, with such decrease being equal to $12,000,000 in the event of such a disposition with respect to the London Clubs and $18,000,000 in the event of such a disposition with respect to the Chester property (such amount, as adjusted, “Triennial Minimum CapEx Amount A”; and such requirement, “Triennial Minimum CapEx Requirement A”), and (b) on a collective basis for CEOC and its subsidiaries (but subject to the following two sentences relating to allocations on a per-Lease basis), Tenant must expend sums for Capital Expenditures (subject to the limitations set forth in the final paragraph of this section) (but excluding the following (without duplication): (i) any Services Co Capital Expenditures allocated by Services Co to Tenant, (ii) any Capital Expenditures by any subsidiaries of Tenant which are foreign subsidiaries or are “unrestricted subsidiaries”, as defined under Tenant’s debt documentation or otherwise in a manner reasonably agreed to by the Landlord and Tenant, (iii) any Capital Expenditures of Tenant related to gaming equipment, (iv) any Capital Expenditures of Tenant related to corporate shared services, and (v) any Capital Expenditures with respect to properties that are not included in the Leased Property under the Leases) in an amount at least equal to $350,000,000, which amount shall be decreased (1) upon a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet that in either case results in the removal of material Leased Property from the Lease (it being understood that Leased Property having a value greater than $50,000,000 shall be deemed “material”) and (2) in connection with any disposition of Leased Property by Landlord that pursuant to the Section of this Lease Term Sheet entitled “Landlord Sale of Properties” results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property[13], with such decrease, in each case of clause (1) or clause (2), being in proportion with the EBITDAR of any such Leased Property versus the EBITDAR of Tenant applicable to all Leased Property then included in the calculation of Capital Expenditures for the Leased Property Tests, which EBITDAR calculation shall be determined based on the then most recent 4 quarter period (such amount as set forth in

[13]	With it being understood and agreed that any severance lease entered into in connection with such disposition of such Leased Property will contain minimum capital expenditure requirements regarding such Leased Property under such severance lease that in the aggregate (taken together with the minimum capital expenditure requirements regarding the Leased Property remaining under the Leases) is no greater than the minimum capital expenditures required under this Lease Term Sheet immediately prior to such disposition.

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this clause (b), as adjusted, the “Triennial Minimum CapEx Amount B”; such requirement, “Triennial Minimum CapEx Requirement B”). For purposes of Triennial Minimum CapEx Requirement B, the Triennial Minimum CapEx Amount B shall be allocated as follows: (i) $84,000,000 to the CPLV Lease; (ii) $255,000,000 to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect. Neither Tenant shall be required to spend sums toward the Triennial Minimum CapEx Amount B in excess of the difference between the aggregate triennial expenditure requirement, minus the allocated minimum triennial expenditure requirement applicable to the other Tenant.

If the initial or final portion of the Term of the Leases is a partial calendar year (i.e., the commencement date of the Leases is other than January 1 or the scheduled expiration date is other than December 31, as applicable; any such partial calendar year is referred to as a “Stub Period”), then, the Triennial Minimum CapEx Amount A and Triennial Minimum CapEx Amount B shall be adjusted as follows: (a) the initial (or final, as applicable) Triennial CapEx Calculation Period under the Leases shall be expanded so that it covers both the Stub Period and the first (1st) (or final, as applicable) full period of three calendar years during the Term, (b) the Triennial Minimum CapEx Amount A for such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall be equal to (x) $495,000,000, plus (y) the product of the Stub Period Multiplier multiplied by $165,000,000 (and (i) the Services Co Capital Expenditures allocated by Services Co to Tenant during such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall not exceed (x) $75,000,000 plus (y) the product of the Stub Period Multiplier multiplied by $25,000,000, and (ii) the Capital Expenditures in respect of the Chester property and/or the London Clubs during such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall not exceed (x) $30,000,000 plus (y) the product of the Stub Period Multiplier multiplied by $10,000,000), (c) the Triennial Minimum CapEx Amount B for such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall be equal to (x) $350,000,000, plus (y) the product of the Stub Period Multiplier multiplied by $116,666,666, and (d) the required per-Lease allocation in respect of Required Minimum CapEx Amount B for such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall remain unchanged (i.e., (i) $84,000,000 to the CPLV Lease; (ii) $255,000,000 to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect). The term “Stub Period Multiplier” means a fraction, expressed as a percentage, the numerator of which is the number of days occurring in a Stub Period, and the denominator of which is 365.

The Annual Minimum CapEx Requirement, the Annual Minimum Per-Lease B&I CapEx Requirement, Triennial Minimum CapEx Requirement A and Triennial Minimum CapEx Requirement B are referred to herein collectively as the “Minimum CapEx Requirements,” and the applicable Capital Expenditures required to satisfy the Minimum CapEx Requirements are referred to herein collectively as the “Required Capital Expenditures.” The Annual Minimum CapEx Requirement and the Triennial Minimum CapEx

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Requirement A are referred to herein collectively as the “All Property Tests.” The Annual Minimum Per-Lease B&I CapEx Requirement and the Triennial Minimum CapEx Requirement B are referred to herein collectively as the “Leased Property Tests.”

If any material real property (i.e., having a value greater than $50,000,000) is acquired by Landlord and included in a Lease as part of the Leased Property thereunder, then the Minimum CapEx Requirements shall be adjusted as may be agreed upon by Landlord and Tenant in connection with such acquisition. If (x) any material Leased Property (i.e., having a value greater than $50,000,000) is removed from the Lease by reason of a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet, (y) any Leased Property is disposed of by Landlord that results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property as contemplated above or (z) any London/Chester Property is disposed of as contemplated above, and such termination or disposition occurs on any day other than the first (1st) day of a calendar year, then, for purposes of determining Required Capital Expenditures and adjusting the Minimum CapEx Requirements, as applicable, such termination or disposition shall be deemed to have occurred on the first (1st) day of the then-current calendar year, such that Capital Expenditures with respect to the applicable terminated or disposed property shall not be counted toward the calculation of Required Capital Expenditures for such entire calendar year, and the Minimum CapEx Requirements shall be adjusted (as applicable) to reflect such termination or disposition as applicable to such entire calendar year.

For the avoidance of doubt, Required Capital Expenditures counted towards satisfying one of the Minimum CapEx Requirements shall also count (to the extent applicable) towards satisfying the other Minimum CapEx Requirements to the extent otherwise provided herein. Either Tenant’s failure to expend its share of the Required Capital Expenditures (in the case of the Triennial Minimum CapEx Amount, based on the allocation and requirements set forth above, and otherwise without reference to a specified allocation) shall be deemed a default under the applicable Lease, and if such default continues for 60 days after written notice to such Tenant, such failure shall be deemed an Event of Default under the applicable Lease. In addition, if such Tenant does not so spend its share of the Required Capital Expenditures as required under the applicable Lease, Landlord shall have the right to seek the remedy of specific performance to require such Tenant to spend any such unspent amount. For the avoidance of doubt, Tenants’ obligations to spend the Required Capital Expenditures as set forth above shall constitute monetary obligations included in the Lease guarantor’s obligations with respect to the Leases. The Minimum CapEx Requirements (including the Required Capital Expenditures) set forth above are subject to adjustment as may be agreed upon by Landlord to the extent required by (or to improve the terms of) any CPLV financing.

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“EBITDAR” means, for any applicable period, the net income or loss of a Person, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses (9) unusual or non-recurring gains or items of income or loss and (10) rent expense with respect to the applicable Leased Property. In connection with any EBITDAR calculation made pursuant to the Leases, (i) Tenant shall provide Landlord all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, (ii) such calculation shall be as reasonably agreed between Landlord and Tenant, and (iii) if Landlord and Tenant do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an independent expert in accordance with a process to be set forth in the Leases.

Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding Capital Expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal quality to or better quality than the applicable portions of the existing Facility, as applicable, except to the extent alterations of lesser quality would not, in the reasonable opinion of Tenant, result in any diminution in value of the applicable existing Facility, (ii) any such alterations do not have an adverse effect on the structural integrity of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) add improvements to undeveloped portions of the land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000.

50% of all Capital Expenditures constituting Material Alterations will be credited toward the Required Capital Expenditures, and the other 50% of such Capital Expenditures constituting Material Alterations will not be credited toward the Required Capital Expenditures.

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Material Alterations; Growth Capex; Development of Undeveloped Land	In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether Landlord will provide financing for such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s financing proposal. If Landlord declines to finance a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek financing from Landlord.

If Landlord agrees to finance the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s financing proposal, and if Tenant elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to each of the applicable Leases if financing is structured as a Rent increase).

If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration being constructed, at Tenant’s own cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to finance a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal	Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby the REIT (or any holding company that directly or indirectly owns 100% of the REIT) or any of its subsidiaries (provided, however, that this provision will not apply if the

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MLSA/Guaranty has been terminated by Landlord, or CEC, or a subsidiary thereof, is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed), other than an Excluded CEC Opportunity (as defined below), Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager (or its affiliate) manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

For purposes hereof, the term “Excluded CEC Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction structured by the seller as a sale-leaseback, (iv) any transaction in which Landlord and/or its affiliates will not own at least 50% of, or control, the entity that will own the gaming facility, and (v) any transaction in which Landlord or its affiliates proposes to acquire a then-existing gaming facility from Landlord or its affiliates.

The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby CEC (or any holding company that directly or indirectly owns 100% of CEC) or any of its subsidiaries (including Tenant or any of its subsidiaries) (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by

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Propco or, with Propco’s consent, CEC (or a subsidiary thereof) is otherwise no longer managing the Facilities) will own or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed) other than an Excluded Propco Opportunity (as defined below), Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager (or its affiliate)). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

For purposes hereof, the term “Excluded Propco Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction that does not consist of owning or acquiring a fee or leasehold interest in real property (including for the avoidance of doubt ownership or acquisitions of the equity of entities that hold a fee or leasehold interest in real property), (iv) any transaction in which CEC and/or its subsidiaries will not own at least 50% of, or control, the entity that will own the gaming facility, (v) any transaction in which one or more third parties will own or acquire, in the aggregate, a beneficial economic interest of at least 30% in the applicable gaming facility, and such third parties are unable, or make a bona fide, good faith refusal, following the exercise of commercially reasonable, good faith efforts to obtain consent, to enter into the propco/opco structure, (vi) any transaction in which CEC or its subsidiaries proposes to acquire a then-existing gaming facility from CEC or its subsidiaries, and (vii) any transaction with respect to any asset remaining in Opco and not being transferred to Propco in accordance with this Lease Term Sheet.

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The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Permitted Use	Tenant shall use the Leased Property only for (i) hotel and resort and related uses, (ii) gaming and/or pari-mutuel use, including, without limitation, horsetrack, dogtrack and other similarly gaming-related sporting use, (iii) ancillary retail and/or entertainment use, (iv) such other uses required under any Legal Requirements, (v) such other ancillary uses, but in all events consistent with the current use of the Leased Property or with prevailing hotel, resort and gaming industry use, and/or (vi) such other use as shall be approved by Landlord from time to time in its reasonable discretion.

Landlord Sale of Properties	Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager shall enter into a new MLSA/Guaranty with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA/Guaranty with respect to the Leases. The Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

Notwithstanding the foregoing, Landlord may sell to a third party, without Tenant consent in each instance, any or all of the Real Property identified on Exhibit D attached hereto, and, concurrently with such sale, such Real Property being sold shall be removed from the Non-CPLV Lease (i.e., the Non-CPLV Lease shall be terminated as to such Real Property only) with no reduction in Rent, and no severance lease or new MLSA/Guaranty shall be required in connection therewith.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

Assignment by Tenant	Tenant will not have the right to assign portions of the Leases, however, the following direct or indirect assignments will be permitted, as well as others of a similar nature:

1) An assignment of the entire (i.e., including all Facilities thereunder) Non-CPLV Lease and/or CPLV Lease, as the case may be, to a permitted lender (described in further detail below) for collateral purposes, any assignment to

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such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, CEC is not released from any of its obligations under the applicable MLSA/Guaranty, and the foreclosing lender or any purchaser or successor purchaser must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in each of the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Non-CPLV Facilities and/or the CPLV Facility (as applicable).

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third party transaction, so long as (i) Tenant is not released from any of its obligations under the applicable Lease, and (ii) such transaction will not result in a violation of any licensing requirements (e.g., gaming, liquor, etc.), and (x) provided all covenants with respect to CEC management continue to be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Non-CPLV Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Non-CPLV Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA/Guaranty term sheet, neither Tenant nor CEC under the MLSA/Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

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Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including, without limitation, all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being acknowledged that any requirement to make Rent payments into “lockboxes” and/or Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain commercially reasonable non-disturbance agreements from its lenders.

Tenant Financing	Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under either of the Leases, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of either of the Leases, be given the opportunity to enter into a replacement lease (on terms consistent with the applicable lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

Such mortgagee protections shall provide that the Leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination

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of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the CPLV Facility and/or the Non-CPLV Facilities (as the case may be).

Financial Statements of Tenant and Landlord	Tenant shall provide to Landlord unaudited quarterly and audited annual consolidated financial statements of each of CEOC and CEC (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented, and shall consent to the inclusion or incorporation by reference of such financial statements in all public or private disclosure and offering documents of Propco and the REIT or any of their subsidiaries as required by applicable law or regulation) and unaudited quarterly and unaudited annual summary operating results of the Tenant under each Lease (collectively, the “Tenant Financial Statements”).

Tenant shall also, upon the request of Landlord, use commercially reasonable efforts to provide or cause to be provided such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Landlord, Propco or its direct or indirect parents, including the REIT.

In addition, the applicable Tenant shall provide to Landlord such additional customary and reasonable financial information related to CPLV or non-CPLV properties as may be required for any landlord financing pertaining to CPLV or such other non-CPLV properties.

In addition, Tenant shall provide Leased Properties fixed asset schedules to Landlord.

In the event of the required consolidation of Landlord’s, Propco’s, the REIT’s or any of their affiliates’ consolidated financial statements into CEOC’s or CEC’s consolidated financial statements in connection with the preparation of the Tenant Financial Statements, Landlord shall provide to Tenant unaudited quarterly and audited annual consolidated financial statements of any such person required to be consolidated (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented). Landlord shall also, upon the request of Tenant, use commercially reasonable efforts to provide such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Tenant, CEOC, CEC or any of their affiliates.

Casualty	In the event of any casualty with respect to any portion of a Facility, Tenant shall be obligated to rebuild/restore such Facility to substantially the same

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condition as existed immediately before the occurrence of such casualty and shall have no right to terminate the CPLV Lease or the Non-CPLV Lease (as applicable), except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the CPLV Lease, except in the event that a renewal option is or shall be available to Tenant under the CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the CPLV Lease under this clause (i), (ii) for the Non-CPLV Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Non-CPLV Lease as to such individual Facility (in which event the Rent obligations under the Non-CPLV Lease in respect of the remaining Facilities shall be proportionately adjusted, based on the Rent Reduction Adjustment), except in the event that a renewal option is or shall be available to Tenant under the Non-CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the Non-CPLV Lease under this clause (ii), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

The “Rent Reduction Adjustment” with respect to a Non-CPLV Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Non-CPLV Facilities, which EBITDAR calculation shall be determined based on the prior 12 month period and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Condemnation	If all of the CPLV Facility is permanently taken, or if a substantial portion of the CPLV Facility is taken such that the CPLV Facility is rendered Unsuitable for its Primary Intended Use (as hereinafter defined), then the CPLV Lease will terminate. If all of any individual Non-CPLV Facility under the Non-CPLV Lease is permanently taken, or if a substantial portion of such Non-CPLV Facility is taken such that the same is rendered Unsuitable for its Primary Intended Use, then the Non-CPLV Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the applicable Lease is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Leased Property, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial or non-permanent condemnation in which the applicable Leased Property is not rendered Unsuitable for its Primary Intended Use, the applicable Lease will continue unabated except that Rent shall be adjusted in proportion to the portion of the Leased Property that was taken (based on a mechanic to be set forth in the Leases, and, with respect to the Non-CPLV Facilities only, the Rent Reduction Adjustment).

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For purposes hereof, “Unsuitable for Its Primary Intended Use” shall mean a state or condition of the CPLV Facility or any Non-CPLV Facility such that by reason of a partial taking by condemnation, the same cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its primary Permitted Use (or the use to which it was primarily being used immediately preceding the taking), taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such taking.

Events of Default	Standard events of default including failure to pay monetary sums and/or failure to comply with the covenants set forth in the Leases. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, (unless such default is an automatic event of default as shall be provided in the Leases (e.g., bankruptcy of the Tenant or Guarantor)) Tenant shall be entitled to notice and, to the extent the Leases do not otherwise specify a cure period, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently attempt to cure the applicable non-monetary default, such non-monetary default shall not become an Event of Default unless it is not cured within 180 days, provided, however, such 180-day outside date shall not apply during the first five (5) years of the term of the Leases. Each of the Leases shall require Landlord to deliver all notices of default to CEC and Tenant concurrently. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA/Guaranty term sheet.

A default under the Non-CPLV Lease shall not be a default under the CPLV Lease. With respect to the Non-CPLV Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Non-CPLV Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Non-CPLV Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default	If Landlord elects to terminate the Non-CPLV Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be entitled to seek damages from Tenant and any guarantor with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

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Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.

Effect of Lease Termination:	If the Non-CPLV Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

The foregoing is subject to the express terms of the MLSA/Guaranty in the event of a Non-Consented Lease Termination (as defined in the MLSA/Guaranty term sheet) of the Non-CPLV Lease or CPLV Lease.

REIT Provisions	Each Lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

•	Tenant shall not sublet, assign or enter into any management arrangements for the Leased Property pursuant to which subtenant rent would be based on net income or profits of the subtenant in any manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to the applicable Lease to fail to qualify as “rents received from real property” within the meaning of Section 856(d) of the Code (or any similar or successor provision thereto), or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

•	Landlord shall have the right to assign the Leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

•	Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory	Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Non-CPLV Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Non-CPLV Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

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Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the Leased Property shall be governed by the law of the state where the Facility is located.

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EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA	HBR Realty Company, Inc.

2. Harrah’s Council Bluffs	Council Bluffs	IA	Harvey’s Iowa Management Company, Inc. Caesars Entertainment Operating Company, Inc. (parking lot)

3. Harrah’s Metropolis	Metropolis	IL	Players Development, Inc. Southern Illinois Riverboat/Casino Cruises, Inc.

4. Horseshoe Southern Indiana — Vessel	New Albany and Elizabeth	IN	Caesars Riverboat Casino, LLC

5. Horseshoe Hammond	Hammond	IN	Horseshoe Hammond, LLC With Harrah’s Entertainment, Inc. for west parking structure, walkway and pavilion

6. Horseshoe Bossier City	Bossier City	LA	Horseshoe Entertainment Bossier City Land Corporation Bonomo Investment Co LLC

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7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA	Harrah’s Bossier City Harrah’s Bossier City Investment Company, LLC

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO	Harrah’s North Kansas City, LLC Caesars Entertainment Operating Company

9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS	Biloxi Casino Corp Grand Casino of Mississippi, Inc. Grand Casinos of Biloxi, LLC East Beach Development Corp Grand Casinos Inc.

10. Horseshoe Tunica	Robinsonville	MS	Robinson Property Group LP Sheraton Tunica Corporation (50%) Tunica Partnership LP

11. Tunica Roadhouse	Robinsonville	MS	Tunica Roadhouse Corporation

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ	Boardwalk Regency Corporation Caesars New Jersey Inc

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13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ	Bally’s Park Place, Inc.

14. Harrah’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc.

15. Harvey’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc. Reno Projects Inc. Caesars Entertainment Operating Company

16. Harrah’s Reno	Reno	NV	Reno Crossroads LLC Caesars Entertainment Operating Company, Inc.

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL	Des Plaines Development Limited Partnership

Racetracks

18. Bluegrass Downs	Paducah	KY	Bluegrass Downs of Paducah, Inc. Players Bluegrass Downs Inc.

Miscellaneous

19. Las Vegas Land Assemblage	Las Vegas	NV	TRB Flamingo LLC Winnick Holdings LLC Koval Investment Company LLC DCH Exchange LLC Las Vegas Resort Development Inc. 190 Flamingo LLC Hole in the Wall LLC

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20. Harrah’s Airplane Hangar	Las Vegas	NV	Caesars Entertainment Operating Company, Inc.

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EXHIBIT B

CPLV Facilities

1. Caesars Palace (including the leasehold for Octavius Tower[16])	Las Vegas	NV	Caesars Palace Realty Corp

[16]	Inclusion of Octavius Tower is subject to compliance with debt documents to which the landlord of the Octavius parcel is subject.

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EXHIBIT C

Real Property to be Transferred to Golf TRS and not Leased to Tenant

GOLF COURSES

Property	City	State	Owner
1. Cascata Golf Course	Boulder City	NV	Park Place Entertainment Corp.
2. Grand Bear Golf Course and Casino	Saucier	MS	Grand Casinos, Inc.
3. Rio Secco Golf Course	Henderson	NV	Rio Development Company, Inc.
4. Chariot Run Golf Course (Horseshoe Southern Indiana)	Elizabeth	IN	Caesars Riverboat Casino LLC

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EXHIBIT D

Real Property for Potential Sale

LAND PARCELS

Property	City	State	Owner
25. [ ][17]

[17]	To include certain to-be-determined parcels of land not necessary for the operation of the Non-CPLV Facilities or the CPLV Facility.

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EXHIBIT E

Term Sheet re Golf Course Use Agreement[1]

Parties:	[Golf Course TRS/course subsidiaries (“Owner”)]

[OpCo]

Overview	Owner and OpCo will enter into a Golf Course Use Agreement pursuant to which OpCo will be granted the right to use each golf course pursuant to the terms and conditions of the Golf Course Use Agreement and Owner will be obligated to grant such use and to operate and maintain each golf course pursuant to the terms and conditions of the Golf Course Use Agreement.

The parties recognize that the golf courses are an amenity relating to the casinos as well as a third-party business open to the public. The terms and conditions of the Golf Course Use Agreement are expected to reflect such understanding.

Term:	The initial term of the Golf Course Use Agreement will be 15 years, with 4 5-year renewals. The initial term and renewals will be coterminous with the Non-CPLV Lease.

OpCo will be required to exercise renewals in connection with the exercise of renewals under the Non-CPLV Lease and will be prohibited from exercising renewals if OpCo elects not to exercise renewal rights under the Non-CPLV Lease. In other words, the Golf Course Use Agreement and the Non-CPLV Lease will be in effect for the same periods. In the event that Opco properly exercises a renewal under the Non-CPLV Lease, the Golf Course Use Agreement will automatically be extended in the same manner without further action by OpCo.

In the event that the Non-CPLV Lease is terminated in accordance with its terms, the Golf Course Use Agreement shall also terminate.

Charges:	OpCo shall pay an amount, based upon the parties’ agreed budget, for the right to use the courses for the first year of the agreement equal to $10.0 million (which $10.0 million sum, as increased in accordance with the terms hereof (including, without limitation, pursuant to the section above title “Rent”), is referred to herein as the “Access Payment”).

The Access Payment shall increase each year during the term of the Golf Course Use Agreement by the Escalator (as defined in the Leases), commencing in the 6th Lease year.

The agreement may contain provisions for additional charges for additional services requested by OpCo.

Payments will be made in monthly installments.

For the avoidance of doubt, OpCo’s obligations to pay the Access Payment and all additional charges due under the Golf Course Use Agreement shall constitute monetary obligations included in the guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

Access:	Owner and OpCo shall agree on the terms under which OpCo will be entitled to priority use of the golf courses.

Such agreement may include, agreements for (i) minimum round guarantees, (ii) exclusive or priority right to rounds during certain times of day for certain days of week/weeks, (iii) exclusive use for certain days for sponsored events, and/or (iv) [other rights to use].

[1]	NTD: The terms of this Exhibit E are subject to golf course due diligence by, and further negotiation with, first lien bondholders.

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For the avoidance of doubt, Opco may continue to be charged for greens fees and other goods and services at the golf courses (e.g., food and beverage, pro shop, etc.) in a manner consistent with past practice, and Owner will be entitled to all such revenues from Opco, as well as third parties and affiliates (e.g., CERP or CGP).

Maintenance, repair, capital expenditures, taxes, utilities, insurance, etc.:	Owner shall be required to operate and maintain (including, maintenance, repairs and capital expenditures) each course in a manner substantially consistent with past practice.

Owner shall be obligated to provide reasonable and customary insurance coverage as agreed and shall be responsible for all taxes, utilities, and other costs of ownership of the golf courses.

Termination:	Except in the case of casualty or condemnation, the Golf Course Use Agreement may not be terminated by Owner. In the case of casualty or condemnation, the Golf Course Use Agreement will provide for appropriate provisions for relief of Owner’s obligations to permit use of the affected course or courses and to maintain, etc. such courses. It is expected that any insurance or condemnation proceeds will inure to the benefit of Owner. The casualty and condemnation provisions in the Golf Course Use Agreement are expected to reflect provisions substantially similar to those set forth in the Non-CPLV Lease.

The Golf Course Use Agreement may be terminated by OpCo with respect to one or more courses, but such termination shall not relieve or diminish OpCo’s obligation to pay the Access Payments described herein, nor shall any such termination relieve or diminish guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

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